As filed with the Securities and Exchange Commission on August 18, 2004
Registration No. 333-118000

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LightFirst Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	36-4437640
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25 Northwest Point Boulevard, Suite 700

Elk Grove Village, IL 60007
(847) 640-8880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin P. Gilmore

President and Chief Executive Officer
25 Northwest Point Boulevard, Suite 700
Elk Grove Village, IL 60007
Tel: (847) 640-8880
Fax: (847) 640-1818
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. Blatchford

Robyn B. Goldman
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street, Suite 2400
Chicago, Illinois 60601
Tel: (312) 609-7500
Fax: (312) 609-5005

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

     Pursuant to the provisions of Rule 429 under Securities Act of 1933, this Registration Statement relates to Registration Statement No. 333-107769, filed by the Registrant. The prospectus forming part of this Registration Statement shall serve the purpose of a post-effective amendment to Registration Statement No. 333-107769 as specified in Rule 429.

EXPLANATORY NOTE

     LightFirst Inc. has previously filed a Registration Statement on Form S-1, File No. 333-107769, and certain amendments thereto in order to register shares of its Common Stock. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement constitutes a post-effective amendment to Registrant Statement File No. 333-107769 terminating the offering of an aggregate of 2,000,000 shares of its Common Stock covered by such Registration Statement. Accordingly, this Registration Statement carries forward from the previously filed Registration Statement 2,000,000 shares of Common Stock pursuant to Rule 457(p) under the Securities Act and is not registering any additional shares.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 18, 2004

PRELIMINARY PROSPECTUS

LightFirst Inc.

2,000,000 shares of Common Stock

$10.00 per share

•	This is our initial public offering of our common stock. We are offering our common stock directly to the public, without the assistance of underwriters.

•	You must purchase a minimum of 100 shares of our common stock to participate in this offering.

•	This offering may last for up to 90 days, beginning on the date of this prospectus. We may terminate this offering sooner if we sell 1,500,000 shares of our common stock before the expiration of the 90-day offering period. Until this offering ends, all proceeds received by us will be placed in an escrow account with JPMorgan Chase, our escrow agent.

•	We must sell at least 1,500,000 shares of our common stock to use any proceeds from this offering. If we do not sell 1,500,000 shares of our common stock by the end of the offering period, we will refund all proceeds in the escrow account, without interest.

•	Currently, no public market exists for our common stock, and we cannot assure you that one will develop. We have applied to list our common stock on The American Stock Exchange under the symbol “BLF”, but we cannot assure you that our common stock will be approved for listing.

		Underwriting	Proceeds to
	Initial Public	Discounts and	Us Before
	Offering Price	Commissions	Expenses

Per share amount	$10	$0	$10
Total minimum amount	$15,000,000	$0	$15,000,000
Total maximum amount	$20,000,000	$0	$20,000,000

       Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 7 of this prospectus to read about risks you should consider before buying our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August      , 2004.

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
PLAN OF DISTRIBUTION
DETERMINATION OF OFFERING PRICE
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ORDER NOT VALID UNLESS SIGNED
STOCK ORDER FORM INSTRUCTIONS
SIGNATURES
EXHIBIT INDEX
Consent of Mengel Metzger Barr & Co. LLP
Consent of Director Nominee Thomas M. Wheeler
Consent of Director Nominee John R. Rehayem
Consent of Director Nominee Stephen J. Kennedy

PROSPECTUS SUMMARY	1
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	19
USE OF PROCEEDS	19
DIVIDEND POLICY	21
CAPITALIZATION	22
DILUTION	23
SELECTED FINANCIAL DATA	25
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
BUSINESS	37
MANAGEMENT	58
RELATED PARTY TRANSACTIONS	65
PRINCIPAL STOCKHOLDERS	67
DESCRIPTION OF CAPITAL STOCK	68
SHARES ELIGIBLE FOR FUTURE SALE	69
PLAN OF DISTRIBUTION	70
DETERMINATION OF OFFERING PRICE	74
LEGAL MATTERS	74
EXPERTS	74
WHERE YOU CAN FIND MORE INFORMATION	75

      You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you different or inconsistent information, you should not rely on it.

      We are not making this offer in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

      This prospectus contains product names, trade names, service marks and trademarks of LightFirst Inc. and others, all of which are the property of their respective owners.

PROSPECTUS SUMMARY

      The following summary may not contain all the information that may be important to you. Before making a decision to purchase our common stock, you should read this entire prospectus, including, but not limited to, the risk factors and financial statements and related notes.

Our Business

      We have developed a new model for consolidated electronic bill presentment and payment services, or e-bill consolidation. E-bill consolidation is the practice of using a single online location to manage the bill paying process for the consumer: the typical e-bill consolidator provides electronic bill presentment, bill payment, and record-keeping services. Our plan is to build upon the prevailing model, whereby the e-bill consolidator acts as a simple delivery system for electronic bills and payments, by adding discounts, rebates and payment programs that add convenience and value to the online bill paying experience.

      Our model expands our role in the online billing process by positioning us as an intermediary that will manage the relationship between consumers and providers of household products and services, such as utilities, telecommunications services, insurance, financial services, and others. As the intermediary, we intend to use the combined buying power of our customer base to negotiate volume discounts, rebate and reward arrangements, reduced interest rates and premiums, and other money-saving advantages for our customers. In addition, our model incorporates flexible payment options and unique credit management tools that we believe will provide additional economic benefits to our customers.

      We seek to use our intermediary position as a point of control for many important spending decisions in our target households. We believe that controlling the means by which our customers receive, review, and pay most household bills will establish us as the primary distributor of household products and services for these customers.

      Our model has been designed to earn us revenue from transactions performed through our service. Specifically, we may earn revenue in the following ways:

•	retaining a portion of the rebates or administrative discounts that we negotiate for our customers,

•	receiving commissions or referral fees from companies whose services we introduce to our customers,

•	reselling products and services that we purchase at wholesale or bulk rates, and

•	selling services that we originate ourselves, such as dial-up Internet access.

      To date, we have earned all of our revenue by providing dial-up Internet access services to households in the Chicago metropolitan area, which is currently the only region in which we operate. We have not earned any revenues from our e-bill consolidation service. To begin offering a full array of bills and, thereby, earning revenue from our e-bill consolidation service, we must first enter into agreements with providers of household services that permit us to present their bills to our customers online and that enable us to offer our customers discounts and advantageous terms for these services. We will not be able to commence offering our e-bill consolidation services before we have secured such agreements. In this prospectus, we refer to providers of household services whose bills we intend to present online as “billers.” We have had preliminary discussions with several dozen billers, but as of the date of this prospectus we have not entered into any agreements with billers.

      We currently intend to focus on offering our e-bill consolidation service to customers of our Internet access services. We market our Internet access services to a target market consisting primarily of women with elementary school children. We make direct contact with members of this target group through a community-based awareness program that we call the “LightFirst Associate Program” or “Associate Program”. Through this program, we engage individuals who are active participants in community projects to help introduce our services to members of their respective communities.

Our Market Opportunity

      We believe that an opportunity exists for a new entrant into the e-bill consolidation market to take advantage of projected market growth by providing tangible and quantifiable benefits that motivate the household bill-payer to adopt its service. Since 1998, the electronic bill presentment and payment market has exhibited slow, steady growth. At the end of 2002, a research firm specializing in the financial services industry estimated that the number of consumers paying bills online had risen from two percent in 1998 to approximately 13%. Another research firm specializing in emerging technologies has estimated that about 17% of U.S. households viewed and paid bills online in 2003. Industry analysts predict that the rate of growth will increase sharply over the next few years if providers can remove certain barriers that have prevented greater utilization of electronic bill paying services, such as perceived lack of value, inconvenient enrollment, and security concerns. The technology research firm referenced above predicts that the number of consumers performing bill-paying tasks online will grow to 55% of the U.S. adult population by the end of 2008. Another group of researchers has projected that online payment volume will reach $1.3 trillion by the year 2010.

      We expect that the majority of growth in the use of online bill paying services will occur among adult women who are the primary managers of finances for their households. A recent study by a leading market research firm showed that women are in control of 75% of household finances and 80% of purchasing decisions. In addition, a survey conducted by a firm researching Internet trends found that women’s primary reasons for using online applications were practical — they reported using sites that helped them save time or money, make informed decisions, and simplify their lives. We intend to take advantage of the growth in the online bill paying services market by providing a product that provides tangible benefits to women in the area of household finance management.

Our Competitive Position

      We believe that we are well positioned to attract customers because of the following competitive strengths:

•	Product Innovations Designed to Appeal to Target Market. Our model for e-bill consolidation introduces economic benefits for the consumer into the online bill-paying experience by providing them with opportunities to save money on household products and services and by reducing expenses associated with bill-paying, such as late fees and overdraft charges. We believe that these added benefits will make our service more attractive to the value-conscious consumer than competing services that do not offer economic benefits and rely solely upon the promise of increased convenience to motivate consumers to try their service. In addition, we do not intend to charge our customers a monthly fee for our e-bill consolidation service, because we do not believe it is necessary to do so in view of the revenue streams contemplated by our business plan.

•	Marketing Strategy Developed to Reach Specific Market. We market our service by using a series of community enrichment programs to create opportunities for our target customers to come into direct contact with participants in our Associate Program and, thereby, to learn about our service first-hand from one of our representatives. We believe that a face-to-face introduction to our service from a person whom the customer may already know, in conjunction with our commitment to helping the community, will help us acquire customers more effectively than the limited-success mass-media marketing campaigns employed by competing providers.

•	Bill-Paying Introduced Gradually to Facilitate Adoption and Training. Our combination Internet access/e-bill consolidation service enables us to acquire Internet access customers and introduce e-bill consolidation to them gradually. We accomplish this by requiring our customers to enter our proprietary e-Bill Manager bill payment software at regular intervals to pay their bill for our Internet access service electronically, which allows them to practice using the bill paying software before making it their primary bill-paying tool. This also helps our customers establish a habit of paying at least one bill online each month.

•	Scalable Support Solutions to Accommodate Customer Base. We have developed a number of cost-effective and highly scaleable measures that allow us to provide support at the levels needed to serve our customer base. These include a virtual call center, which eliminates the overhead associated with a physical call center, a student internship program, which reduces training and recruitment costs, and several proprietary software applications that allow customer self-care for forgotten passwords and other common problems. We believe that these measures allow us to provide support to our customer base that is superior than that provided by our competitors and that promotes long-term customer satisfaction and retention.

      Although we believe that the above factors represent a significant competitive advantage, many of our competitors have substantially more capital resources than we have and have longer operating histories than we do, which may afford them certain advantages with respect to market experience, negotiations with third-party vendors, and brand-name recognition among consumers. In addition, we are subject to a number of risks that are described in the “Risk Factors” and elsewhere in this prospectus. The principal risk factors include our limited operating history, lack of biller relationships established to date, and risks associated with assumption of liability for consumer bills.

Our Strategy

      Our objective is to market our services directly to primary bill-payers in middle-class households and to provide them with incentives to try our service. To accomplish our objective, we intend to implement the following strategy:

•	finalize agreements with billers and begin offering money-saving opportunities to customers through e-Bill Manager;

•	continue to recruit and expand our marketing distribution channel by increasing our number of Associate Program participants;

•	seek to add customers to our Internet access service in the Chicago metropolitan area; and

•	continue to expand our network infrastructure and technical support staff to support our customer base as it grows.

Our History

      Our activities to date have focused on laying the groundwork for a full-scale introduction of our e-bill consolidation services to the consumer market. During this preparatory phase, we have not actively pursued revenues, but have concentrated our efforts on establishing our private network infrastructure to ensure secure online transactions, recruiting our force of direct-contact marketing associates, and growing the customer base for our Internet access service, which serves as our distribution channel for our e-bill consolidation services. In April 2001, we purchased approximately 6,000 dial-up Internet access service customer accounts from Avenew.com, Inc., a company that provided dedicated and dial-up Internet access services in the Chicago and four other metropolitan areas before its reorganization in May 2001 under Chapter 11 of the U.S. Bankruptcy Code and subsequent liquidation in June 2002 under Chapter 7 of the U.S. Bankruptcy Code. At the time we purchased customer accounts from Avenew.com, Inc., our president and chief executive officer Martin P. Gilmore was also the president, chief executive officer and a major shareholder of Avenew.com, Inc.

      At June 30, 2004, we provided dial-up Internet access service to approximately 9,000 customers in the Chicago metropolitan area, of whom approximately 1,900 subscribers are in our disadvantaged student program and pay no fee for our service. See “Business—Our Internet Access Services.” All of our other customers pay their bill for our Internet access service using e-Bill Manager. As of June 30, 2004, we had approximately 100 City Managers spread throughout about 90 towns in the Chicago metropolitan area.

Company Information

      LightFirst Inc. was formed as a Delaware corporation on April 11, 2001. Our executive offices are located at 25 Northwest Point Boulevard, Suite 700, Elk Grove Village, Illinois 60007, and our telephone number is (847) 640-8880. Our website is located at www.lightfirst.com. Information contained on our website does not constitute part of this prospectus.

      On February 13, 2004, our registration statement on Form S-1 relating to a direct public offering of 2,000,000 shares of our common stock was declared effective by the SEC. As we did not sell the required minimum number of shares of our common stock (1,200,000 shares) by the expiration of the offering period, or July 11, 2004, this prior offering terminated and we refunded all proceeds we had received, without interest.

      Summary details of our current offering are as follows:

The Offering

Common stock offered, maximum	2,000,000 shares

Common stock offered, minimum	1,500,000 shares

Common stock outstanding after offering, if all 2,000,000 shares are sold	8,406,000 shares, based on 6,406,000 shares outstanding as of June 30, 2004. The number of shares outstanding does not include 88,750 shares of common stock issuable upon the exercise of employee stock options outstanding as of June 30, 2004 at a weighted average exercise price of $2.50 per share. Unless otherwise indicated, all information in this prospectus assumes the sale of all 2,000,000 shares offered in this prospectus.

Use of Proceeds	We estimate that the maximum net proceeds from this offering will be approximately $19,483,382 after deducting offering expenses of approximately $516,618. We expect to use the net proceeds for sales and marketing activities, working capital, debt repayment (including payment of our outstanding tax liability of approximately $1,144,000 and repayment of approximately $2,716,000 in debt owed to several of our current stockholders) and technology upgrades and purchases. For more information, see “Use of Proceeds” beginning on page 19.

Allocation of Shares	Subject to our absolute right to accept or reject any subscription for shares of our common stock, to the extent that we receive offers to purchase more than 2,000,000 shares in this offering, we will allocate such shares in the following order: (1) to our City Managers and Community Associates, (2) our interns and other independent contractors and their immediate families, (3) our customers, (4) businesses with which we maintain a relationship, (5) residents of the communities we serve, and (6) all others.

Risk Factors	This offering involves a high degree of risk. See “Risk Factors” beginning on page 7 for a discussion of risks that you should carefully consider before deciding to purchase shares of our common stock.

Summary Financial Data

      The following table sets forth our summary historical financial and operating data as of the dates and for the periods indicated. You should read this data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus. The summary historical statement of operations data for the period from April 11, 2001 (inception) to December 31, 2001 and the years ended December 31, 2002 and December 31, 2003, and historical balance sheet data as of December 31, 2001, 2002, and 2003 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary historical statement of operations data for the six months ended June 30, 2004 and 2003 and the summary balance sheet data as of June 30, 2004 have been derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, the unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. In the notes to our unaudited interim financial information, doubt is expressed as to our ability to continue as a going concern if we do not complete this offering successfully or if we are unable to secure additional funds either under our existing credit facility or under a new credit facility. The summary unaudited pro forma data give effect to our receipt of the minimum offering proceeds of $15,000,000, less offering expenses, from the sale of our common stock being offered pursuant to this prospectus.* The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	April 11,			Six	Six
	2001			Months	Months
	(inception) to	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	June 30,	June 30,
	2001	2002	2003	2003	2004

	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Statements of Operations Data:
Revenues	$248,549	$420,296	$486,160	$247,173	$221,897
Gross profit	$25,669	$78,763	$(15,305)	$13,027	$(6,024)
Operating loss	$(888,734)	$(2,444,788)	$(2,166,639)	$(1,252,751)	$(1,066,564)
Net loss	$(802,970)	$(2,472,470)	$(2,298,090)	$(1,304,016)	$(1,179,845)
Net loss per share:
Basic and diluted	$(0.16)	$(0.40)	$(0.36)	$(0.20)	$(0.18)
Weighted average shares outstanding:
Basic and diluted	5,166,222	6,132,900	6,398,083	6,390,167	6,406,000
Pro forma net loss per share:
Basic and diluted					$(.15)
Pro forma weighted average shares outstanding:
Basic and diluted					7,906,000

	Actual	Actual	Actual	Actual	Pro Forma
	December 31,	December 31,	December 31,	June 30,	June 30,
	2001	2002	2003	2004	2004*

	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash	$15,232	$4,608	$9,645	$18,852	$14,502,234
Working capital (deficit)	$(369,475)	$(2,237,668)	$(3,548,173)	$(4,701,078)	$9,782,304
Total assets	$296,535	$220,095	$291,697	$419,835	$14,903,217
Long-term debt	$—	$—	$708,387	$744,553	$744,553
Total stockholders’ (deficiency) equity	$(111,020)	$(2,075,290)	$(4,183,380)	$(5,363,225)	$9,120,157
Outstanding common shares	5,878,800	6,387,000	6,406,000	6,406,000	7,906,000

*	Does not include deferred offering costs of $291,516, which will reduce our additional paid in capital.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before you decide to invest in our common stock.

      If any of the following risks actually occur, our business could be seriously harmed. In such case, the value of your investment may decline and you may lose some or all of your investment. You should not invest in our common stock unless you can afford the loss of your entire investment.

Risks Relating to Our Business

Our limited operating history may make it difficult for you to evaluate our business and our prospects.

      We began our operations in April 2001. Thus, your evaluation of our business and our prospects can only be based on our limited operating history. Moreover, our historical results of operations do not set forth an accurate indication of our future results of operations or prospects because we are a development stage company and thus far have only implemented the first stage of our business plan, which is the launch and development of our dial-up Internet access service. We expect our operating results to change significantly if we are able to successfully implement the second stage of our business plan, which entails launching, and then growing, our electronic bill presentment and payment service. No assurances exist that we will be successful in these endeavors.

If we do not operate profitably, your investment could decline in value. In addition, our independent auditor has expressed doubt about our ability to continue as a going concern if this offering is unsuccessful or if we cannot obtain additional credit.

      We have never operated profitably. We incurred net losses of approximately $1,179,845 in the first six months of 2004, $2,298,090 in 2003, $2,472,470 in 2002 and $802,970 in 2001. As of June 30, 2004, we had an accumulated deficit of approximately $6,753,375. In the notes to our unaudited interim financial information, substantial doubt is expressed as to our ability to continue as a going concern if we do not complete this offering successfully or if we are unable to obtain additional debt financing (please see “Note A: the Company and Summary of Significant Accounting Policies,” beginning on page F-9). We can provide no assurances that such net losses will not continue or increase or that we will be able to implement our business plan or achieve profitability. If we do not operate profitably, our business will suffer and your investment could decline in value.

Our business plan is new and unproven, which may make it more difficult for you to evaluate our chances of success.

      Our business plan to provide electronic bill presentment and payment services is new and unproven and has not yet been fully implemented. For our business plan to be successful, we must accomplish a number of goals, including the following:

•	Develop and market our electronic bill presentment and payment services to achieve market acceptance by both consumers and vendors of products and services.

•	Enter into aggregating and reselling arrangements.

•	Attract consumers that are appealing to vendors with whom we will associate.

      To our knowledge, no other company has successfully implemented a business plan like ours. Our business plan differs significantly from those of our competitors in the electronic bill presentment and payment industry in that we intend to act as an intermediary between consumers and providers of household services and to use our intermediary role to negotiate discounts and other benefits for our customers. We are unaware of any other business in the electronic bill presentment and payment industry that serves in such an intermediary capacity. Thus, there is no similar model for our business to which you can compare us in order to assess whether our business plan has the potential to be successful. Furthermore, we might need to adapt our business plan to adjust to changes in the electronic bill presentment and payment market. Therefore, our business plan could change in the future, which makes evaluating the viability of our business plan even more difficult. If we are unable to successfully implement our business plan, our business will suffer, we will not become profitable, and your investment will decline in value.

Our growth strategy depends on numerous factors, many of which are beyond our control.

      Some of the factors that could significantly affect our ability to develop our business, but which we believe are beyond our control, include the following:

•	We might need to raise additional funds in the future. For reasons beyond our control, such as general market and economic conditions, we might be unable to obtain additional funds in sufficient amounts, on acceptable terms or at all.

•	We are dependent on hardware and software products produced by third parties to run our business, and we expect such dependency to continue and perhaps increase in the future. For reasons beyond our control, such as increased demand for such products or a reduced supply of such products due to parts scarcity, we might be unable to acquire necessary hardware and software products in sufficient quantities or on acceptable terms.

•	We will attempt to attract customers who use America Online to our service by enabling them to use America Online’s “Bring Your Own Access” or “AOL for Broadband” programs, which allow them to connect to America Online’s content and services for a reduced monthly fee. We maintain no relationship with America Online and have no ability to control or influence America Online. Furthermore, the availability and pricing of “Bring Your Own Access” or “AOL for Broadband” are under the sole control of America Online. America Online could discontinue these programs or substantially increase their costs, either of which would eliminate or undermine our ability to use these programs as an inducement to potential customers.

If we cannot establish relationships with billers on favorable terms, we may be unable to achieve all of the revenue streams contemplated by our business plan.

      Our business plan calls for us to enter into agreements with vendors of household products and services, or billers, allowing us to offer our customers discounts on such services and to present bills for these services to our customers electronically. As of the date of this prospectus, we have not entered into any agreements that allow us to present the bills of such providers to our customers or to offer our customer discounts on these services. If we are unable to negotiate agreements for all of the services that we currently intend to offer, we will be forced to eliminate the products and services for which agreements are unavailable from our planned service offerings, our ability to earn revenue will be reduced, and the value of your investment may decline as a result.

If we do not establish a relationship with a bank or similar financial institution on favorable terms, market acceptance of our services and the growth of our business will be hindered.

      We intend to assist in making credit available to our customers through an unrelated financial institution, such as a bank. We intend to do this by permitting our customers to defer payment on bills. See “Business” for more information. As of the date of this prospectus, however, we are only in preliminary discussions with financial institutions. We have not reached an agreement with any financial institution, and there is no assurance that we will be able to do so on terms that will make our services attractive to our customers. If we are unable to reach an agreement with a financial institution for the provision of credit to our customers on favorable terms, we may not be able to attract customers at the rate we would otherwise attract them, and we may be unable to offer some of the services and benefits contemplated by our business plan. Either or both of these results could hinder our growth, and the value of your investment could decline as a result.

We may not be able to execute our business plan if we are unable to arrange an accounts receivable credit facility or otherwise raise additional capital.

      Our business plan calls for us to submit bulk pre-payments to billers to simplify e-bill presentment and to secure greater discounts for our customers; these pre-payments are, in essence, the equivalent of purchasing accounts receivable from these vendors. In order to purchase these receivables from the vendors, we will need to raise substantial amounts of additional capital, which we intend to do by securing an accounts receivable line of credit from a bank and possibly by issuing additional equity securities. We may not be able to arrange such a line of credit on favorable terms, or at all. The terms of such a credit facility will likely contain provisions that limit our flexibility in operating our business or require us to sell additional equity securities. If we sell additional equity securities, this may dilute your equity interest in LightFirst. If we are not able to secure an accounts receivable credit facility, we will be unable to execute our business plan and you may lose all or a substantial portion of your investment.

Defaults on loans by our customers could strain our financial resources.

      If we are successful in making arrangements to have consumer credit available to our customers, such arrangements may require that we guarantee any loans to them pursuant to such credit arrangements, and we intend to guarantee such loans, if permitted by applicable law. By doing so, we will bear the risk of payment defaults by our customers. Thus, if a customer purchases goods or services by means of a loan guaranteed by us and subsequently does not pay that loan, we would be liable for up to the full amount of the loan. Guaranteeing our customers’ loans exposes us to a potentially significant credit risk. This could severely strain our financial resources.

Our operating results may fluctuate from quarter to quarter, which could cause the price of our common stock to fluctuate.

      Since our quarterly operating results may fluctuate, the price of our common stock might fluctuate as well. Our quarterly operating results might fluctuate for a variety of factors, some of which are beyond our control. These factors include:

•	changes in our costs brought about by general market conditions, such as scarcity or high demand;

•	changes in our pricing policies, which are generally within our control, or those of our competitors, which are beyond our control;

•	relative rates of acquisition of new customers, which could be depressed by poor economic condition in the areas we serve;

•	seasonal patterns;

•	delays in the introduction of new or enhanced services, software and related products or market acceptance of these products and services; and

•	other changes in operating expenses, personnel, and general economic conditions.

      If the price of our common stock is volatile, investors may not want to buy our stock, which could cause the value of your investment to decline.

We must grow our business effectively to be successful.

      Our business could be harmed if we fail to manage effectively any growth that we achieve. If our business grows, our management systems, as well as our financial and management controls and information systems, may be inadequate to support such growth. Our ability to manage our growth effectively will require us to expend funds to improve these systems, procedures, and controls, which we expect will increase our operating expenses and capital requirements. In addition, we must effectively expand, train, and manage our employees and independent contractors. We cannot assure you that we will respond on a timely basis to the changing demands that our planned expansion will impose on our management and on our existing systems, procedures, and controls. For any of these reasons, we could lose opportunities or overextend our resources, which, in turn, could harm our business and cause the value of your investment to decline.

If our customers do not embrace online commerce, our business will not grow.

      Our success depends upon the expansion of online commerce, as well as consumer acceptance and use of the same, particularly online bill presentment and payment activities and online financial management activities. Consumers have historically relied on paper checks to pay their bills. The adoption of online bill paying by consumers requires them to engage in new behaviors, including exchanging information online, trusting online security features, and learning new computer skills, all of which might be difficult for or unappealing to many of our potential customers. If consumer acceptance of online commerce does not increase, particularly online bill presentment and payment and online financial management activities, our business will suffer and your investment could decline in value.

If we do not successfully develop and maintain the LightFirst brand, we may lose existing customers and fail to attract new customers.

      We believe that maintaining and developing the LightFirst brand is critical to our success and that the importance of brand recognition may increase as a result of new or future competitors offering products similar to ours. If our brand-building strategy is unsuccessful, our business could suffer. Our success in promoting and enhancing the LightFirst brand will depend on our ability to provide customers with high-quality service. We cannot assure you that our customers will perceive our service as being of high quality. If they do not, the value of our brand name may be diminished. This, in turn, could cause the value of your investment to decline.

If our plan to use community organizations to market our services fails, our business will not grow.

      We plan to use organizations related to or affiliated with Chicago-area schools, such as parent-teacher organizations, as well as community organizations, such as libraries, as channels through which to market our services. This strategy is unproven, and there are no assurances that a sufficient number of such organizations will choose to cooperate with our marketing efforts. If this marketing strategy is unsuccessful, our business will not grow.

The loss of Martin P. Gilmore or our inability to retain other senior management personnel could harm our business.

      We are dependent on the services of Martin P. Gilmore, our president and chief executive officer. Our operations would suffer if we were to lose the services of Mr. Gilmore. In addition, there is competition for qualified management in our industry. Many of the companies with which we will compete for experienced management personnel have greater financial and other resources than we do. If we are unable to retain qualified management personnel or if a significant number of our current management personnel were to leave our employment, our business could lose direction and the value of your investment could decline.

We could be subject to successor liability claims relating to our purchase of assets from Avenew.com, Inc., which could drain our financial resources.

      We purchased certain assets from Avenew.com, Inc. in April 2001, including accounts for approximately 6,000 customers for dial-up Internet access service and, until May 2002, we contracted with Avenew.com, Inc. for certain administrative services for such accounts. Avenew.com, Inc. was an Internet service provider in Chicago and four other metropolitan areas, which was liquidated under Chapter 7 of the U.S. Bankruptcy Code on June 11, 2002. Martin Gilmore, who is our founder, our chief executive officer, a member of our Board of Directors and the largest holder of our common stock, was a founder, executive officer and major stockholder of Avenew.com, Inc. Under certain circumstances, federal and state laws permit those with claims against a dissolved or dissolving company, such as its creditors, to pursue such claims against companies that purchase the assets of the dissolved or dissolving company. This is known as successor liability. At this time, we are not aware of any successor liability claims against us nor are we aware that any such claims exist. However, the application of federal and state successor liability laws is fact specific, so it is difficult for us to determine whether the facts and circumstances of the Avenew.com, Inc. bankruptcy might subject us to successor liability claims in the future. If successor liability claims were brought against us, the cost of defending against them, and the imposition of monetary judgments against us if we were unsuccessful in defending against such claims, could strain our financial resources. This, in turn, could harm our business and cause the value of your investment to decline significantly.

We depend on third parties to fulfill many of our hardware and software needs, as well as to provide us with necessary services relating to the operation of our business.

      The expansion of our network infrastructure places demands on our suppliers, some of which have limited resources and production capacity. From time to time, we have experienced delays in delivery from suppliers of modems, servers, and other equipment. In particular, our servers are a critical part of our infrastructure, and we will need to add additional servers to expand our operations. We currently purchase all of our servers from Sun Microsystems, Inc. Since we do not have an agreement with Sun Microsystems, Inc. regarding future server purchases, we can provide no assurance that Sun Microsystems, Inc. will continue to supply servers to us. We may be unable to implement our planned expansion and our users may be unable to connect to our network if:

•	we are unable to obtain modems, servers and other equipment in a timely manner;

•	such equipment is unavailable on commercially acceptable terms; or

•	we are unable to develop alternative sources of supply, if required.

      We depend on establishing and maintaining relationships with several companies to provide Internet access services to our customers, and to provide us with telecommunications, content filtering, and other support services. The loss or impairment of any of these relationships would impair our ability to deliver service to our customers and our business and the value of your investment could decline as a result.

We may experience breakdowns in our systems that could damage customer relations and expose us to liability.

      The satisfactory performance, reliability, security, and availability of our website, filtering systems, and network infrastructure are critical to our reputation and our ability to attract and retain participating customers and vendors. Our revenue depends on the number of online bills paid and electronic purchases made by our customers. Any system interruptions that result in the inability of our customers to pay bills or purchase goods and services, or more generally, the unavailability of our service offerings, could reduce our revenue. Thus, to operate our business successfully, we must try to protect our systems from interruption, including by events beyond our control. Events beyond our control that could cause system interruptions include:

•	fire;

•	earthquake;

•	terrorist attacks;

•	natural disasters;

•	computer viruses;

•	unauthorized access to our systems;

•	telecommunications failure;

•	computer denial of service attacks; and

•	power loss.

      In addition, we believe that customers who have a bad experience with our service will be reluctant to continue using it and will not recommend us to others.

      We currently maintain a single telecommunications services network and house our computer hardware in a single leased facility. If our telecommunications provider or our co-location facility experiences a system failure, we would be unable to provide service to our customers until these facilities and services are restored or substitute facilities and services are brought into use. Currently, we have no arrangements for substitute facilities or services. Our insurance coverage may not compensate us for losses that occur due to failures or interruptions in our systems. Disruptions, particularly if they were for an extended period, would seriously harm our business and thus likely diminish the value of your investment.

Security and privacy breaches in our systems could damage customer relations and inhibit our growth.

      Any failure in our security and privacy measures could harm our business by causing our customers to lose confidence in us. We plan to store personal information about our customers, including bank account and credit card information, social security numbers, and merchant account numbers. If we are unable to protect, or consumers perceive that we are unable to protect, the security and privacy of this information, our business could suffer.

      A security or privacy breach may:

•	expose us to liability;

•	deter consumers from using our services;

•	cause our customers to lose confidence in our services;

•	harm our reputation;

•	increase our expenses because of potential damages; or

•	decrease market acceptance of electronic bill presentment and payment.

      We believe that we will utilize applications designed for data security and integrity. Nevertheless, there is no assurance that our use of such applications will be sufficient to address the security and privacy concerns of our customers or protect their information.

We expect to face significant risks of loss due to fraud and disputes between customers and vendors that use our electronic bill presentment and payment.

      We expect to face significant risks of loss due to fraud and disputes between our customers and vendors using our services, including:

•	unauthorized use of information and identity theft;

•	vendor fraud and other disputes over the quality of goods and services;

•	breaches of system security;

•	employee fraud; and

•	use of our system for illegal or improper purposes.

      We take measures to detect and reduce the risk of fraud, but we cannot assure you that these measures will be effective. If these measures fail, our business will suffer. In addition, we may incur losses from fraud, including claims from customers that vendors have not performed, that their goods or services are not as described, or that the customer did not authorize the purchases. We may also incur losses from erroneous transmissions and from customers who have closed bank accounts or have insufficient funds in such accounts to satisfy payments.

Customer complaints or negative publicity could damage our reputation and cause us to lose customers.

      Customer complaints or negative publicity about our services could undermine consumer confidence in and use of our services. Breaches of our customer privacy and our security measures could have the same effect. Measures we might take to combat fraud and breaches of privacy and security, such as freezing customer accounts, could damage our relations with customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. If we do not handle customer complaints effectively, our reputation might suffer and we may lose customers.

If we are found to be subject to laws or regulations governing electronic commerce, we could incur liabilities and be forced to change our business practices.

      We operate in an industry that is subject to certain government regulations and that could become subject to additional government regulation. For example, some states have money transmitter regulations to which we might be subject. In addition, we may be subject to federal electronic fund transfer regulations, such as to the Electronic Fund Transfer Act and Regulation E of the Federal Reserve Board, which require that companies comply with certain procedural rules and assume liability for unauthorized transactions. In addition, we are subject to the financial privacy provisions of the Gramm-Leach-Bliley Act and other related regulations, which restrict how we use financial information obtained through our service. We may also be subject to additional state or federal banking or financial services regulations, and regulations relating to Internet transactions, among others. If we are found to be in violation of any current or future regulations:

•	we could be exposed to financial liability, including substantial fines and disgorgement of any profits;

•	we could be forced to change our business practices; and

•	we could be forced to cease doing business in certain areas or altogether.

      In addition, because we propose to enter into an arrangement with a lending institution that will lend our customers money to pay their bills and that may offer our customers additional loan products, we may be subject to federal and state regulations governing lending practices and loan brokers. In many states, we may be required to obtain licenses to offer some of our proposed products. To date, we have not implemented the part of our business plan that may subject us to lending regulations, and we have not obtained any licenses. Compliance with applicable laws and regulations, as well as obtaining requisite licenses, may be expensive. If we cannot obtain the required licenses, we may be unable to offer some products in certain areas, and we could be forced to change our business practices or cease doing business in some states.

Our present operation solely in the Chicago metropolitan market potentially exposes us to greater risk than if we operated in additional markets throughout the United States.

      We presently operate our business only in the Chicago metropolitan market. The concentration of our operations in this geographic market exposes us to a greater risk from regional economic downturns than would be the case if we were not so geographically concentrated.

Competition in our industry is fierce and could impede the growth of our business.

      The electronic bill presentment and payment market is a relatively new industry and, like the broader electronic commerce market, is rapidly evolving. Competition in our industry is fierce. We expect competition to increase in the future. Our current competitors include:

•	banks with electronic bill presentment and payment services, such as Bank of America, Bank One Corp, Wells Fargo and Fleet-Boston Financial Corp;

•	CheckFree Corporation, which is one of the largest electronic bill presentment and payment companies in the United States; and

•	Internet payment facilitators, which are in various stages of development and some of which are backed by prominent venture capital firms.

      Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases, proven business models, and significantly greater financial, technical, and marketing resources than we do. These competitors may engage in more extensive product development, undertake broader marketing campaigns, adopt more aggressive pricing structures, and make more attractive offers to existing and potential vendors with which we have or will seek to have relationships.

      Our ability to compete effectively depends on many factors, including:

•	the pricing, breadth, ease of use, and convenience of the services we offer;

•	the timing of our entry into the electronic bill presentment and payment market;

•	the variety, quantity, and quality of the business relationships we plan to build; and

•	our ability to develop and use proprietary and scalable technology and infrastructure.

      Increased competition could lead to reduced margins or loss of market share, the occurrence of either of which could impair our business, our results of operations, and our financial condition.

      In addition, improvements in the traditional methods by which bills are paid may make electronic commerce a less attractive means for paying bills and managing personal finances and could reduce our ability to generate revenue and become profitable.

If we do not respond to technological change, our service could become obsolete.

      To remain competitive, we must continually enhance the responsiveness, functionality, and features of our service and develop other services that are attractive to customers and vendors. We must also continually address the evolving technological developments that characterize Internet commerce, including the rapid advances in Internet connectivity. Currently, we only offer our customers dial-up Internet access, which is a relatively slow way to connect to the Internet. Because we cannot predict the nature or extent of future technological challenges, we may be unable to respond to demands and challenges, in which case our service could become obsolete.

We might be unable to protect our intellectual property and proprietary business processes.

      Our success and ability to compete in our market depends upon our proprietary business processes. Failure to protect our intellectual property could harm our brand and decrease our ability to compete. Moreover, we could spend significant resources enforcing or defending our intellectual property rights, which would be a drain on our financial resources. To protect our intellectual property rights, we rely on a combination of intellectual property laws and contractual arrangements. In addition, we have filed an application with the United States Patent and Trademark Office to register our name as a service mark, but this application has not yet been approved. The protective steps we have taken may be insufficient to prevent the misuse of our proprietary information, however. Furthermore, we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. We do not have any registered trademark or copyrights. We have not filed any patent applications for our electronic bill presentment and payment service, and we do not expect to do so in the future. Consequently, a third party might try to imitate and exploit our business processes, which could undermine our business.

Our products and services might infringe upon the intellectual property rights of others, which could expose us to costly litigation or require us to purchase expensive licenses.

      We are aware of various patents and other intellectual property rights held by third parties in the area of electronic payment systems. The holders of these rights could assert that we are infringing upon such rights. Although we believe that we do not infringe any third-party’s intellectual property rights, we cannot assure you that our product features do not infringe on intellectual property rights held by others or that they will not do so in the future. As a result, third parties might assert infringement claims against us that could result in litigation, which would drain our resources even if we defended ourselves successfully. In lieu of litigation, we might be able to seek licenses to use such intellectual property rights, but we cannot assure you that we could secure licenses on reasonable terms or at all.

Risks Relating to Our Offering

Because there is no underwriter in this offering we are not assured of selling any shares, we are unable to estimate the proceeds of this offering, and you will not receive the benefit of an underwriter’s thorough review of our business model or valuation.

      We are offering our common stock directly to the public without the assistance of an underwriter. Consequently, because no underwriter has committed to purchase any of the shares in this offering, there is no assurance that we will be able to sell any shares in this offering. In addition, the absence of an underwriter means that we are unable to estimate the total proceeds of this offering and, if we do not sell at least 1,500,000 shares of our common stock by the offering termination date, all funds will be refunded to investors who have purchase shares of our common stock in this offering. Additionally, because no underwriter is involved in this offering, no underwriter will perform a due diligence review or valuation of us. This means that we will not be subjected to the thorough underwriter examination that a company engaging in an initial public offering typically undergoes.

The offering price of our common stock might be higher than its true value.

      The public offering price for our common stock is $10.00 per share. No investment banker or appraiser has been consulted concerning the fairness of this offering price. We determined the offering price of our common stock after considering numerous factors, including, but not limited to:

•	our anticipated results of operations and current financial condition;

•	estimates of our business potential and prospects;

•	the experience of our management;

•	the history of and the prospects for the industry in which we compete; and

•	the general condition of the equities markets.

      The offering price is not and should not be considered a representation that our common stock has a market value equal to the offering price or that our common stock could be resold at that price. The price of our common stock after this offering could be below its offering price. Additionally, the offering price may bear no relationship to the actual value of our common stock.

Investors in this offering will suffer immediate and substantial dilution.

      The public offering price of $10.00 per share of our common stock is substantially higher than the book value of our common stock. Accordingly, if you purchase our common stock, you will experience immediate and substantial dilution of approximately $8.32 per share, or approximately 83% of the offering price, if we sell the maximum of 2,000,000 shares that we are offering, and $8.84 per share, or approximately 88% of the offering price, if we sell the minimum of 1,500,000 shares that we are offering. See “Dilution” for a more detailed description of the dilution you will experience if you purchase our common stock.

Our common stock might not be approved for listing on, or could be delisted from, the American Stock Exchange, either of which would make it more difficult for you to sell any shares you purchase in this offering to a third party.

      There is no current trading market in our common stock. We have applied to list our common stock on the American Stock Exchange. However, we cannot assure you that we will satisfy the initial listing standards of the stock exchange or, if we do, that we will continue to satisfy the stock exchange’s continued listing criteria in the future. Thus, at the time you purchase shares in this offering, there will not be an established trading market for the shares. The ability to trade a security on an established trading market is important because it provides you with some assurance that you will be able to sell the security to a third party. Moreover, generally the absence of an established trading market for a security is a factor that can tend to depress the value of that security. If our common stock is not approved for listing on, or is delisted from, the American Stock Exchange, the value of our common stock may decline and you may be unable to sell any shares of our common stock that you purchase in this offering to third parties.

We have broad discretion as to how we use the proceeds from this offering, and we may use such proceeds in a manner with which you disapprove.

      We have broad discretion as to the use of any proceeds we receive from this offering, assuming we sell at least 1,500,000 shares, the minimum amount we are offering. We cannot assure you we will apply these funds effectively or in a manner with which you would approve, nor can we assure you that the proceeds from this offering will be utilized in a manner that will yield a favorable return on your investment. If we do not utilize the proceeds of this offering effectively, our business could fail.

Future sales of our common stock could cause its price to drop.

      Public sales of substantial amounts of our common stock after this offering could reduce the market price for our common stock. If we raise funds in the future by issuing additional equity securities, you may experience a decline in the value of any shares you purchase in this offering and dilution of your ownership interest. In addition, such securities may have rights senior to your rights.

      To date, our employee stock option plan accounts for a potential 250,000 shares of our common stock that could be issued in the future. We may also issue warrants and additional options. To the extent these outstanding options or warrants are ultimately exercised, your investment will be diluted.

      After the offering, assuming we sell the maximum of 2,000,000 shares of our common stock being offered, 8,406,000 shares of our common stock will be outstanding. All of the shares of our common stock sold in the offering will be freely tradable, except for shares owned by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders. Of the 8,406,000 shares of our common stock that would be outstanding if we sell the maximum of 2,000,000 shares of our common stock being offered, 4,270,000 will be restricted as a result of securities laws. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall. Additionally, these sales also could impair our ability to raise capital by selling additional securities.

If we fail to obtain the maximum amount sought in this offering, we will be unable to fully execute our business plan.

      If we fail to obtain the maximum amount sought in this offering, we will only be able to implement certain aspects of our business plan and will be unable to implement or fully implement certain other aspects of our business plan. See “Use of Proceeds” for information about how we intend to use the proceeds from this offering. If we are unable to fully implement our business plan, we might not be able to grow as planned, which could reduce the value of your investment.

This offering is relatively small in size, which could depress the market price or trading volume of our common stock.

      An active public market for our common stock may not develop or be sustained after this offering. A maximum of only 2,000,000 shares of our common stock will be issued in this offering. Moreover, no investment bank is underwriting this offering. These factors may prevent us from obtaining research coverage from market analysts after the offering. Market analysts research companies and, on the basis of their research, make recommendations to investors about buying, selling or holding securities. Generally, investors are more inclined to invest in a company for which they have information, particularly information from independent sources, such as market analysts. Consequently, if market analysts cover a company, investors may be more inclined to purchase securities from the company or its stockholders. Thus, market analyst coverage tends to improve stockholder liquidity because it often results in more investors being aware of and possibly being interested in purchasing a company’s securities. The small size of the offering may also adversely affect the trading volume of our common stock. As a result, you may be unable to sell any common stock that you purchase in the offering at or above the initial public offering price, and the value of the common stock you purchase could decline significantly.

Risks Relating to Securities Markets and Ownership of Our Common Stock

The price of our common stock may be volatile.

      We cannot predict the extent to which investor interest, if any, in us will lead to the development of a trading market in our common stock, nor can we predict how liquid that market might become if it develops. If you purchase our common stock in this offering, you will pay a price that was not established in a competitive market, but was set by us. The stock market in general and the market prices of shares in newly public technology companies, particularly those such as ours that offer Internet-based services, have been volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Thus, the market price of our common stock could be volatile and subject to wide fluctuations in response to many factors, some of which will be beyond our control. Factors contributing to price volatility might include:

•	quarterly variations in our results of operations;

•	adverse business developments such as increased costs, government regulation, low customers demand or competition;

•	changes in financial estimates by securities analysts;

•	unfavorable investor perceptions of us and electronic bill payment and processing services, some of which might be due to matters within our control, such as the quality of our customer service, but others of which might be caused by matters outside our control, such as a general feeling of uncertainty with respect to companies doing business online;

•	announcements by our competitors of new products and services; and

•	general economic conditions over which we have no control, such as low consumer confidence.

Anti-takeover provisions in our organizational documents and under Delaware law might make it difficult for a third party to acquire us, which could potentially deprive you of an opportunity to obtain a premium for any of our shares that you hold.

      Our certificate of incorporation and bylaws contain provisions that might delay or prevent a change in our control, discourage bids at a premium over the market price of our common stock, or otherwise affect adversely the market price of our common stock and the voting and other rights of the holders of our common stock. We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Together, these provisions could make us unattractive to a buyer that might otherwise be willing to pay our stockholders a premium for their shares.

Our management controls a majority of our outstanding common stock, which enables them to control the outcome of stockholder voting on matters submitted for stockholder approval.

      Our executive officers and directors will, as a group, beneficially own the majority of our common stock following this offering. These stockholders will be able to dominate and control all matters requiring approval by our stockholders, including electing directors and approving significant corporate transactions, such as a change of control. You should note that the interests of these stockholders may differ from your interests and the interests of our other stockholders, and they might cause us to take actions with which you disagree and that you will be unable to prevent.

We do not plan to pay dividends to our stockholders.

      We do not anticipate paying cash dividends to our stockholders now or in the future. Accordingly, you must rely upon subsequent sales after price appreciation of the shares of our common stock that you purchase in this offering as the sole method to realize a gain on your investment. There are no assurances that the price of our common stock will ever appreciate in value. If you seek cash dividends, you should not buy our common stock.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about our industry and us. When used in this prospectus, the words “expect,” “anticipate,” “estimate,” “intend,” “predict,” “project,” “plan,” “forecast,” “is designed,” “will,” “could,” “should,” “believe,” “potential,” “projection,” and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus concerning, among other things:

•	our ability to execute our business plan;

•	our ability to maintain and expand current distribution, fulfillment and other strategic relationships and to enter into new relationships;

•	our ability to become profitable; and

•	our ability to broaden our existing product lines or expand into new product categories.

      These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus.

USE OF PROCEEDS

      We are offering a minimum of 1,500,000 shares and a maximum of 2,000,000 of our common stock in this offering, in each case at an offering price of $10.00 per share. Since this is a best efforts offering, there is no assurance that we will sell any shares of our common stock in this offering.

Anticipated Proceeds

      The following table sets forth the anticipated gross proceeds, offering expenses, selling agent’s fee, and net proceeds of this offering:

•	assuming we sell 1,500,000 shares (the minimum number of shares we are offering) at a price of $10.00 per share; and

•	assuming we sell 2,000,000 shares (the maximum number of shares we are offering) at a price of $10.00 per share:

Anticipated Proceeds

	Minimum	Maximum

Gross offering proceeds	$15,000,000	$20,000,000
Offering expenses	$516,618	$516,618
Selling agent’s fee	$0	$0
Net proceeds to us	$14,483,382	$19,483,382

Use of Proceeds Assuming We Sell 1,500,000 Shares

      The following table sets forth our anticipated use of proceeds from this offering, assuming we sell 1,500,000 shares (the minimum number of shares we are offering) at a price of $10.00 per share and receive net proceeds of $14,483,382:

Use of Proceeds Assuming We Sell 1,500,000 Shares

Use	Amount	%

Sales and marketing activities	$4,000,000	27.6%
Working capital	$4,609,382	31.8%
Debt repayment*	$4,874,000	33.7%
Technology upgrades and purchases	$1,000,000	6.9%

*	Includes approximately $1,144,000 for payment of outstanding tax liabilities. See “— Debt Repayment” below.

Use of Proceeds Assuming We Sell 2,000,000 Shares

      The following table sets forth our anticipated use of proceeds from this offering, assuming we sell 2,000,000 shares (the maximum number of shares we are offering) at a price of $10.00 per share and receive net proceeds of $19,483,382:

Use of Proceeds Assuming We Sell 2,000,000 Shares

Use	Amount	%

Sales and marketing activities	$8,000,000	41.1%
Working capital	$4,609,382	23.7%
Debt repayment*	$4,874,000	25.0%
Technology upgrades and purchases	$2,000,000	10.3%

*	Includes approximately $1,144,000 for payment of outstanding tax liabilities. See “— Debt Repayment” below.

Debt Repayment

      We intend to use approximately $4,874,000 of the net proceeds of this offering to repay our outstanding debts. As of June 30, 2004, we had the following outstanding debts:

•	We owe an aggregate of approximately $1,144,000 to the United States government and the Illinois state government for outstanding FICA, Medicare and employment taxes, which amount includes assessed interest and penalties.

•	We owe Richard R. Gritzke, who is a holder of our common stock, approximately $745,000, which is the aggregate outstanding balance, including accrued interest, under (1) a promissory note for $420,000 between Mr. Gritzke and us, dated July 15, 2002, as amended, and (2) a promissory note for $200,000 between Mr. Gritzke and us, dated November 2, 2002, as amended. Each of these promissory notes bears interest at the rate of 10%, is due on January 1, 2005, and is secured by a lien on the personal assets of our president and chief executive officer, Martin P. Gilmore. In addition, the July 2002 promissory note is personally guaranteed by Mr. Gilmore and Robert L. Gritzke, such that they have each promised to repay the loan represented by the July 2002 promissory note if we do not repay the loan or otherwise are in default under the promissory note. The proceeds of each of these promissory notes were used by us to satisfy our short-term working capital needs.

•	We owe Robert L. Gritzke, who is a holder of our common stock, approximately $1,971,000, which is the outstanding balance, including accrued interest, under a revolving line of credit loan agreement between Mr. Gritzke and us, dated December 12, 2002, and amended on March 1, 2004. Under the terms of this revolving credit facility, which we use to partially satisfy our short-term needs for working capital, we may borrow up to $3,000,000 at an interest rate of 9%. The revolving line of credit facility has a maturity date of January 1, 2005, and it is secured by a blanket lien on all of our assets.

•	We owe an aggregate of approximately $1,014,000 to twelve of our employees for compensation that they have earned but for which they have elected to defer receipt.

Discretionary Use of Proceeds

      The amounts actually expended for the purposes listed above will depend upon a number of factors, including the growth of our customer base, the timing and sequencing of the signing of our vendor relationships, and the types of efforts we make to build our brand, or distribution channel, and our technology systems and communication network. Pending any use, the net proceeds of this offering will be invested in short-term, low-risk interest-bearing securities.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any then existing indebtedness, and other factors our board of directors deems relevant.

CAPITALIZATION

      The following table indicates our capitalization as of June 30, 2004:

•	on an actual basis;

•	on a pro forma basis to reflect the issuance of the minimum 1,500,000 shares of common stock in this offering at an initial public offering price of $10.00 per share, after deducting estimated offering expenses of $516,618 payable by us, as if such issuance had occurred on June 30, 2004; and

•	on a pro forma basis to reflect the issuance of the maximum of 2,000,000 shares of common stock in this offering at an initial public offering price of $10.00 per share, after deducting estimated offering expenses of $516,618 payable by us, as if such issuance had occurred on June 30, 2004.

      This table should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

	As of June 30, 2004

		Pro forma —	Pro forma —
	Actual	minimum	maximum

		(Unaudited)	(Unaudited)
Common stock, $.001 par value; 10,000,000 shares authorized; issued and outstanding, 6,406,000 (actual), 7,906,000 (pro forma — minimum) and 8,406,000 shares (pro forma — maximum)	6,406	7,906	8,406
Additional paid-in capital	$1,383,744	$15,865,626	$20,865,126
Deficit accumulated in development stage	(6,753,375)	(6,753,375)	(6,753,375)

Total capitalization (deficiency)	$5,363,225	$9,120,157	$14,120,157

      These share amounts exclude 88,750 shares of common stock issuable upon the exercise of options outstanding under our 2002 stock option plan as of June 30, 2004 at a weighted average exercise price of $2.50 per share.

DILUTION

      When you purchase a share of our common stock, you will suffer immediate per share “dilution” in an amount equal to the difference between the price you paid per share and the net tangible book value per share after the offering. Net tangible book value per share represents the amount of our tangible assets less the amount of our liabilities divided by the number of shares of our common stock outstanding.

      Our net tangible book value, as of June 30, 2004, was approximately $(5,293,073), or $(.82) per share of common stock. Net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of common stock outstanding as of June 30, 2004. These values take into account 30,000 shares of common stock issuable to an officer upon exercise of options at an exercise price of $2.50 per share.

      Without taking into account any other changes in net tangible book value other than to give effect to our sale of the minimum of 1,500,000 shares of common stock offered by this prospectus and the receipt and application of those net proceeds, our pro forma net tangible book value, as of June 30, 2004, would have been $9,190,309, or $1.16 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.98 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.84 per share to investors purchasing common stock in this offering.

      The following table illustrates this per share dilution:

Per Share Dilution Table, Pro Forma, Minimum Offering

Assumed initial public offering price per share		$10.00
Net tangible book value per share as of June 30, 2004	$(.82)
Increase per share attributable to new investors	$1.98

Pro forma net tangible book value per share after this offering		$1.16

Dilution per share to new investors		$8.84

      Without taking into account any other changes in net tangible book value other than to give effect to our sale of the maximum of 2,000,000 shares of common stock offered by this prospectus and the receipt and application of those net proceeds, our pro forma net tangible book value, as of June 30, 2004, would have been $14,190,309, or $1.68 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.50 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.32 per share to investors purchasing common stock in this offering.

      The following table illustrates this per share dilution:

Per Share Dilution Table, Pro Forma, Maximum Offering

Assumed initial public offering price per share		$10.00
Net tangible book value per share as of June 30, 2004	$(.82)
Increase per share attributable to new investors	$2.50

Pro forma net tangible book value per share after this offering		$1.68

Dilution per share to new investors		$8.32

      The following table summarizes as of June 30, 2004, on a pro forma basis, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming the sale of the minimum of 1,500,000 shares we are offering at an initial public offering price of $10.00 per share and before deducting estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price
	Number	%	Amount	%	Per Share

Existing Stockholders	6,436,000	81%	$1,465,150	9%	$0.23
New Investors, Minimum	1,500,000	19%	$15,000,000	91%	$10.00
Total	7,936,000	100%	$16,465,150	100%	$2.07

      The following table summarizes as of June 30, 2004, on a pro forma basis, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming the sale of the maximum of 2,000,000 shares we are offering at an initial public offering price of $10.00 per share and before deducting estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price
	Number	%	Amount	%	Per Share

Existing Stockholders	6,436,000	76%	$1,465,150	7%	$0.23
New Investors, Maximum	2,000,000	24%	$20,000,000	93%	$10.00
Total	8,436,000	100%	$21,465,150	100%	$2.54

      The preceding tables and calculations include 30,000 shares of common stock issuable to an officer upon exercise of options at an exercise price of $2.50 per share. As of June 30, 2004, there were 88,750 shares of common stock issuable upon exercise of outstanding options granted under our 2002 stock option plan at a weighted average exercise price of $2.50 per share and 161,250 shares of common stock reserved for future grants under our stock option plan.

      Assuming the exercise in full of all options outstanding as of June 30, 2004, the average price per share paid by our existing stockholders would increase $0.02 to $0.25 per share.

SELECTED FINANCIAL DATA

      The following table sets forth our selected historical financial and operating data as of the dates and for the periods indicated. You should read this data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements included elsewhere in this prospectus. The selected historical statement of operations data for the period from April 11, 2001 (inception) to December 31, 2001 and the years ended December 31, 2002 and December 31, 2003, and historical balance sheet data as of December 31, 2001, 2002, and 2003 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The selected historical statement of operations data for the six months ended June 30, 2004 and 2003 and the selected balance sheet data as of June 30, 2004 have been derived from our unaudited financial statements included elsewhere in this prospectus. In our opinion, the unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	April 11, 2001			Six Months	Six Months
	(Inception) to	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	June 30,	June 30,
	2001	2002	2003	2003	2004

	(Audited)	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Statements of Operations Data:
Revenues	$248,549	$420,296	$486,160	$247,173	$221,897
Cost of revenues	$222,880	$341,533	$501,465	$234,146	$227,921
Gross profit	$25,669	$78,763	$(15,305)	$(13,027)	$(6,024)
General and administrative expenses	$914,403	$2,523,551	$2,151,334	$1,265,778	$1,060,540
Operating loss	$(888,734)	$(2,444,788)	$(2,166,639)	$(1,252,751)	$(1,066,564)
Other income (expense):
Interest income	$—	$548	$652	$744	$—
Interest expense	$(500)	$(21,714)	$(132,103)	$(52,009)	$(113,281)
Gain (loss) on sale of investments	$86,264	$(6,516)	$—	$—
Total other income (expense)	$85,764	$(27,682)	$(131,451)	$(51,265)	$(113,281)
Loss before provision for income taxes	$(802,970)	$(2,472,470)	$(2,298,090)	$(1,304,016)	$(1,179,845)
Provision for income taxes	$—	$—	$—	$—	$—
Net loss	$(802,970)	$(2,472,470)	$(2,298,090)	$(1,304,016)	$(1,179,845)
Net loss per share:
Basic and diluted	$(0.16)	$(0.40)	$(0.36)	$(0.20)	$(0.18)
Weighted average shares outstanding:
Basic and diluted	5,166,222	6,132,900	6,398,083	6,390,167	6,406,000

	April 11, 2001			Six Months
	(Inception) to	Year Ended	Year Ended	Ended
	December 31,	December 31,	December 31,	June 30,
	2001	2002	2003	2004

	(Audited)	(Audited)	(Audited)	(Unaudited)
Balance Sheet Data:
Cash	$15,232	$4,608	$9,645	$18,852
Working capital (deficit)	$(369,475)	$(2,237,668)	$(3,548,173)	$(4,701,078)
Total assets	$296,535	$220,095	$291,697	$419,835
Long-term debt	$—	$—	$708,387	$744,553
Total stockholders’ deficiency	$(111,020)	$(2,075,290)	$(4,183,380)	$(5,363,225)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the financial statements and the notes to those statements that appear elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

      We earn revenues by providing Internet dial-up access to approximately 7,000 customers in the Chicago, Illinois area. The remainder of our customers are in our disadvantaged student program and pay no fee for our service. Our business plan calls for the use of our e-bill consolidation service to create four additional primary revenue streams:

•	we intend to purchase and resell products and services to our customers at a markup;

•	we hope to earn commissions and referral fees from businesses we introduce to our customers;

•	we intend to retain a portion of any administrative discounts that we can negotiate for our customers; and

•	we intend to retain a portion of any vendor rebates our customers earn by using a co-branded credit card that we plan to offer.

      To date, we have focused mainly on building our distribution network, an essential first step in generating all of our revenue streams. We have not yet focused on establishing the significant strategic relationships that we believe are essential to developing the revenue streams described above but intend to do so following this offering. Specifically, we will seek to enter into agreements with billers that will allow us to offer money-saving benefits to our customers. The agreements we hope to negotiate with billers will fall into one of four categories: reseller agreements, affiliate agreements, administrative discount agreements and rebate agreements. We expect these agreements to provide us with revenue from price mark-ups, commissions, referral fees, rebates and credits. We intend to negotiate bulk pre-payment terms with many of these billers to simplify the bill-presentment process and to induce billers to provide our customers with greater discounts. As a result, we will, in effect, be assuming the credit risk for these bills, which could adversely affect our profitability. We intend to finance these bulk pre-payments with a revolving line of credit secured by accounts receivable from a commercial lending institution. It is likely that we will incur substantial debt under such a credit facility, which would result in a substantial interest expense for us in the future. In addition, we must enter into a relationship with a financial institution that will extend credit to our customers so they can take advantage of our full array of bill-paying options. We intend to structure such a financial institution relationship so that we receive a portion of any loan revenues generated by such lending. We believe completing our initial public offering is an important factor in winning these strategic contracts. We intend to pursue these relationships when our initial public offering is complete.

      Our main cost of revenue consists of fees paid for telecommunications services, network and collocation costs, all related to operating our network and connecting end users to the Internet.

      Sales and marketing expenses consist primarily of costs of building a distribution channel of City Managers. We have built an extensive network of independently contracted associates to distribute our service to communities in the metropolitan area surrounding Chicago, Illinois.

      General and administrative expenses consist primarily of salary, benefits, and related expenses for management, technical, customer support and accounting personnel; expenses relating to facilities; professional fees; and other general corporate expenses. We expect that, in support of the continued growth of our business and our operations as a public company, sales, general and administrative expenses will continue to increase for the foreseeable future.

      Since our inception on April 2001, we have incurred significant losses and, as of June 30, 2004, we had an accumulated deficit of $6,753,375. These losses have resulted from the significant costs incurred for marketing and building our distribution channel and expenses for the development and maintenance of our technology platform. We intend to continue to invest heavily in marketing, product development, and technology. As a result, we believe that we will continue to incur substantial operating losses for the foreseeable future.

      In April 2001, we purchased approximately 6,000 Internet service subscriber accounts from Avenew.com, Inc. The purchase price was $261,316, which consisted of an assumed deferred sales liability of $148,907 and six monthly payments totaling $112,409. At the time of the purchase, our president and chief executive officer, Martin P. Gilmore, owned all of our outstanding common stock and 23% of the outstanding common stock of Avenew.com, Inc. Such stock holdings made Mr. Gilmore the controlling stockholder of both companies. In May 2001, we entered into an agreement with Avenew.com, Inc. for customer support, billing services and software development services. The agreement provided for us to pay the following amounts to Avenew.com, Inc.: for customer support services, we paid the greater of $11,000 per month or the product of $1.50 and the total number of our subscribers; for billing services, we paid the greater of $11,000 per month or the product of $1.50 and the total number of our subscribers; and, for software development services, we paid $95.00 per hour, as invoiced. The contract ended on May 31, 2002, after which time we have used in-house resources for the performance of the functions that were formerly provided by Avenew.com, Inc. We have no ongoing contractual or other commitments pursuant to either of these agreements.

Critical Accounting Policies

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, affecting our reported results of operations and financial position. Our significant accounting policies are more fully described in Note A to our financial statements included elsewhere in this prospectus. The critical accounting policies described here are those that are most important to the depiction of our financial condition and results of operations. Their application requires our management’s subjective judgment in making estimates about the effect of matters that are inherently uncertain.

      We have incurred costs in connection with raising additional capital through the sale of our common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued. If there is no issuance of common stock, the costs incurred will be charged to operations.

      Revenues consist of subscriber Internet access service fees and are recorded when earned (i.e., at the time services are provided). Deferred revenue consists of amounts collected for annual Internet access service subscriptions at the beginning of the subscription year. Of this deferred revenue, a proportionate amount is recognized at the end of each month in which service has been provided.

      Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates that are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or noncurrent, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. The principal types of temporary differences between assets and liabilities for financial statement and tax return purposes are set forth in Note H to the financial statements included in this prospectus.

Results of Operations

      The following table sets forth our results of operations expressed as a percentage of net revenues. The following discussion concerning results of operations should be read in conjunction with “Selected Financial Data,” the financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. Our fiscal year is based on a 365- or 366-day year ending on December 31.

	April 11, 2001			Six Months	Six Months
	(Inception) to	Year Ended	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	June 30,	June 30,
	2001	2002	2003	2003	2004

Statements of Operations Data:
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	89.7%	81.3%	103.1%	94.7%	102.7%
Gross profit	10.3%	18.7%	(3.1)%	5.3%	(2.7)%
Operating expenses
Sales & Marketing	110.3%	246.8%	163.0%	221.0%	202.0%
Product Development	37.7%	70.7%	72.8%	78.3%	81.4%
General and Administrative	200.7%	259.4%	186.3%	192.7%	174.0%
Depreciation and Amortization	19.1%	23.5%	20.4%	20.0%	20.5%
Total operating expenses	367.9%	600.4%	442.5%	512.1%	477.9%
Operating loss	(357.6)%	(581.7)%	(445.7)%	(506.8)%	(480.7)%
Other income (expense):
Interest income	0.0%	0.1%	0.1%	0.3%	0.0%
Interest expense	(0.2)%	(5.2)%	(27.2)%	(21.0)%	(51.1)%
Gain (loss) on sale of investments	34.7%	(1.6)%	0.0%	0.0%	0.0%
Total other income (expense)	34.5%	(6.6)%	(27.0)%	(20.7)%	(51.1)%
Loss before provision for income taxes	(323.1)%	(588.3)%	(472.7)%	(527.6)%	(531.7)%
Provision for income taxes	0.0%	0.0%	0.0%	0.0%	0.0%
Net loss	(323.1)%	(588.3)%	(472.7)%	(527.6)%	(531.7)%

Comparison of Six Months Ended June 30, 2004 and Six Months Ended June 30, 2003.

Revenue

      During the six months ended June 30, 2004, net revenues decreased 10.2% relative to the six months ended June 30, 2003, from $247,173 to $221,897. The decrease in revenue was due to a reduction in the number of subscribers resulting from non-renewals of subscriptions following the change in our network service provider in the fourth quarter of 2003 and from normal attrition. Dial-up Internet access service revenue accounted for all of the revenue for these periods.

Cost of Revenue

      Cost of revenue decreased from $234,146, or 94.7% of net revenues, for the quarter ended June 30, 2003, to $227,921 or 102.7% of net revenues, for the quarter ended June 30, 2004. The decrease in costs can be attributed to deferred collocation costs that resulted in excess one-time charges during the first quarter of 2003 and to a credit for collocation services that we received in the first quarter of 2004. The decrease was largely offset by increases in collocation and networking charges pursuant to new collocation and networking agreements which took effect in September 2003 and December 2003, respectively. The increase as a percentage of revenue is attributable to a decrease in revenues during the six months ended June 30, 2004 relative to the six months ended June 30, 2003.

Operating Expenses

      Sales and Marketing. Sales and marketing costs relate to expenses to develop our markets and channels of distribution to those markets, primarily the cost of building up our pool of independent sales agents, whom we call City Managers. These costs include the salaries for the Area Directors responsible for recruiting, training, and managing City Managers and compensation paid to City Managers. Sales and marketing expenses decreased from $546,322, or 221.0% of net revenue, for the six months ended June 30, 2003, to $448,213, or 202.0% of net revenue, for the six months ended June 30, 2004. The 18.0% decrease in sales and marketing expenses is primarily attributable to the one-time issuance of 19,000 shares of stock, 250 shares of which were awarded to each of 76 City Managers in exchange for services in June 2003. We made these awards of stock in reliance on the exemption from registration under the federal securities laws contained in Rule 701 under the Securities Act of 1933. The value of these shares was calculated using the public offering price of $10.00 per share. Net of the effect of these stock awards, sales and marketing expenses increased 25.8% during the six months ended June 30, 2004, offsetting the decrease attributable to the one-time stock issuance. The increase in sales and marketing costs that was primarily attributable to an increase in sales and marketing personnel, including an increase in the number of Area Directors, in the six months ended June 30, 2004 as compared to the same period in the prior year, as well as increases in health insurance premiums for sales and marketing personnel and increased costs related to printing and mailing of sales literature. We increased sales and marketing staff in preparation for the completion of our initial public offering and the increased sales and marketing activities that we anticipate we will undertake after the offering. The overall decrease as a percentage of net revenues is attributable to the net decrease in costs.

      Product Development. Product development costs consist of internal costs and external fees to develop our technical platform and back-end systems, including salaries for our software development staff. Product development costs decreased to $180,609, or 81.4% of net revenues for the six months ended June 30, 2004, from $193,600, or 78.3% of net revenues, for the six months ended June 30, 2003. The 6.7% decrease in product development costs was attributable to a reduction in product development activities during the six months ended June 30, 2004 relative to the same period in the prior year, but was partially offset by the cost of measures that we took during the first quarter of 2004 to combat increasing virus activity on the Internet. The increase as a percentage of net revenues was attributable the decrease in revenues during the same period, but was partially offset by the decrease in costs.

      General and Administrative. General and administrative expenses decreased from $476,395, or 192.7% of net revenues, for the six months ended June 30, 2003, to $202,476, or 185.4% of net revenues, for the six months ended June 30, 2004. The decrease in dollars was primarily due to a reduction in administrative personnel during the six months ended June 30, 2004 and to a tax penalty incurred during the six months ended June 30, 2003; these decreases were partially offset by increases in insurance costs, printing costs, professional fees, and other administrative expenses. As a percentage of net revenues, the decrease in general and administrative expenses is a result of the overall decrease in costs, which is partially offset by a decrease in net revenues.

Interest Income and Expense

      Interest Income. Interest income was $0 for the six months ended June 30, 2004 and $744 for the six months ended June 30, 2003. Interest income for the quarter ended June 30, 2003 consisted of interest on one promissory note held by the Company. That promissory note was not in effect during the six months ended June 30, 2004.

      Interest Expense. Interest expense was $113,281 in the six months ended June 30, 2004 and $52,009 in the six months ended June 30, 2003. The increase was primarily due to increases in accrued interest resulting from increases in principal owed by us under our operating line of credit, as well as accrual of interest on two promissory notes made by us in July and November 2002, respectively.

Comparison of Year Ended December 31, 2003 and Year Ended December 31, 2002.

Revenue

      During fiscal year 2003, net revenues increased 15.7% relative to fiscal year 2002, from $420,296 to $486,160. This was due to the increase in dial-up Internet access service revenue that resulted from the growth in our subscriber base. Dial-up Internet access service revenue accounted for all of the revenue for the fiscal year ended December 31, 2003 and for the fiscal year ended December 31, 2002.

Cost of Revenue

      Cost of revenue increased from $341,533, or 81.3% of net revenues, for the fiscal year ended December 31, 2002, to $501,465 or 103.1% of net revenues, for the fiscal year ended December 31, 2003. The increase as a percentage of revenue was attributable to the increase in dollars, which was partially offset by an increase in revenues. The increase in dollars can be attributed to the following:

•	Increases in technical support costs account for approximately $21,000 of the increase in cost of revenues for fiscal year 2003 relative to fiscal year 2002. These increases were due the expansion of our technical support program, including costs associated with the addition of personnel and increases in hours worked.

•	Costs associated with one-time improvements to our network made in 2003 account for approximately $8,000 of the increase in cost of revenues for fiscal year 2003 relative to the prior year.

•	Increases in monthly telecommunications costs account for approximately $24,000 of the increase in cost of revenues for 2003 relative to 2002. During 2002 and 2003, we were a party to an agreement, which terminated in December 2003, to purchase telecommunication services for the interconnection of our end users with the Internet. This agreement called for monthly payments, the amount of which varied and was dependent upon allocated bandwidth and actual usage of telecommunications facilities. During the fiscal year ended December 31, 2003, usage of our network increased due to the addition of subscribers to our network, which caused us to increase our allocated bandwidth, resulting in an increase in the average monthly cost from approximately $24,000 per month in 2002 to approximately $26,000 per month during the fiscal year ended December 31, 2003.

•	Deferral of invoicing and payment for collocation services accounts for approximately $24,000 of the increase in cost of revenues for 2003 relative to 2002. We were a party to an agreement, which terminated in December 2003, to rent space to house telecommunications equipment, or collocation, at a monthly payment of $6,000. Two months of collocation services that were provided in 2002 were not invoiced and paid until 2003, resulting in an increase in cost of revenues for 2003.

•	One-time waivers of telecommunications and collocation services payments account for approximately $32,000 of the increase in cost of revenues for 2003 relative to the prior year. Under the same agreements described above, our telecommunications provider waived our monthly payment for telecommunications services and collocation services for the month of January 2002. These agreements terminated in December 2003.

•	Costs associated with switching our telecommunications network provider account for approximately $52,000 of the increase in cost of revenues for the fiscal year ended December 31, 2003 as compared to the previous year. In September 2003, we entered into a new agreement to purchase telecommunications services from a different telecommunications provider. In July 2003, we also entered into an agreement with a different company to rent space to house telecommunications equipment. The services covered by the new agreements were intended to replace the telecommunications and collocation services we had been receiving from our former telecommunications provider. During each of the three months in the last quarter of 2003, we received invoices for collocation services from both collocation providers. During the last month of 2003, we received invoices for telecommunications services from both telecommunications providers. This redundancy resulted in $52,000 in one-time excess network costs.

      The new collocation services agreement into which we entered in July 2003 resulted in an increase in monthly collocation costs in 2004 relative to monthly collocation costs in 2003. Collocation costs in 2003 were approximately $6,000 per month (excluding the redundant costs incurred in the fourth quarter of 2003). The monthly collocation cost in the first quarter of 2004 was approximately $8,500. In addition, monthly telecommunications services rates are slightly higher under the new telecommunications services agreement; at current bandwidth usage, these increased rates result in an approximate increase of $1,000 per month in telecommunications services charges. Monthly telecommunications costs will also increase incrementally as we add subscribers to our network as a result of increases in bandwidth usage.

Operating Expenses

      Sales and Marketing. Sales and marketing costs relate to expenses to develop our markets and channels of distribution to those markets, primarily the cost of building up our pool of City Managers. These costs include the salaries for the Area Directors responsible for recruiting, training, and managing City Managers. We have not yet begun paying monetary compensation to City Managers. During the fiscal year 2003, we continued to grow our roster of City Managers. Sales and marketing expenses decreased from $1,037,081, or 246.7% of net revenues, for the year ended December 31, 2002, to $792,326, or 163.0% of net revenues for the year ended December 31, 2003. The decrease in dollars was attributable to periods of vacancy of some Area Director positions during 2003. The decrease in sales and marketing expenses as a percentage of net revenues is the result both of this decrease in dollars and of an increase in net revenues of 15.7%.

      Product Development. Product development costs consist of internal costs and external fees to develop our technical platform and back-end systems, including salaries for our software development staff. Product development costs increased 19.1% to $353,979, or 72.8% of net revenues for the year ended December 31, 2003, from $297,270, or 70.7% of net revenues, for the prior year. The increase was attributable to an increase in product development activities, primarily in connection with the development of web-based management applications in support of our Associate Program during fiscal year 2003 as compared to the prior year. The increase as a percentage of net revenues was attributable to this increase in costs, but was partially offset by the increase in revenues during the same period.

      General and Administrative. The main components of general and administrative expenses were wages and employee benefits, taxes and insurance expenses, professional and consulting fees, and depreciation and amortization costs. General and administrative expenses were $1,189,200, which included $98,922 in depreciation and amortization costs, or 282.9% of net revenues for the twelve months ended December 31, 2002; for the twelve months ended December 31, 2003, general and administrative expenses decreased to $1,005,029, which included $99,143 in depreciation and amortization costs, or 206.7% of net revenues. The decrease was primarily due to the expiration in May 2002 of an outsourcing contract for billing, technical support, and software development services that represented an expense of approximately $110,000 for the fiscal year ended December 31, 2002. As a percentage of net revenues, the decrease in general and administrative expenses is a result of this decrease in costs and the increase in net revenues.

Other Income and Expenses

      Interest Income. Interest income was $652 for the fiscal year ended December 31, 2003 and $548 for the fiscal year ended December 31, 2002. The increase was due to the accrual of interest on promissory notes held by us during the fiscal year ended December 31, 2003.

      Interest Expense. Interest expense was $132,103 in the year ended December 31, 2003 and $21,714 in the year ended December 31, 2002. The increase was primarily due to the accrual of interest on two promissory notes made by us in July and November 2002, respectively, as well as accrued interest on our operating line of credit.

      Gain/ Loss on Investment. Investment losses of $6,516 in the twelve months ending December 31, 2002 were the result of the sale, at a loss, of marketable securities we received as partial consideration for shares of our common stock sold by us in two private placements. There was no comparable transaction during the fiscal year ended December 31, 2003.

Comparison of Year Ended December 31, 2002 and Partial Year Ended December 31, 2001

Revenue

      Total revenue amounted to $420,296 for the twelve-month period ended December 31, 2002, an increase of $171,747, or 69.1%, from the corresponding period in 2001. It should be noted that the corresponding period for 2001 referred to here and elsewhere is not a full period. For 2001, the corresponding period is from inception, April 11, 2001, to December 31, 2001. This unequal comparison affects each of the listed categories.

      Our dial-up revenue accounted for all of the revenue for the year ended December 31, 2002 and all of the revenue for the partial year ended December 31, 2001.

Cost of Revenue

      Cost of revenue increased from $222,880, or 89.7% of net revenues, for the partial year ended December 31, 2001, to $341,533, or 81.3% of net revenues, for the year ended December 31, 2002. The increase in dollars can be attributed primarily to the difference in the length of the periods and to the increase in revenues of 69.1%. The decrease in cost of revenue as a percentage of net revenues is attributable to economies of scale achieved by adding subscribers to our network.

      We are a party to an agreement to purchase telecommunication services for the interconnection of our end users with the Internet. The monthly payments required under this agreement were approximately $24,000 for the year ending December 31, 2002 and for the partial year ending December 31, 2001. We are also party to an agreement to rent space to house telecommunications equipment; payments under this agreement were approximately $6,000 per month for the year ended December 31, 2002 and the partial year ended December 31, 2001. These agreements ended in December 2003.

Operating Expenses

      Sales and Marketing. Sales and marketing expenses consist of costs to develop our markets and channels of distribution to those markets, and the cost of building up our pool of City Managers. Sales and marketing expenses increased to $1,037,081, or 246.7% of net revenues, for the twelve-month period ended December 31, 2002, from $274,251, or 110.3% of net revenues, for the partial year ended December 31, 2001. The increase in dollars and percentage of revenue is primarily due to our increased costs relative to the addition of Area Directors and staff that we hired in 2002 to recruit City Managers on a large scale. The increase in dollars is also due in part to the difference in the lengths of the two periods being compared.

      Product Development. Product development costs consist of internal costs and external fees to develop our technical platform and back-end systems, including salaries for our software development staff. Product development costs increased to $297,270, or 70.7% of net revenues for the period ended December 31, 2002, from $93,821, or 37.8% of net revenues, for the same period in the prior year. The 216.9% increase in dollars was attributable to an increase in product development activities, primarily in connection with the development of our e-bill platform and management applications in support of our Associate Program. The increase in dollars was also due in part to the difference in lengths of the two periods being compared. As a percentage of net revenues, the increase in product development expenses is a result of the increase in costs.

      General and Administrative. General and administrative expenses increased to $1,090,278, or 259.4% of net revenues, for the twelve-month period ended December 31, 2002, from $498,936, or 200.7% of net revenues for 2001. These figures do not include depreciation and amortization costs of $47,395 for 2001 and $98,922 for 2002. The increase is primarily due to higher employee-related costs, such as wages, taxes and insurance expenses, as well as rent for a larger facility, and professional and consulting fees. As a percentage of net revenues, the increase in general and administrative expenses is a result of this increase in costs.

Other Income and Expenses

      Interest Income. Interest income was $548 for the year ended December 31, 2002 and $0 for the year ended December 31, 2001. The increase was due to the accrual of interest on promissory notes held by us during the year ended December 31, 2002.

      Interest Expense. Interest expense was $21,714 in the year ended December 31, 2002 and $500 in the partial year ended December 31, 2001. The increase was due to the accrual of interest on two promissory notes made by us in July and November 2002, respectively, as well as under our operating line of credit.

      Gain/Loss on Investment. Investment losses of $6,516 in the year ended December 31, 2002 were the result of the sale, at a loss, of marketable securities we received as partial consideration for shares of our common stock sold by us in two private placements. Investment gains of $86,264 in the partial year ended December 31, 2001 were the result of gains in the value of marketable securities we received as partial consideration for shares of our common stock sold by us in two private placements.

Liquidity and Capital Resources

Six Months Ended June 30, 2004

      During the first six months of 2004, our cash increased by $9,207, from $9,645 at December 31, 2003 to $18,852 at June 30, 2004.

      Net cash used in operating activities was $467,609 during the six months ended June 30, 2004 and $515,779 during the six months ended June 30, 2003. During the six months ended June 30, 2004, we financed our operations primarily through accrued accounts payable, accrued expenses, and accrued interest expense of $235,566, $283,805, and $112,261 respectively.

      Net cash used for investing activities was $4,766 for the six months ended June 30, 2004. This consisted primarily of computer equipment purchases. Net cash used in investing activities was $175 for the six months ended June 30, 2003.

      Net cash provided by financing activities was $481,582 for the six months ended June 30, 2004 and $537,254 for the six months ended June 30, 2003. For the six months ended June 30, 2004, cash from financing activities consisted of $564,999 in cash received pursuant to a line of credit from a shareholder, and was offset by deferred offering costs of $86,663. For the six months ended June 30, 2003, cash from financing activities consisted primarily of $645,265 in cash received pursuant to a line of credit from a shareholder, and was offset by deferred offering costs of $124,928.

Year Ended December 31, 2003

      Net cash used in operating activities was $1,021,253 during the year ended December 31, 2003 and $1,136,519 during the year ended December 31, 2002. The increase in cash flow was primarily the result of an increase in revenues and a decrease in general and administrative expenses. During the fiscal year ended December 31, 2003, we financed our operations primarily through accrued expenses and accrued accounts payable of $638,897 and $224,863 respectively.

      Net cash used for investing activities was $3,980 for the year ended December 31, 2003. This consisted primarily of networking equipment purchases. Net cash provided from investing activities was $2,020 for the year ended December 31, 2002.

      Net cash provided by financing activities was $1,030,270 for the year ended December 31, 2003 and $1,123,875 for the year ended December 31, 2002. For the fiscal year ending December 31, 2003, cash from financing activities consisted of $1,195,987 in cash received pursuant to a $1,500,000 line of credit from a shareholder, and was offset by an increase in deferred offering costs of $184,315. For the year ending December 31, 2002, cash from financing activities consisted primarily of $508,200 in cash received pursuant to a private placement of securities and $689,000 in loans from stockholders.

Year Ended December 31, 2002

      Net cash used in operating activities was $1,136,519 for the twelve-month period ended December 31, 2002, and $635,819 in 2001. In each period, the use of cash for operations primarily consisted of net operating losses offset by an accumulation of payables and accrued expenses.

      In 2002, deferred revenues, an increase in trade payables, and an increase in accrued expenses partially funded our operating loss. In the partial year ended December 31, 2001, losses from operations were offset by a net realized gain on the sale of investments and increases in payables and accrued expenses. Non-cash items in the partial year ended December 31, 2001 included investments received as consideration for sale of common stock and the acquisition of a customer list, offset by deferred revenue.

      Net cash provided by investing activities was $2,020 for the twelve-month period ended December 31, 2002 and $468,031 in the partial year ended December 31, 2001. In 2002, net cash provided by investing activities consisted of the sale of investments. Net cash provided by investing activities in the partial year ended December 31, 2001 primarily consisted of proceeds from the sale of investments, offset by the purchase of investments, a customer list and property.

      Net cash provided by financing activities was $1,123,875 for the twelve-month period ended December 31, 2002 and $183,020 in the partial year ended December 31, 2001. For the twelve-month period ended December 31, 2002, cash provided by financing activities consisted of the sale of the Company’s common stock, plus an amount received from (and due to) a stockholder of ours pursuant to two promissory notes made by us in July and November 2002, respectively. Cash provided by financing activities for the partial year ended December 31, 2001 consisted primarily of the sale of the Company’s common stock, plus an amount received from (and due to) a stockholder of ours pursuant to two promissory notes made by us in July and November 2002, respectively.

      We have not generated any net cash from operations since our inception. We have funded operations primarily through private sales of equity securities, borrowings from third parties, deferred salary arrangements with our employees, tax payment deferrals and trade payables.

Effects of Contractual Obligations and Financing Activities on Liquidity

      The following tables summarize our contractual obligations as of December 31, 2003, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period

		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Contractual Obligations:
Short-Term Debt Obligations	$1,330	$1,330	—	—	—
Operating Lease Obligations	$2,586	$597	$1,175	$814	—

Other Short-Term Liabilities:
Taxes	$1,152	$1,152	—	—	—
Deferred Compensation	$723	$723	—	—	—

Total	$6,499	$4,510	$1,175	$814	—

      As of June 30, 2004, we had cash of approximately $18,852. In May 2001, we sold 1,200,000 shares of common stock for $1,200,000 in a private placement. We received most of the proceeds of this sale in 2002. During 2002, we borrowed $620,000 from a stockholder and issued two promissory notes totaling this amount and bearing an interest rate of 10%. These notes become payable on the earlier of January 1, 2005 or the closing of the offering. We believe that the holder of the notes, who is also a stockholder, will allow us to extend the maturity date 180 days past the current maturity date; however, no extension beyond January 1, 2005 is currently in effect and any extension will be granted solely at the note holder’s discretion.

      In December 2002, we entered into a secured credit line agreement with a stockholder for $750,000 in credit, which bears interest at a rate of 9% and was to mature on December 12, 2003. In March 2003, this agreement was modified to increase the credit line to $1,500,000 and to extend the maturity date to December 12, 2004. In March 2004, this agreement was modified to increase the credit line to $3,000,000 and, in May 2004, the maturity date was extended to January 1, 2005. As of June 30, 2004, we had availed ourselves of $1,830,000 of this credit line and had $1,170,000 in remaining available credit. The terms of the credit line agreement allow the company to draw funds against the line of credit for any legitimate business purpose with three days’ notice, provided that the creditor, in his sole discretion, approves the request. In October 2003, the creditor executed a waiver that allowed us to defer interest payments due on our outstanding balance until the maturity date. All amounts outstanding under the line of credit loan agreement, including principal and accrued interest, become due and payable on January 1, 2005 or upon the occurrence of an acceleration event, as defined in the loan documents, including a successful public offering of the company’s stock.

      During 2002 and 2003, we increased our liquidity by entering into a deferred compensation arrangement with certain of our employees. Pursuant to this arrangement, certain employees had agreed to defer receipt of compensation earned during the last quarter of 2002 until 2003. These employees subsequently agreed to extend their compensation deferral until after the closing of this offering. In addition, certain employees have agreed to defer receipt of compensation earned in 2003 until after the closing of this offering. Upon our receipt of the proceeds of this offering, we will pay our employees any amounts outstanding pursuant to this deferred compensation arrangement. As of June 30, 2004, the amount outstanding under this arrangement was approximately $1,014,000.

      We have an outstanding tax liability of approximately $1,144,000 for federal and state taxes. We are currently in negotiations for an offer of compromise or a payment schedule with both the federal and state revenue agencies. The Internal Revenue Service and Illinois Department of Revenue have the authority to encumber our assets to protect their position relative to other creditors. We have received notice that the Illinois Department of Revenue has filed a lien. The Internal Revenue Service has not filed a lien on our assets but could do so at any time. Upon our receipt of the proceeds of this offering, we will pay all outstanding state and federal taxes. We have begun the process of formally requesting an offer of compromise or payment plan from the Internal Revenue Service. We have retained tax counsel to advise us in this matter, and our counsel has filed the necessary application forms in connection with our request for an offer of compromise or payment plan. As of the date of this prospectus, we had not received a response from the Internal Revenue Service pursuant to our request. We are also in the process of negotiating with the Illinois Department of Revenue for a payment plan.

      We have, to date, been in a development stage. We intend to use the proceeds of this offering to begin full deployment of our Internet access services in the Chicago area, which will entail the acquisition of subscribers on a large scale. If we receive the minimum offering proceeds, we intend to use the proceeds as follows:

•	Marketing and Sales. Our customer acquisition plan calls for marketing and sales costs to be approximately $4,000,000. This amount consists of payments that we intend to make to organizations participating in fundraisers and to participants in our Associate Program.

•	Capital Expenditures. We expect capital expenditures in support of these new subscribers to be approximately $1,000,000. This amount includes the cost of maintaining and developing our technology platform, including the purchase or lease of telecommunications, networking, and computer equipment, salaries for technical personnel, and software licensing fees.

•	Management Infrastructure. In order to fully develop our business plan, we must build our management and executive infrastructure, which we believe will necessitate the use of $3,000,000 in working capital through 2005. Building our management and executive infrastructure will entail hiring a chief financial officer, a chief operating officer, a human resources executive, product managers for individual bill-paying products, and support staff. We expect the expenditures associated with the addition of these individuals to our company to include salaries for these new employees, the lease of additional office space to accommodate these additional employees, and the purchase or lease of additional computers, office equipment and furniture.

      Pending such uses described above, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities. We believe that the net proceeds from this offering, together with other available cash, will be sufficient to meet the our operating expenses and capital requirements for at least the next 12 months. However, our capital requirements depend on numerous factors, including the rate of market acceptance of our services, our ability to expand our customer base, the level of resources required to expand our marketing and distribution organization, the availability of hardware and software provided by third-party vendors, and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. We have no commitments for any additional financing, and there are no assurances that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital, and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion.

      If this offering is not completed before December 31, 2004, we believe that our cash on hand, the remaining available credit pursuant to our credit line, and our employees’ continued participation in the deferred compensation program will provide sufficient funds to meet our working capital requirements and contractual commitments until December 31, 2004, provided that we are successful in obtaining the payment plans and extensions that we are currently attempting to negotiate. We will also fund our working capital needs, in part, with revenues generated from our operations. We are uncertain as to our ability to continue as a going concern during 2005 if we do not complete this offering or if we are unable to secure additional funds either under our existing credit facility or under a new credit facility.

Market-Related and Other Risks

      We currently have no floating rate indebtedness, hold no derivative instruments, and do not earn foreign-sourced income. Accordingly, changes in interest rates or currency exchange rates currently do not have a direct effect on our financial position. To date the effects of inflation on us have been immaterial.

BUSINESS

      We have developed a new model for consolidated electronic bill presentment and payment services, or e-bill consolidation services. Most e-bill consolidation companies focus on promoting and, in many cases, charging a fee for the convenience of paying all or most bills online in one place. Our model focuses on using the e-bill consolidator’s intermediary position between its customers and their billers to provide benefits to both groups that would not otherwise be available to individual members of either group. Through this approach to e-bill consolidation, we intend to provide not only increased convenience, but also discounts and money-management advantages to consumers, and administrative and economic benefits to billers.

      We intend to combine our individual customers into a single purchasing alliance whose size and strength we believe will allow us to negotiate with billers for volume discounts and other tangible benefits. In addition, our model provides unique payment programs that are designed to simplify the money-management process for consumers by allowing them to receive instant financing to pay bills that are due. For our customers, we believe that this arrangement will eliminate late payments to billers and associated monetary penalties, minimize adverse credit reporting, and provide increased flexibility with respect to due dates. At the same time, we intend to make our e-bill consolidation service an attractive vehicle for billers to distribute bills to their customers by providing them with administrative benefits, including pre-payment of customers’ bills with one payment. For the billers, we believe that our pre-payment program will also relieve the burdens associated with processing payments, collections, and, in some cases, defaults on payments by consumers.

      To consumers using our service, our bill payment platform will be an online location where they can come to pay their bills, order new products and services, cancel services, make account changes, view their payment history, arrange to borrow money to pay bills, delay payment due dates without penalties, and receive discounts on many of their bills. The household products and services whose bills we expect will be payable through our e-bill consolidation system include utilities, telecommunications services, insurance, financial services, such as mortgages, loans, and credit cards, and others. Currently, our customers are required to pay the bill for our Internet access service using our bill-paying system.

      We also intend to enter into agreements with the providers of household services that will not only allow us to offer discounts, rebates, or advantageous terms on these services to our customers, but will also allow us to earn revenue when the bills for these services are paid through our system. Our model provides for revenue of several types: markups on products and services that we purchase in bulk and resell at a discount, retention of a portion of the rebates and discounts that we negotiate for our customers, and referral fees or commissions that service providers offer us for introducing their services to our customers. We may also earn revenue by selling products that we originate ourselves, such as dial-up Internet access. To date, we have earned all of our revenue by providing dial-up Internet access services to households in the Chicago metropolitan area.

      Our objective is to take advantage of the growth that is predicted for the e-bill consolidation market by transforming e-bill consolidation into a money-saving tool for consumers and by incorporating unique elements that we believe will compel consumers to try our service. In recent years, the market for electronic bill presentment and payment services has shown slow, steady growth, but industry analysts predict that the rate of growth will increase sharply over the next few years. For example, it has been predicted that penetration of online bill-paying services will increase from 17% to 55% of the adult population within four years.

      We expect that the majority of growth in the use of online bill paying services will occur among adult women who are the primary managers of finances for their households. A recent study by a leading market research firm showed that women are in control of 75% of household finances and 80% of purchasing decisions. We intend to use our product to provide tangible benefits to women in the area of household finance management and, thereby, to attract a significant portion of the growing market.

      Our target market consists primarily of women with elementary school children. We market our services directly to this target group through a community-based awareness program that we call the “LightFirst Associate Program.” Through this program, we engage individuals who are active participants in community projects to help introduce our services to members of their respective communities.

Our Competitive Position

      We believe that we are well positioned to attract customers because of the following competitive strengths:

•	Economic Benefits. Our model for e-bill consolidation will introduce economic benefits for consumers to commence paying bills online, including:

•	discounts on their monthly household bills;

•	rebates on purchases made at participating retail businesses;

•	assistance in arranging for instant credit to pay bills if needed;

•	reduction or elimination of late fees, overdraft charges, and other penalties;

•	prevention of adverse credit reporting; and

•	no monthly or per-transaction fees for e-bill consolidation service.

We believe that these added benefits will make our service more attractive to the target consumer than competing services that do not offer such economic benefits. Most competing services rely solely upon the promise of increased convenience to attract customers, and we believe that most have had only limited success in doing so. We believe that members of our target market, who are responsible for managing the finances of their respective households, are motivated more by economic interest than by convenience, and are likely to try a service that can save them money on their bills.

•	Direct-Contact Community Marketing. Most entrants into the e-bill consolidation market to date have employed traditional mass-media marketing campaigns, including television and radio advertising and website banner advertisements, to attract customers. Although these efforts have, we believe, heightened consumer interest in online bill-paying products, they have not led to widespread adoption of e-bill consolidation services. We believe that our community marketing channel and our direct-contact approach will be a more effective means of distributing our product to our target customers than the mass-media marketing efforts of others, because they maximize opportunities for our representatives to have face-to-face interactions with potential customers in settings that promote enhanced interest in our services, such as schools or community organizations.

•	Internet Access and E-bill Services Combined. We believe that our combination Internet access/e-bill consolidation service will provide a number of advantages over our competitors’ e-bill consolidation websites, including the following:

•	Our network provides enhanced security for confidential information by allowing users to connect directly, thereby eliminating the need for confidential information to travel through computers owned by parties unaffiliated with us.

•	Our network provides an opportunity to train our customers to follow online bill-paying procedures. We require our Internet access customers to pay the bill for our Internet service online using our Internet access bill as an educational tool to allow customers to learn how to use our system at their own pace before making it their primary bill-paying tool. Once the habit of paying one bill a month has been established, we believe it will be easier to convince customers to begin paying additional bills online.

•	Superior Customer Support. We believe that providing effective technical support is crucial to our success. We have developed technical support tools and strategies that we believe will allow us to minimize costs while maximizing effectiveness of our support efforts. Our technical support advantages include:

•	A virtual call center, whereby support representatives work from remote locations using their own computers. Our virtual call center model eliminates the overhead associated with operating a physical call center.

•	A student internship program, whereby we hire computer-savvy high school and college students to provide technical support to our customers. The internship program allows us to reduce training and recruitment costs, because we draw from a large pool of candidates who are already knowledgeable about the technology our customers use.

•	Several proprietary software applications that we have developed to allow customers to solve common problems or perform common tasks themselves, without the intervention of a technical support representative.

        We believe that the above measures will allow us to provide support to our customer base that is superior than that provided by our competitors and that promotes long-term customer satisfaction and retention at costs that are significantly less on a per-customer basis than those of our competitors.

Our Strategy

      Our goal is to become the premier e-bill consolidation service in the United States by controlling the means by which our customers receive, review, and pay bills online and using this control to sell products and services to our customers. Our activities to date have been focused on building our channel of distribution. We intend to execute the following strategy as we move forward:

•	Complete Initial Public Offering of Securities. We believe that an important step in gaining the confidence and support of members of our target audience, the community organizations with which we work, and prospective strategic partners, is to become a publicly held company. To that end, we have filed a registration statement with the Securities and Exchange Commission, of which this prospectus is a part.

•	Enter into Strategic Partnership Agreements. We believe that the growth of our customer base, should it occur, will allow us to negotiate with providers of goods and service for discount pricing and advantageous terms. We believe that a successful initial public offering will further these negotiations.

•	Establish Financing Relationships. We intend to enter into an arrangement with a commercial lending institution for a line of credit secured by accounts receivable with which we will finance the bulk pre-payments to billers that we intend to make. We also intend to establish a relationship with a consumer lending institution that will extend credit to our customers to pay their bills. We believe that these relationships will allow us to streamline online bill-paying procedures for our customers.

•	Negotiate Bulk Pre-Payment Terms with Billers. We propose to pay each biller in advance each month with one payment for the full amount due to that biller by our customers. We believe that this will allow us to relieve administrative complications associated with billers’ participation in e-bill consolidation services.

•	Continue to Recruit City Managers and Community Associates. City Managers and Community Associates will continue to serve as our marketing representatives in communities by articulating the benefits of our e-bill consolidation service directly to prospective customers.

•	Continue to Establish Community and School Relationships. City Managers establish relationships with schools and community organizations that are important to prospective customers and, thereby, create opportunities for interaction with such customers.

•	Complement America Online. To avoid competition with America Online, we will market our Internet access service as a way to use America Online’s “Bring Your Own Access” or “AOL for

Broadband” reduced pricing plan. This will enable our customers to use our dial-up or broadband Internet access service while retaining access to America Online content.

•	Continue to Build Our Customer Base. Through the marketing efforts of our City Managers, we plan to add customers for our Internet access service rapidly.

•	Require Payment of One Electronic Bill Each Month. We train our customers to pay at least one bill electronically — our bill for Internet access service — using e-Bill Manager, thereby fostering an electronic bill-paying habit in our customers.

•	Provide More Opportunities to Save Money. Through strategic partnership arrangements we intend to enter into, we plan to offer our customers more opportunities to pay discounted bills on e-Bill Manager.

•	Provide Superior Customer Care. We believe we provide superior technical support, which we expect will foster customer loyalty.

Our History

      We incorporated in the State of Delaware in April 2001 and set out to create an e-bill consolidation service that would appeal to middle-class families, which we believe is an under-exploited market. In April 2001, we purchased from Avenew.com, Inc., approximately 6,000 customer accounts to provide dial-up Internet access service. Avenew.com, Inc. was an Internet service provider in Chicago and four other metropolitan areas that was liquidated under federal bankruptcy laws. At the time that we purchased customer accounts from Avenew.com, Inc., our president and chief executive officer Martin P. Gilmore was also the president and chief executive officer of Avenew.com, Inc. Since May 2001, we have been providing dial-up Internet access service to approximately 9,000 customers in the Chicago metropolitan area, approximately 1,900 of which are in our disadvantaged student program and pay no fee for our service. See “— Our Internet Access Services.” We have grown our customer base primarily by word of mouth but also through limited pilot marketing efforts. In August 2001, we began hiring sales directors to recruit City Managers to market and manage the introduction of our dial-up and broadband Internet access service and e-bill consolidation service in their respective territories. As of June 30, 2004, we have entered into independent agent agreements with approximately 100 City Managers in the Chicago metropolitan area.

Industry Background

Traditional Bill Presentment and Payment Process

      The dominant method of bill presentment and payment in the United States today is the traditional, paper-based method. Under this method, businesses that bill their customers for products or services, which we refer to in this prospectus as billers, present bills to their customers by delivering paper bills to those customers through the mail. Customers, in turn, pay paper bills by delivering paper checks to billers through the mail. The traditional, paper-based method of bill presentment and payment is a slow process. A paper bill or paper check typically takes between three and five days to reach its destination. The traditional, paper-based method of bill presentment and payment is also expensive. For example, it is estimated that generating a print bill and mailing it to a customer costs a large biller between $0.75 and $1.25 per bill, and that approximately 17 billion bills are mailed to consumers each year.

Electronic Bill Consolidation

      For approximately two decades, companies have been attempting to replace the paper-based method of bill presentment and payment with a fully computerized bill-paying method. These attempts have led to the development of e-bill consolidation, which allows customers to receive electronic bills and transmit payments for those bills electronically via a network connection using a single online application. E-bill consolidation services propose to provide the following benefits to consumers: make bills accessible online at a single location, allow access to bills from any location at any time, eliminate cost and time delays associated with traditional postal delivery, simplify record keeping, and eliminate the need for storage of paper bills. As the penetration of personal computers and Internet access into consumer households grew in recent years, industry analysts predicted that a great demand would develop for e-bill consolidation services.

The Challenge of e-Bill Consolidation Services

      Entrants into the e-bill consolidation services market have met with numerous challenges that have, to date, caused results to fall short of optimistic predictions. Would-be e-bill consolidators have had difficulty engaging both billers and bill-payers in the e-bill consolidation process.

      Billers. In order to present bills electronically to consumers, e-bill consolidators must rely on billers to transmit customers’ bills to them electronically for online presentment. Many billers have resisted allowing third-party consolidators to present their bills to customers for payment for a number of reasons, including the following:

•	They may perceive the participation of a third party in the bill-paying process as a threat to their control of the customer’s account;

•	They may lack the resources or be unwilling to expend resources to develop software and systems that interact with the consolidator’s software and systems; and

•	They may lack the ability to manage the process of receiving electronic payments from customers.

      Bill-Payers. Although surveys indicate and we believe that many bill-payers would like to try e-bill consolidation services, the vast majority of these consumers continue to use the traditional paper-based method for bill paying. We believe that, of these consumers, most have not tried e-bill consolidation services for the following reasons:

•	They are value conscious and unwilling to pay a fee for bill-paying services;

•	They expect the enrollment process to be confusing or lengthy;

•	They believe there are risks associated with the transmission of financial information online;

•	They may be unwilling to spend the time needed to learn a new software application;

•	They do not perceive the paper-based bill-paying process to be particularly burdensome or inconvenient; and

•	They lack a compelling reason to change their established bill-paying habits.

The LightFirst Solution

      We believe that the growth that is predicted for adoption of e-bill consolidation services will occur only among providers that are able to overcome the obstacles that have inhibited participation on the part of both billers and consumers. To overcome these barriers, we believe we must:

•	redefine the e-bill consolidation service as a money-saving tool for consumers;

•	develop payment processing procedures that relieve billers’ technical and administrative difficulties and reduce costs for billers;

•	create a secure network environment for e-bill consolidation transactions;

•	identify the correct target for e-bill consolidation services and develop a marketing strategy to reach this market; and

•	simplify the process of using e-bill consolidation services and provide adequate training and technical support.

Redefining e-Bill Consolidation as a Money-Saving Tool for Consumers

e-Bill Consolidation Services

      We couple inexpensive dial-up or broadband Internet access service with an e-bill consolidation service designed to save our customers money. We use our Internet access service to initiate a relationship with our customers, and we believe that the low-cost of our Internet access service will enable us to grow our customer base rapidly. Using the aggregate buying power of our customer base, we intend to negotiate with billers to provide our customers with discounts on products and services. These discounted products and services will be offered to our customers through e-Bill Manager, which is a component of our Internet access service. Our e-bill consolidation service will also offer our customers opportunities for savings through rebate and reward programs. And, unlike the prevailing e-bill consolidator model, we do not intend to charge fees for our e-bill consolidation services.

How It Works

      Signing up for the e-Bill Manager. When customers sign up for our Internet access service, we obtain their social security numbers and permission to order their credit reports. We need a copy of our customers’ credit reports because we intend to assist in making arrangements to have credit available to our customers for the payment of their bills. We intend to provide such assistance for our customers through a financial institution with which we plan to associate. We do not intend to lend money to our customers. We will obtain permission from our customers to share their credit report with the financial institution, and we will perform periodic credit checks to keep our records accurate. It is our intention that the financial institution with which we plan to associate will pre-qualify our customers for certain credit terms, which will enable us to offer “one-click financing” to our customers through e-Bill Manager.

      Using e-Bill Manager. We require each of our Internet access service customers to pay for such access using e-Bill Manager, which enables them to develop a habit of paying bills online. The e-Bill Manager is located within a separate, security-enhanced area of our website to which customers log in using a unique e-Bill Manager password. When customers enter e-Bill Manager, they can view and approve payment of our bill for Internet access service. We charge customers’ payments of our bill against the credit card account numbers that they provide. We store the customers’ credit card information in our database and do not require them to re-enter it each month. In the future, we intend to offer customers the ability to pay bills with electronic funds transfers from their checking accounts.

      Adding Bills within e-Bill Manager. After we negotiate discount agreements with billers, we intend to offer customers products and services provided by these billers at discounted prices through e-Bill Manager. When a customer enters e-Bill Manager to pay our Internet access service bill, offers from billers to purchase their products and services at discounted prices will also be displayed. If customers desire to purchase any of these products or services, they will click the appropriate link in e-Bill Manager. That link will take customers to an area of e-Bill Manager where they can purchase the desired product or service and add the biller’s bill for such product or service to the portfolio of bills they pay via e-Bill Manager. For services requiring that the customer sign an agreement, an electronic signing process will automatically initiate once the appropriate link is clicked. In addition, we intend to handle the exchange of customer information with billers without the need for additional customer action. We expect that, overall, our customers will perceive the process of applying for or ordering a product or service through e-Bill Manager as fast and efficient.

      e-Bill Manager Bill Payment. Our customers use e-Bill Manager to pay bills. Currently, all of our Internet access service customers use e-Bill Manager to pay our bill for this service. Upon entering e-Bill Manager, a list of bills currently due is displayed. Customers can click on the name of a particular bill to view details about that bill. Customers select the bills to be paid by placing a checkmark in a box beside the name of each bill and then clicking a button to proceed to the payment page, where they can choose among several payment options, which are as follows:

•	ACH Transfer. ACH, or Automated Clearing House, is a secure payment transfer system that connects U.S. financial institutions. If customers select the ACH transfer option, we will pay the designated bill on their behalf and then debit their checking account for the amount of the bill. This option will result in multiple ACH transfers from a customer’s bank account every month if multiple bills are paid.

•	Instant Credit. If customers select this option, we will pay the bill immediately on their behalf, and we will then permit them to take up to 15 days to reimburse us for the bill. By utilizing this option, a customer could combine the payment of multiple bills into a single regular payment to us every 15 days.

•	Rebate Credits. Customers can pay all or part of any bill with credits accumulated through our retail rebate program.

•	Combination. Customers can use a combination of the above options.

      Once customers have chosen a payment option, we will deduct the corresponding amount from the customer’s checking account, subtract that amount from accumulated rebate credits, or carry the cost of the paid bill for up to 15 days. We expect that, in most cases, the biller will have already received payment from us in advance pursuant to bulk pre-payment terms that we will have negotiated with billers.

      Instant Credit. If customers want to combine multiple bills into a single convenient payment or to defer a payment for a short time, they can use our Instant Credit option. We intend to offer this option to customers who are both paying at least two bills (our Internet access service bill plus another bill) using e-Bill Manager and have been pre-qualified by the financial institution with which we intend to associate. When customers select the Instant Credit option, we intend to permit them to take up to 15 days to reimburse us for that bill via check or ACH transfer. By utilizing this option, a customer could combine the payment of many bills into a single regular payment to us.

      Extended Credit. If customers do not fully reimburse us within 15 days for payments made to billers by us on their behalf, the outstanding balance that they owe to us will be transferred to the financial institution with which we plan to associate. The financial institution will lend the customer money to cover the outstanding balance owed to us by paying us the outstanding balance directly. The financial institution will charge the customer interest on this loan. The transfer of the balance and the involvement of the financial institution will be clearly described to the customer, who will make loan payments and receive information about the loan through e-Bill Manager. We expect that the financial institution with which we plan to associate will lend money to our customers at competitive interest rates.

      Saving Customers Money. There are several categories of biller agreements that we believe will allow us to offer discounted products and services to our customers.

•	Reseller Agreements. We intend to enter into agreements with service providers, such as local and long-distance telephone service providers, cellular telephone service providers, cable and satellite television providers and, where government regulations permit, electricity and natural gas providers. We plan to purchase services offered by these providers at wholesale prices and resell them to our customers at a markup, which should net us a profit on each transaction. The markup will be small, however, so that the overall cost of a service should still be less than the cost for a similar service offered directly by competing businesses. We envision that upon visiting e-Bill Manager and discovering the savings they could realize for similar services, our customers will terminate their existing relationships for the types of services that we intend to offer and will enter into new relationships with service providers associated with us. We are not currently a party to any reseller agreements.

•	Affiliate Agreements. We intend to enter into agreements with financial service providers, such as mortgage lenders, banks, and insurance companies, which will furnish our customers with attractive terms, such as low interest rates, low closing costs and low premiums. Where permitted by law, we hope to receive a commission or referral fee from the financial service providers for every new loan, insurance policy or other products for which our customers apply through e-Bill Manager. Under certain circumstances, we may be able to split our commissions or referral fees with our customers to further reduce fees assessed against them by the financial service providers. We envision that upon visiting e-Bill Manager and discovering the attractive terms we plan to offer, our customers will terminate existing relationships and will enter into new relationships with the financial service providers with which we are associated. We are not currently a party to any affiliate agreements.

•	Administrative Discount Agreements. Where regulations do not permit reselling activities, we may enter into agreements with providers of household utility services, such as gas, electricity, refuse collection and water. Under these agreements, we propose to assume the administrative cost of generating the bills of the household utility service providers with which we associate in exchange for them reducing our customers’ bills for such service by an equivalent amount. We would handle the presentment and payment of such bills through e-Bill Manager. This service would be offered to our customers as a convenience. We are not currently a party to any administrative discount agreements.

•	Rebate Agreements. We may enter into agreements with retail businesses, such as grocery stores and gas stations, whereby our customers would receive rebates on purchases they make with a LightFirst co-branded credit card issued by a financial institution with which we may associate. A portion of such rebates would appear as credits on our customers’ e-Bill Manager account and could be used by our customers to pay other bills in e-Bill Manager. We would retain the balance of any rebates provided. We are not currently a party to any rebate agreements.

      We believe that the successful negotiation of biller agreements depends upon the expansion of our customer base. Our strategy, therefore, is to add large numbers of customers to our network rapidly upon completion of this initial public offering. We believe that the minimum number of customers necessary to negotiate volume discounts will vary greatly from biller to biller. For example, based on preliminary discussions, we believe that certain billers will only begin to provide us with volume discounts once we have at least 50,000 customers. Other billers have indicated to us that they will offer us discounts based not solely on a fixed schedule of subscriber minimums but also based upon our rate of growth. We also believe that our ability to negotiate and finalize biller agreements will be enhanced by our status as a public company.

LightFirst Co-Branded Credit Card

      Co-Branded Credit Card. We intend to enter into an agreement with a major credit card company to offer our customers a co-branded credit card and have begun discussions with credit card companies to implement this service. The bill for this credit card will be payable on e-Bill Manager, and we hope to earn a merchant fee of up to 1% on purchases made with the card. At this time, we do not offer our customers a co-branded credit card, nor are we in discussions with any major credit card companies.

      Retail Rebate Program. If we are able to offer our customers a co-branded credit card, we intend to enable our customers to earn rebates when they make purchases with our co-branded credit card at businesses that participate in our retail rebate program. Within e-Bill Manager, we will identify businesses that participate in our retail rebate program. To earn rebates, our customers will make purchases at participating businesses with our co-branded credit card. We will use purchase data we receive from our credit card provider to calculate the amount of customer rebates, which we will then credit to customer accounts. Customers will be able to use these rebates to pay other bills.

Administrative Advantages for Billers

      Our model is designed to eliminate the two main administrative obstacles associated with billers’ participation in e-bill consolidation services: software system incompatibilities and ACH payment receipt complexities.

      Software System Incompatibilities. Under the prevailing e-bill consolidation model, billers must be able to transmit billing information to e-bill consolidators in a format that allows for electronic presentment of bills to consumers. If a biller’s software system cannot generate information in a format that is compatible with the e-bill consolidator’s software systems, then the biller and consolidator must work together to develop additional software that manages communication between the two systems. Many billers have been and may continue to be unwilling to devote resources to making this interaction possible.

      Payment Receipt Complexities. Currently, billers that allow presentment and payment of their bills through third parties receive random ACH payments from multiple customers and must have software systems that decipher the information received along with an ACH transfer for the purpose of crediting the correct customer’s account. Developing a system to automate the reconciliation of electronic funds transfers with payment information provided by consolidators has been and may continue to be cost-prohibitive to many billers.

      Bulk Pre-Payment to Billers. We intend to incorporate certain terms into our agreements with billers that allow us to pre-pay the bills of our customers. We intend to finance these bulk pre-payments with an accounts receivable credit facility that we negotiate with a commercial lending institution. We intend to issue one payment per month to each biller for the full amount due for all of our customers’ accounts with that biller. We will then assume responsibility for generating the electronic bill using account activity information that the biller will provide to us. Although we believe this procedure may not entirely eliminate the need for coordination of systems between billers and us, we believe that it will remove the need to automate the ACH receipt process and that it will simplify the process of sharing customers’ billing information.

      In addition, our proposed pre-payment structure provides the following benefits to billers:

•	reduces costs for billers by reassigning responsibility for bill creation and delivery to us and by eliminating delays in receipt of payment; and

•	reduces billers exposure to risks associated with potential default by customers and minimizes related collection expenses.

      We believe that these added benefits will make participation in our e-bill consolidation service more attractive to billers than participation in competing services that do not offer these added benefits.

Our Internet Access Services

      Our Internet access service is an important component of our e-bill consolidation service. We currently offer dial-up Internet access services, and we have entered into an agreement to purchase and resell DSL service.

      Dial-up Service. We offer dial-up Internet access accounts, which include Internet connectivity and e-mail services. Our service offers the following benefits and features:

•	Low cost. We charge $6.95 per month for 40 hours of dial-up Internet access service or $9.95 per month for unlimited dial-up Internet access service. We believe that this pricing structure is highly competitive. As described below, we also provide a reduced rate of $4.95 to approximately 6,300 teachers, school principals, teacher’s aides and other educators through our educator discount program, and provide free dial-up Internet access to certain students through our disadvantaged student program.

•	Multiple mailboxes for electronic mail. We provide the ability for account owners to create up to five additional e-mail accounts for members of their household.

•	Content filtering available. Our customers can choose to block or limit children’s access to adult content.

•	Robust and secure network. In addition to a secure network environment, we offer connection speeds equal to the highest dial-up rates now available, and a low subscriber-to-connection ratio allows us to minimize busy signals.

•	Ability to keep America Online at same or reduced cost. America Online’s “Bring Your Own Access” or “BYOA” program allows America Online customers to connect to America Online content using an Internet provider of their own choosing for a reduced, “content-only” price. Our low pricing for Internet access allows our customers to maintain or reduce their monthly Internet costs if they choose to use their Internet access account with us to connect to America Online through “BYOA.”

      DSL Service. Digital Subscriber Line, or DSL, services use sophisticated modulation technology to increase the data transmission capacity of the ordinary copper wires that are customarily used to connect a telephone company’s central office with its various customer locations for the purpose of providing high-speed Internet access. In October 2003, we entered into an agreement with a major telecommunications service provider to purchase DSL services at wholesale prices and resell these services to our customers. We intend to begin offering DSL services after the completion of this offering. We further intend to offer our DSL customers many of the same benefits that we offer our dial-up customers, including competitive pricing, multiple e-mail accounts, optional content filtering, and a secure network environment. In addition, AOL offers a content-only solution for broadband customers for the same price as its dial-up BYOA plan.

Online Security

      To ensure a secure network environment for our e-bill consolidation services, we offer e-Bill Manager as a free add-on component of our Internet access service. While we do provide our customers with the option of accessing our online bill-paying application through the Internet if they so choose, the primary means by which our customers access e-Bill Manager is by connecting directly to our network and using e-Bill Manager. Information exchanged through e-Bill Manager via a direct connection to our network does not travel across the Internet, where it would be more vulnerable to interception. We believe that this direct connection option offers our customers enhanced security for their online transactions than Internet-based online bill payment services. In addition, we protect our customers’ confidential information by housing our databases in a high-security facility that utilizes security safeguards and disaster-recovery features.

      We also employ the following industry-standard security measures to protect the privacy of our customers and the integrity of our network:

•	all servers protected by top-rated firewall and intrusion detection software;

•	web access encrypted using SSL and 128-bit high-grade encryption technology;

•	e-mail protected by top-rated anti-virus software;

•	network physically protected by security guards and 24-hour video surveillance; and

•	network operation monitored at all times by trained technicians and security specialists.

Fraud Prevention

      Like most companies that engage in electronic commerce transactions, we are subject to the risk that identity thieves and those committing fraud using stolen credit card or bank account numbers may attempt to use our service to steal money from us, our customers, or the vendors with which we do business. To our knowledge, we have not had anyone use or attempt to use a stolen credit card number to pay for our service, and, to date, we do not believe that we have suffered any loss specifically from the successful use of a stolen credit card number through our system. However, to mitigate the risk from credit card fraud and other types of fraud, we have begun to implement the following procedures:

•	Card Identification Value Verification. Beginning in October 2003, all customers using a credit card to pay their Internet access bill will be required to provide the three- or four-digit card identification value printed on their physical credit card. This measure prevents a person who is not in possession of the physical credit card from using a stolen account number to pay for our service.

•	Random Identity Verification. Each month, we choose at random a number of customer accounts for identification and credit card information verification via telephone.

•	Identity Verification Software. We have developed a software program that improves our ability to identify users connected to our network. This software allows us to request that a user who connects to our network from an unexpected location provide us with supplementary identification information before we allow the user access to secure areas of our website. The software records certain connection information during the user’s first log-in session and compares this information against future sessions. In some cases, the necessary information cannot be collected during the first log-in session. If this occurs, the user’s account is marked for periodic review by members of our staff, who monitor the account for suspicious activity.

•	Policies. Our user agreement requires that each registrant for our service provide his or her legal name and a valid social security number; the agreement gives us the right to terminate any account created with falsified identity information.

      We believe that our proposed bill paying and payment processing procedures themselves make us a less attractive target for would-be fraud perpetrators than some other companies engaging in online commerce for the following reasons:

•	Any funds borrowed through e-Bill Manager can only be used to pay other bills within e-Bill Manager or to purchase products offered through e-Bill Manager; users cannot withdraw cash from their accounts; and

•	We intend to have established relationships with all or most of the recipients of payments disbursed through e-Bill Manager; the opportunities to issue payments to companies or entities outside of our list of partnering billers will be limited.

      If and when we do allow customers to use our service to issue payments to third parties with whom we do not maintain a relationship, we intend to require supplementary confirmation of the customer’s intent to perform the requested transaction.

Sales and Marketing

Target Market

      Our target market for our e-bill consolidation services consists of women in middle-class families who have children in elementary school. Consumer surveys conducted recently by research groups in the financial services industry reveal that women tend to pay the bills in most households. In contrast to men, we believe that women are usually reluctant to use online technology for the technology’s own sake, but instead use the Internet for practical applications, such as sending e-mail or reading news. We believe that members of our target market have purchased computers primarily for practical reasons, the most common of which is for their children’s educational use. We further believe that members of our target market are seeking new ways to use the computer themselves. Our e-bill consolidation service responds to this demand for an additional practical use for the home computer.

Direct Contact Sales Approach

      We believe that the limited success of other online bill presentment and payment services is due in part to their failure to develop effective strategies for reaching the target market of women in middle-class families with children in elementary school. We believe that our target market must be convinced to expand their view of the home computer from one in which the home computer is merely an educational aid or an expensive toy to one in which the home computer is a tool for managing household finances and saving money.

      We believe that mass-media marketing has failed to reach the target market because it relies on passive, indirect contacts. Consequently, our marketing approach is active and brings us into direct contact with our target market. We plan to introduce ourselves to members of our target market by sponsoring fundraising activities hosted by organizations related to or affiliated with schools, such as parent-teacher organizations and school clubs, as well as community organizations, such as libraries and community centers. At such fundraising activities, members of our target market will be invited to subscribe for our Internet access service in exchange for us making a cash donation to the host organization for each Internet access service subscription obtained at the fundraiser that continues for at least 90 days.

      Unlike other direct marketing strategies, which we believe many consumers regard with suspicion, we expect members of our target market to view solicitations at our fundraisers to be safe and inviting because:

•	solicitations will be made to potential customers in familiar settings;

•	solicitations will be coupled with an opportunity to obtain a donation for schools or community organizations with which potential customers are affiliated;

•	teachers and other parents participating in the fundraiser may already be our customers, so potential customers can consult with people whom they know to learn more about us;

•	customers can keep their America Online subscriptions with minimal or no increase in their total monthly Internet access costs;

•	customers can keep their existing e-mail addresses, if they use a free web-based e-mail service, such as that provided by Hotmail or Yahoo; and

•	we will have worked to develop a reputation for benevolence through programs that benefit educators, students, and disadvantaged families.

      We believe that the above factors will help to motivate our target market to subscribe for our Internet access service, which we believe will in turn make them customers of our e-bill consolidation services.

Our Direct-Contact Marketing Representatives

      We deliver our marketing message through a community-based direct-contact marketing force, which is made up of participants whom we call City Managers. Generally, we define a city as the territory within a particular zip code, and we recruit one City Manager per city that we plan to enter. City Managers participate in the LightFirst Associate Program, which is a community enrichment initiative designed to increase awareness of our company and our services in the communities we serve. City Managers are responsible for introducing our various community programs in their respective territories. City Managers may also be instructed by their supervisors to recruit additional participants, known as Community Associates, to assist with activities related to the introduction of our services in particular subsections of a City Manager’s territory.

      Generally, where recruitment of Community Associates has been deemed necessary, a Community Associate’s territory is equivalent to the attendance area of one elementary school within a town managed by a City Manager. Our City Managers recruit one Community Associate per elementary school attendance area. Community Associates may or may not have affiliations with the elementary schools whose attendance boundaries define their territories.

      We recruit people to be City Managers and Community Associates who are active participants in community organizations and have affiliations with groups that are likely to be meaningful to members of our target market. Our marketing approach stresses community involvement and face-to-face contact with potential customers. We believe these techniques constitute a marketing strategy that is better suited for the distribution of our services than mass-media marketing campaigns. During the past year, we have focused heavily on recruiting City Managers, and as of June 30, 2004, we had approximately 100 City Managers. Within Illinois, we have City Managers in approximately 90 cities, towns and villages throughout the Chicago metropolitan area. At this time, we do not have any City Managers located outside of Illinois.

      The primary community programs that our Associates, including City Managers and Community Associates, use to generate awareness of our services are as follows:

•	Fundraisers. Associates help organizations set up and run fundraisers. Public and private schools, as well as other community organizations, can associate with our subscription drives and earn between $25 to $50 for each person who subscribes for our service for a period of at least 90 days. Associates offer organizations advice, resources, publicity, and fundraising expertise. In exchange, we gain new customers and generate goodwill within a community.

•	Disadvantaged Student Program. As part of our fundraiser program, we intend to provide free dial-up Internet access to students identified by participating schools as disadvantaged or in need of special assistance. The benevolent aspect of this program allows Associates to stress our community commitment when speaking with potential fundraiser hosts.

•	Student Internship Program. Associates may recruit participants for our Student Internship Program. Through this program, we intend to hire high school and college students with computer experience to provide technical support to our customers.

•	Educator Discount Program. Through our Educator Discount Program, we intend to offer teachers, school principals, teachers’ aides, and other educators a discounted rate on our dial-up Internet access service. Associates can promote our Educator Discount Program as a community service and use it as a means to initiate contact with school personnel.

•	Community Business Directory. We are developing a community business directory that will allow our customers to search for businesses in their community. We will solicit local businesses to participate in our directory at no charge. We expect that Associates will be able to use the community business directory as a means to initiate contact with local businesses to generate awareness about our services among local businesses.

•	Internet Training Courses. We are developing community training programs to provide free classes in basic Internet skills. With the help of Associates, we will recruit instructors from the pool of teachers to whom we provide dial-up Internet access service to teach such classes. We intend to offer classes at local schools and libraries, which we hope will donate the use of their facilities to us. The purpose of our Internet training program is to generate community awareness about our services and to provide our customers with a helpful, community-oriented service.

Associate Recruitment, Supervision and Compensation

      We have a team of full-time, salaried employees called Area Directors who recruit City Managers and supervise their activities. We currently employ six Area Directors, each of whom manages a territory that comprises between eight and 14 zip codes. We have developed a series of web-based management tools that aid Area Directors in recruiting City Managers and monitoring the activities of City Managers in their territories. We have also developed tools that allow City Managers to monitor the progress of LightFirst programs in their respective towns. Area Directors instruct City Manager candidates to complete an online application form located in a special area of our website. Once approved, City Managers electronically sign an independent agent agreement that outlines the terms of the understanding between them and us and outlines the plan by which we will compensate them for their efforts.

      In addition to their salaries, Area Directors receive a commission equal to 1% of an amount that we refer to as the “net transactional yield,” which is described in greater detail below, earned in their respective territories. The compensation of City Managers and Community Associates is also based on a percentage of net transactional yield earned in their assigned territories. Net transactional yield is defined in the independent agent agreement as the sum of all amounts earned by us as profit on each transaction performed through our online bill presentment service. For the purpose of the net transactional yield calculation, “profit” is defined as the difference between the amount paid by the consumer for a product or service and the cost to us to purchase and to present the bill for such product or service.

      The following hypothetical example illustrates the calculation of net transactional yield on an individual bill: We might enter into a reselling agreement pursuant to which we are able to purchase cellular telephone service from XYZ Cellular Company at an 18% discount relative to the customary retail rate. In a particular month, one of our customers might incur charges that would, under normal retail circumstances, total $80.00. However, because of our agreement with XYZ Cellular Company, the cost to us to purchase and present this bill to the customer is $65.60. If the customer’s charge is $72.00 for this bill, our profit or net transactional yield for this bill is equal to the difference between $72.00 and $65.60, or $6.40. Our current compensation structure calls for Area Directors, City Managers and Community Associates to receive 1%, 3%, and 5%, respectively, of net transactional yield generated in their respective territories. Of the $6.40 in net transactional yield on the bill described above, 1%, or $0.06, would be paid to the Area Director assigned to the territory in which that customer resides, 3%, or $0.19, would be paid to the City Manager for that territory, and 5%, or $0.32, would be paid to the Community Associate for that territory and the remaining 91%, or $5.97, would be retained by us.

      Because we have not yet begun to offer the ability to pay third-party bills through e-Bill Manager, we have not yet paid any compensation to our City Managers under the independent agent agreement. However, in June 2003 we awarded 250 shares of our common stock to each of 76 City Managers for their efforts in connection with the LightFirst Associate Program. These 76 City Managers were instrumental in the initial development of the Associate Program and provided valuable services to us, which included providing advice and conducting research with respect to the development of their territories, meeting with local leaders to discuss LightFirst’s programs, developing relationships with community groups in their territories, administering a pilot charitable fundraising program, and generating awareness of our services in their assigned towns. We made these awards of stock in reliance on the exemption from registration under the federal securities laws contained in Rule 701 under the Securities Act of 1933.

      City Managers may be instructed by their Area Directors to recruit Community Associates for their assigned territories. A Community Associate is a participant in the Associate Program who assists the City Manager with activities for a particular subsection of the City Manager’s territory. The Community Associate’s relationship with us is also governed by an independent agent agreement, and a Community Associate’s compensation is also based on a percentage of net transactional yield generated in that Community Associate’s assigned territory or territories. We currently have a limited number of Community Associates in territories where we have deemed that our activities warrant the engagement of additional marketing representatives. We intend to increase our marketing efforts after the offering, and we expect that our activities with regard to recruitment and engagement of Community Associates will likewise increase.

      Our standard independent agent agreement allows us, at our option, to pay advances and bonuses to City Managers and Community Associates. We intend to pay City Managers a monthly advance in a fixed dollar amount in anticipation of compensation to be earned in the future. We currently propose to pay an advance of approximately $2,500 per month to each City Manager, but we may raise or lower the advance amount at our discretion as circumstances might require. We also intend to pay Community Associates an advance calculated on the basis of the number of new subscribers in a Community Associate’s territory.

We currently propose to pay advances of approximately $50 per new subscriber to each Community Associate in anticipation of compensation to be earned in the future, but we may raise or lower the advance amount at our discretion as circumstances might require. For both City Managers and Community Associates, compensation earned will be credited against the balance of all advances paid as long as that balance is greater than zero. In addition, the independent agent agreement provides that we may, from time to time, offer bonuses to members of either or both groups based on the number of new subscriptions acquired in their territories during a set period. Our current compensation structure calls for City Managers to receive a per-subscriber bonus of between $5 and $20.

Geographical Market

      Members of our target market tend to reside in suburban neighborhoods. We plan to introduce our e-bill consolidation services, with the help of City Managers and Community Associates, on a town-by-town basis, concentrating on the suburbs of large U.S. cities. We currently operate only in the Chicago metropolitan area and have begun to implement the first stages of our marketing plan in this market. In order to maintain steady growth, we plan to expand beyond the Chicago metropolitan area to new markets. We have identified a number of metropolitan areas that we believe have the demographic characteristics necessary for the successful marketing and adoption of our e-bill consolidation services. There are many factors that may affect our decision to enter some or all of these additional markets, including the outcome of further research relating to these markets, the success of this offering, and future economic and market conditions. Although we intend to expand into additional metropolitan areas, we do not believe that our business plan is dependent upon our expansion beyond the Chicago metropolitan area.

Customer Service and Technical Support

      Our customer service and technical support model is designed to keep costs low while retaining the ability to scale rapidly to accommodate growth.

      Online Registration, Quick Setup Program, and LightFirst Launcher. We allow new customers with existing Internet access to simplify the account creation process with us by registering online for our dial-up Internet access service. Because the majority of technical support calls that we receive relate to the initial registration and setup process, we have developed a proprietary software application called Quick Setup Program that automates most of the initial setup process. Our Quick Setup Program automatically configures with our account settings the browser and dialer software on a customer’s computer. Our Quick Setup Program also helps lower costs by reducing the number of setup-related technical support calls we receive.

      Our Quick Setup Program installs a proprietary software program of ours called LightFirst Launcher on a customer’s computer. LightFirst Launcher simplifies technical support calls by allowing our customers to control and change all relevant web browser, dialer, and operating system settings from the same application. Because LightFirst Launcher reduces the number of mouse clicks per task, it allows us to reduce support call times and associated costs. LightFirst Launcher also helps our customers to perform certain potentially complicated tasks, such as creating and managing multiple family accounts on one computer, without assistance from our technical support staff.

      30-Day Free Trial Membership. We offer new customers the opportunity to try our dial-up Internet access service for 30 days at no charge. The purpose of the trial membership is to remove a potential financial obstacle to customer acquisition by making it easier for customers to start using our dial-up Internet access service right away. Once a customer has used our dial-up Internet access service for 30 days, we believe he or she will decide that it is equivalent to competing services and our low monthly cost is a bargain.

      Student Internship Program. In addition to generating community goodwill, our Student Internship Program offers us other benefits. The knowledge needed to provide technical support to most of our customer queries is specialized but not highly technical. We believe that high school students and college students are ideal candidates for this task because they tend to be proficient with computers and keep abreast of changing technology. Moreover, our experience has shown us that the daily productivity of technical support staff diminishes rapidly after four hours of service. Accordingly, we believe that our technical support function is enhanced by staffing it mostly with student interns who desire a part-time work schedule and thus do not work a full eight-hour day. Similarly, our experience has shown that job satisfaction tends to decrease among technical support staff over time, which degrades the level of technical support provided to customers. However, we believe that the pool of potential student intern candidates on which we can draw is deep and renews regularly. Accordingly, we believe we will avoid the problem of declining productivity by staffing our technical support function with students who, by their own choosing, do not plan to be in the position for a long time.

      Virtual Call Center. Our Virtual Call Center allows our student interns to provide technical support services from their homes using their own computers. We have developed a proprietary call management software called Call Center Monitor, which allows remote technical support staff to retrieve and answer customer requests for technical support. We reimburse students for telephone usage charges in connection with the telephone calls they make to our customers. Call Center Monitor provides us with management tools that allow our full-time technical support supervisors to manage the activities of our student interns remotely. Because our costs for physical implementation, recruitment, and training are low, our Virtual Call Center model can scale rapidly as our customer base grows.

      Log-in Assistant. Aside from initial configuration difficulties, the most common reason for customers to call technical support is to retrieve forgotten passwords. We have developed a proprietary software application called Log-in Assistant that enables customers who have forgotten their passwords to obtain a password reminder without calling technical support.

Revenue

      We believe our position as an intermediary between our customers and providers of household products and services will allow us to earn revenue on customer transactions performed using e-Bill Manager. We anticipate having several distinct primary revenue streams, which are summarized in the table below.

Revenue Stream	Description	Examples

1. Reseller Revenue	We plan to buy household services at wholesale prices and resell them to our customers at a markup.	• DSL • local telephone • long distance telephone • cellular telephone • electricity and natural gas • cable and satellite television

2. Referral and Commission Revenue	We plan to earn commissions and referral fees, subject to applicable law, from vendors of products and services to which we introduce our customers.	• home mortgages • automobile loans • personal loans • insurance policies

3. Administrative Discount Revenue	We may be able to retain a portion of any administrative discounts that we can negotiate for our customers.	• electricity and natural gas • refuse collection • water

4. Rebate Revenue	We intend to retain a portion of rebates earned by our customers by using the co-branded credit card we intend to offer to purchase products and services from selected vendors.	• grocery stores • gas stations • clothing stores • bookstores • department stores

5. Traditional Sales Revenues	We earn revenue by selling services that we originate ourselves.	• dial-up Internet access service

Plan of Operation for Fiscal Year 2004

      Our goal for fiscal year 2004 is to continue to increase the size of our Internet access customer base and to begin to expand the portfolio of household products and services that we offer through our e-bill consolidation service. Upon the completion of this offering, we intend to begin the widespread deployment of school fundraisers, supported by our City Managers and Community Associates, across the Chicago metropolitan area, with the aim of rapidly expanding our customer base. During this time, we will also seek to enter into agreements with vendors of products and services so that we can commence offering our customers discounted products and services via e-Bill Manager.

      The minimum proceeds from this offering, after offering expenses, will be approximately $14,483,382. Assuming the minimum offering proceeds are received, the plan for the use of these proceeds calls for approximately $4,874,000 or 34% of the proceeds to be used for fixed, one-time debt repayment obligations, with the balance of approximately $9,609,000 or 66% of the proceeds to be used for marketing, capital expenditures, and working capital needed to execute our plan of operations. Working capital will be used for building of our management team and intellectual infrastructure, and general corporate and administrative purposes. Approximately 35% of the proceeds of the offering will be used for marketing and capital expenditure costs, which are, in large part, incremental and increase in proportion to the number of subscribers we are able to acquire. Fixed capital expenditure costs may include the purchase of software to enhance our e-bill consolidation platform. Incremental capital expenditure costs, which comprise the majority of our capital expenditure budget, include the purchase or lease of networking equipment and the addition of telecommunications services to accommodate growth in our customer base. We intend to add such equipment and services on an as-needed basis as our customer base grows, and increases in our capital expenditure needs will be accompanied by an increase in revenue resulting from the addition of subscribers to our network.

      Incremental marketing costs consist primarily of payments we intend to make to organizations participating in our fundraiser program and to participants in our Associate Program. These payments are made to such recipients on a per-subscriber basis after a subscriber has joined our network and paid for three months’ service. Therefore, any expenditure in the area of marketing and subscriber acquisition will occur after a subscriber has been acquired and the accompanying increase in revenue has been realized. Furthermore, the amount of payments made to fundraiser participants and Associates is determined at our discretion and can be adjusted as circumstances may require.

      Given that we expect a large portion of our expenditures to be based on incremental costs that are directly proportional to increases in revenue, we believe that the minimum proceeds of the offering will be sufficient to finance our operations for at least 12 months, and that it will not be necessary to raise additional funds during that time. However, we may choose to pursue opportunities to raise additional capital if such opportunities arise, as such additional capital may allow us to accelerate plans for future growth and expansion.

Technology

      We have invested in the telecommunications and computer equipment necessary to build a network that will accommodate a large customer base. Our network is designed to grow on a modular basis in order to accommodate rapid expansion. Our centralized network management design allows remote monitoring of geographically distant networks from one centralized operations center.

      We have taken measures that meet industry standards to prevent service interruption. We have implemented redundant systems for our dial-up modems, routers, DNS servers, web servers, authentication servers, and e-mail gateway servers. We also maintain back-up duplicates of all databases and files on all of our servers. Furthermore, the facility that houses our equipment provides a redundant power supply, temperature and humidity controls, and an advanced fire suppression system to lessen damage to equipment.

Research and Development

      We currently use in-house resources to develop software in support of our services, including electronic bill-presentment and accounting software, workflow and communications management software for our Associate Program, and applications related to customer support, such as our virtual call center and log-in assistant platforms. In-house product development activities include software development, interface design, and testing. During 2001, we also used the services of an outside firm for certain software development tasks. To date, we have spent approximately $850,000 for product development, including in-house costs and outsourcing fees. No customer or business with which we have a relationship has sponsored any of our product development activities to date.

Competition

      The online bill payment market is an emerging industry, and it continues to evolve. We expect that we will face increased competition in the future. Our current competitors include:

•	CheckFree Corporation, which is the largest electronic bill payment and processing company in the United States, with approximately five million customers. CheckFree generates electronic bill payment and processing revenues through subscriber fees, collected from service distributors, and transaction fees, collected from billers.

•	Banks with e-bill presentment and payment services, such as Bank of America, Bank One Corp, Wells Fargo and Fleet-Boston Financial Corp. Many banks have joined with a non-bank technology partner in order to provide their customers with e-bill presentment and payment services.

•	Private Internet payment facilitators that are usually backed by venture capital firms in partnership with technology companies. Most of our competitors in this category propose to earn revenues from monthly and per-transaction fees.

      We believe that the factors determining success in the online bill payment industry include:

•	reputation for reliability of service;

•	effective customer support;

•	pricing;

•	easy-to-use software;

•	geographic coverage;

•	scope of services; and

•	the timing and introduction of new products and services.

      Although we believe that we can compete favorably with respect to the factors identified above, many of our competitors may have advantages over us with respect to specific factors. We currently compete with established online service and content providers and numerous regional and local commercial Internet access service providers. We also compete against companies that offer low-cost Internet access services or free products, such as personal computers, bundled with, or as promotions for, Internet access services. Furthermore, we expect that more companies will begin to offer such services or products in the future. We also compete with, and expect increased competition from, telecommunications service providers. These companies generally have far greater resources, distribution channels, and brand awareness than we do. They also can have lower costs than we can because they own or control the telecommunications services that we must purchase on the open market.

      Our dial-up Internet access service also competes with alternative Internet access products, such as DSL and cable Internet connections, both of which offer faster, dedicated connections known as broadband access. At the present time, these services cost approximately four to eight times more per month than our dial-up Internet access service. In addition, DSL has limited availability in some areas. We believe that the high cost and limited availability of broadband products will continue to limit utilization of these services among members of our target market. We also recognize that the demand for broadband Internet access is growing and will likely continue to grow. For this reason, in October 2003, we entered into an agreement that will allow us to provide DSL service at competitive rates to our customers. We intend to begin offering DSL services after the completion of this offering.

      We expect that, once we begin to offer DSL service on a large scale, we will face competition from other DSL providers, which may include large and small telecommunications service providers. Some of these providers have been in business significantly longer than we have and have greater name recognition in the marketplace. Our DSL service may also compete with alternative broadband Internet services, such as digital cable, which may be faster, more widely available, and may be associated with fewer and shorter delays relative to the initial setup.

Intellectual Property

      We regard our e-bill consolidation software and certain of our business processes as proprietary and rely on a combination of methods to protect our intellectual property, such as copyright and trade secret laws, as well as employee and third party nondisclosure agreements. We have an application pending with the United States Patent and Trademark Office to register our name as a service mark. At this time, we do not hold any other service marks, registered copyrights, trademarks or patents, nor do we have any applications pending for such protections.

Legal Proceedings

      We have an outstanding tax liability, including assessed penalties, in excess of approximately $1,144,000 as of June 30, 2004 for unpaid FICA, Medicare, state and federal employment taxes. This tax liability arose because certain of our employees were initially characterized as being self-employed when they should have been characterized as our employees. We incurred the tax liability between May 2001 and September 2003, and it includes approximately $399,000 of penalties and interest. The balance of approximately $745,000 represents the amount under current tax law that should have been withheld from employees’ checks as well as our matching contributions to FICA, Medicare and unemployment taxes. On July 22, 2003, the State of Illinois filed a tax lien against us for approximately $62,000, which represents Illinois’ portion of the tax liability. To date, the Internal Revenue Service has not filed a lien against us, but it could do so in the future. We intend to use a portion of the proceeds from this offering to satisfy our tax liability.

      We are not a party to any other material legal proceedings.

Employees

      We currently have nineteen employees, all of whom are full-time employees. Of our employees, five perform technical operations, nine perform sales and marketing activities, and five perform general and administrative activities. We consider our relationship with our employees to be good.

Independent Contractors

      We rely on a network of independent contractors known as City Managers and Community Associates to market and distribute our services. As of June 30, 2004, we had approximately 100 City Managers in the Chicago metropolitan area. We enter into an independent contractor agreement with each of our City Managers, and they are compensated for their services on a commission-only basis. We do not provide City Managers with salaries or other employment benefits. If we expand successfully into new markets, we intend to recruit additional City Managers.

      We staff most of our technical support function with student interns, whom we recruit chiefly from high schools and colleges in the Chicago metropolitan area. We enter into an independent contractor agreement with each student intern, pursuant to which the student intern is compensated at an hourly rate and provides no more than twenty hours of service per week. If we expand successfully into new markets, we intend to recruit additional student interns.

      In the past, we incurred significant penalties because of misclassification of a number of employees as independent contractors, as set forth above under “Legal Proceedings.” To prevent future recurrences of such misclassification, we have instituted a job classification review procedure that will ensure that we adhere to regulations regarding independent contractors. Specifically, when we engage an individual in the capacity of an independent contractor, we review the position responsibilities and work circumstances in light of the following criteria governing classification of employees:

•	Agreement: The individual must agree in writing to work as an independent contractor.

•	Schedule: The individual sets own hours within the parameters set by us.

•	Facilities: The individual uses his or her own equipment and/or works at a remote location.

•	Compensation: The individual’s compensation is based on time worked, on commission, or on assignments or projects completed. No salaried employee may be considered an independent contractor.

•	Independence: The individual may accept third-party assignments.

•	Hierarchy: The individual may not be a manager or supervisor of others or an executive.

We employ and intend to continue to employ these standards rigorously to ensure that future deficiencies in our tax withholdings do not occur.

Facilities

      Our corporate headquarters are located in Elk Grove Village, Illinois, where we occupy approximately 8,200 square feet of leased space in a single building. Our management and administrative functions are based at our corporate headquarters. Our computer hardware is collocated in leased facilities. Our existing facilities are adequate for our current needs, but we may need to add additional facilities in the future if we are successful in growing our business in the Chicago metropolitan area and expanding into new markets.

MANAGEMENT

Directors, Executive Officers and Significant Employees

      The following table sets forth certain information about our directors, director nominees, executive officers and significant employees as of the date of this prospectus.

Name	Age	Position

Martin P. Gilmore	50	Chairman of the Board, President, Chief Executive Officer, Chief Financial Officer, and Director
Dr. Bin Yang	47	Vice President, System Engineering
Lawrence Kinsella	43	Vice President, Sales
Raymond Gavala	44	Vice President, Software Development
John Rehayem	52	Director Nominee
Stephen Kennedy	60	Director Nominee
Thomas Wheeler	51	Director Nominee

Management

      Martin P. Gilmore. Mr. Gilmore is our chairman of the board, president, chief executive officer, and chief financial officer. Mr. Gilmore has served as a director of our company since April 2001. In addition, Mr. Gilmore is our founder and is currently the sole member of our board of directors. In 1994, Mr. Gilmore founded Avenew.com, Inc., a provider of dedicated Internet access services. Mr. Gilmore served as the chief executive officer of Avenew.com, Inc. until 2002, when that company was liquidated under Chapter 7 of the U.S. Bankruptcy Code. In 1984, Mr. Gilmore founded MicroRepair and grew it into a leading independent PC service company. Mr. Gilmore sold MicroRepair in 1994.

      Dr. Bin Yang. Dr. Yang is our vice president, system engineering. Dr. Yang joined us in April 2001, and he has more than 18 years of experience with computer technologies. From 1995 to 2001, Dr. Yang was vice president, Internet technologies for Avenew.com, Inc. From 1994 to 1995, Dr. Yang was head of programming at SoftCom Systems, an Internet service provider. From 1993 to 1994, Dr. Yang was a software developer at the Panasonic/Matsushita Industrial Equipment Research Laboratory in Franklin Park, Illinois. From 1988 to 1993 Dr. Yang pursued doctoral studies in the U.S. and was awarded a research fellowship at the University of Illinois, where he also served as a systems consultant for campus mainframe and PC systems. From 1982 to 1988, Dr. Yang served in the Institute of Atomic Energy, Beijing, China, as a software designer and developer. Dr. Yang holds a Ph.D. in Computer Science from the University of Illinois, Chicago.

      Lawrence Kinsella. Mr. Kinsella serves as our vice president, sales, joining us in April 2001. From 1998 to 2001, he held the position of vice president of sales for La-Z-Boy Furniture Galleries. His main responsibilities included all oversight of all sales functions and marketing efforts of the organization. Before joining La-Z-Boy, Mr. Kinsella was a general manager for Computer City, a large retail chain, subsequently purchased by Comp USA, specializing in the sale of personal computers and related items. Before working for Computer City, Mr. Kinsella owned and operated a retail floor- and wall-covering business with two locations.

      Raymond Gavala. Mr. Gavala serves as our vice president, software development, joining us in April 2001. From 1996 until March 2001, he was employed by Avenew.com, Inc., a provider of dial-up and dedicated Internet access services, where he held several successive positions of increasing responsibility over the course of his employment, ending with the position of programming manager. Prior to Avenew.com, Inc., Mr. Gavala was employed as a programmer with the Advanced Computing Group, a firm specializing in the development of custom software applications for businesses. Mr. Gavala holds a B.S. in Computer Science from Youngstown State University.

Board of Directors

      Martin P. Gilmore. Mr. Gilmore is currently our sole director. Further information about Mr. Gilmore is set forth above under “Management.”

      John Rehayem. Mr. Rehayem is a director nominee and has agreed to serve as a director, upon the completion of this offering, until our next annual meeting of stockholders or until his successor is duly elected and qualified, whichever occurs later. Since 2001, he has served as chairman of the board of InterCAPABLE, a not-for-profit charitable organization dedicated to developing technologies to help disabled individuals, including the blind and visually impaired, to access the Internet. Prior to founding InterCAPABLE in 2001, Mr. Rehayem worked at Motorola, Inc., most recently as senior director of merchant ventures, after holding the positions of director of consumer e-commerce and director of strategy and business development. Previously, he served as an executive officer at a number of privately held technology companies and worked as a program manager at Motorola, Inc. Mr. Rehayem received a B.S. in computer science from Columbia University in 1976 and an M.B.A. from Columbia University in 1978.

      Stephen Kennedy. Mr. Kennedy is a director nominee and has agreed to serve as a director, upon the completion of this offering, until our next annual meeting of stockholders or until his successor is duly elected and qualified, whichever occurs later. Mr. Kennedy was a founder of Chicago Capital, Inc., an investment banking firm and broker/dealer, for which he served as president and chief executive officer since its inception in 1996. Prior to joining Chicago Capital, he was a senior vice president at Stifel, Nicolaus & Company, Inc. Previously, he was at The Chicago Corporation, where he was a vice president in the Bank Equity Services Department. He has also been an industry arbitrator for the National Association of Securities Dealers. Mr. Kennedy received a B.A. in economics from the University of Chicago.

      Thomas Wheeler. Mr. Wheeler is a director nominee and has agreed to serve as a director, upon the completion of this offering, until our next annual meeting of stockholders or until his successor is duly elected and qualified, whichever occurs later. Mr. Wheeler held the position of president and chief executive officer of Wormser Apparel Group, a leading manufacturer of marketer of children’s licensed and private label sleepwear, from 2001 to 2003. Previously, he worked at Hartmarx Corporation, serving as president and chief operating officer of Biltwell Clothing Company, a division of Hartmarx, for nine years. Prior to that, Mr. Wheeler held the positions of president and chief operation officer of two other Hartmarx divisions.

Board Structure and Composition

      Our board currently consists of a single director, our founder Mr. Gilmore. Upon the completion of this offering, however, John Rehayem, Stephen Kennedy and Thomas Wheeler have each agreed to join our board of directors and serve as directors until our next annual meeting of stockholders or until their successors are duly elected and qualified, whichever occurs later. Messrs. Rehayem, Kennedy and Wheeler have consented to being named as director nominees in this registration statement.

      Upon the completion of this offering, our board of directors will form an audit committee and a compensation and nominating committee. The proposed members and functions of these committees are described below.

Audit Committee

      John Rehayem, Stephen Kennedy and Thomas Wheeler have each agreed to serve on our audit committee upon the completion of this offering, and Thomas Wheeler has agreed to serve as the chair of the audit committee. We anticipate that each of our audit committee members will be “independent” for purposes of the listing standards of any national securities exchange on which we intend to apply to list our common stock. Our audit committee will serve the following functions:

•	oversee our financial reporting process, compliance with legal and regulatory requirements, and the independence and performance of our independent and internal auditors;

•	review the audited financial statements with management;

•	recommend the appointment of our independent auditors;

•	review with our independent auditors the scope and the planning of the annual audit; and

•	review findings and recommendations of our independent auditors and management’s response to the recommendations of our independent auditors.

      Our audit committee will operate under a written charter that will be adopted by our board of directors upon the completion of this offering.

Compensation and Nominating Committee

      John Rehayem, Stephen Kennedy and Thomas Wheeler have each agreed to serve on our compensation and nominating committee upon the completion of this offering, and John Rehayem has agreed to serve as the chair of the compensation and nominating committee. We anticipate that each of our compensation and nominating committee members will be “independent” for purposes of the listing standards of any national securities exchange on which we intend to apply to list our common stock. Our compensation and nominating committee will serve the following functions:

•	determine board organization, select director nominees and set director compensation;

•	review and recommend management compensation;

•	administer our 2002 stock option plan;

•	review senior management incentive structure and compensation; and

•	review corporate structure and policies with respect to human resource policies, corporate ethics, and long range planning and strategy.

      Our compensation and nominating committee will operate under a written charter that will be adopted by our board of directors upon the completion of this offering.

      Any stockholder may make recommendations to the compensation and nominating committee for membership on our board of directors by sending a written statement of the qualifications of the recommended individual to us. Recommendations should be sent to the following address: LightFirst Inc., Attention: Compensation and Nominating Committee, 25 Northwest Point Boulevard, Suite 700, Elk Grove Village, Illinois 60007.

Compensation Committee Interlocks and Insider Participation

      None of the anticipated members of the compensation and nominating committee is or has been an employee of ours at any time since our formation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation and nominating committee.

Director Compensation

      We will compensate each of our non-employee directors $20,000 per year for serving on our board of directors. In addition, we will compensate each of our non-employee directors $400 per meeting for attending board and committee meetings, and we will reimburse all directors for reasonable expenses incurred in connection with attending board and committee meetings. We will make an annual grant of an option to purchase our common stock to each non-employee director. The grant will consist of an option to purchase a specified number of shares under our 2002 Stock Option Plan or then effective incentive plan. For 2004, the grant will consist of an option to purchase 12,000 shares. We do not compensate employee-directors for their service on the board of directors.

Limitations on Liability and Indemnification Matters

      We are a Delaware corporation and are governed by the Delaware General Corporation Law. Delaware law authorizes Delaware corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity authorized by Delaware law also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. Indemnification applies against liability incurred in connection with an indemnifiable proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

      In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

      The indemnification provisions of Delaware law require indemnification of a director, officer, employee or agent who has been successful in defending any action, suit or proceeding to which he or she was a party by reason of serving the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

      The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

      Our certificate of incorporation and bylaws provide for the elimination, to the fullest extent permissible under Delaware law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as a director or as an officer, other than liabilities arising from certain specified misconduct. We are required to advance all expenses incurred as a result of any proceeding against our directors for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

      We are currently unaware of any pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification, however, one or more of our directors, officers, or employees could potentially seek indemnification from us in the event that they were held personally liable for all or some portion of our outstanding tax liability for unpaid FICA, Medicare, state and federal employment taxes, which is described in more detail under “Risk Factors” and “Use of Proceeds.”

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours based on the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

Executive Compensation

      The following table sets forth the annual compensation for services to us in all capacities since our inception in April 2001 for our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) who served as executive officers during our fiscal year ended December 31, 2003 (collectively, the “named executive officers”).

Summary Compensation Table

		Annual Compensation				Long-term Compensation

				Other Annual		Restricted	Securities	All Other
	Fiscal			Compensation		Stock Awards	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)		($)	Option(#)	($)

Martin P. Gilmore	2003	1	—	—		—	—	—
Chairman of the Board,	2002	67,533
President, Chief Executive	2001	—	—	—		—	—	—
Officer and Chief
Financial Officer
Raymond Gavala	2003	85,000
Vice President, Software	2002	150,833	—	—		—	—	—
Development	2001	21,250	—	—		—	—	—
Lawrence Kinsella	2003	110,000		7,200	(1)
Vice President, Sales	2002	110,000	—	7,200	(1)	—	30,000	—
	2001	36,667	—	1,800	(1)	—	—	—
Theodore Tvrdik(2)	2003	72,692
Vice President,	2002	140,000
Networking	2001	49,583
Dr. Bin Yang	2003	110,000
Vice President, System	2002	151,042	—	—		—	—	—
Engineering	2001	27,500	—	—		—	—	—

(1)	This amount consists of an automobile allowance.

(2)	Mr. Tvrdik left the company in August 2003.

Stock Options

      No stock options were granted to executive officers during the fiscal year ended December 31, 2003. The following table indicates the total number of stock options we granted to each named executive officer during our fiscal year ended December 31, 2002. Each option listed in the table below was granted under, or has been assumed under, our 2002 Stock Option Plan. Two thirds of options under this plan were immediately exercisable as of December 31, 2003; one third of options under this plan became exercisable in January 2004. We have not granted any stock appreciation rights to the named executive officers.

Option Grants During Our Fiscal Year Ended December 31, 2002

	Individual Grants				Potential Realizable
Value at Assumed
	Number of	Percent of			Annual Rates of
	Securities	Total			Stock Price
	Underlying	Options/SARs	Exercise		Appreciation for
	Options/SARs	Granted to	or Base		Option Term
	Granted	Employees in	Price	Expiration
Name	(#)(1)	Fiscal Year(%)	($/Share)	Date	5%($)	10%($)

Martin P. Gilmore	—	N/A	N/A	N/A	N/A	N/A
Raymond Gavala	—	N/A	N/A	N/A	N/A	N/A
Lawrence Kinsella	30,000	34	2.50	1/5/2007	$279,522	$340,937
Theodore Tvrdik(2)	—	N/A	N/A	N/A	N/A	N/A
Dr. Bin Yang	—	N/A	N/A	N/A	N/A	N/A

(1)	All stock options are non-qualified stock options.

(2)	Mr. Tvrdik left the company in August 2003.

      The following table indicates the total number of exercisable and unexercisable stock options held by each named executive officer on December 31, 2003, the last day of our most recently completed fiscal year, and the value of such options.

Aggregated Option Exercises In Our Fiscal Year Ended December 31, 2003

And Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired		Options/SARs at		Options/SARs at
	on	Value	Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Martin P. Gilmore	N/A	N/A	N/A	N/A	N/A	N/A
Raymond Gavala	N/A	N/A	N/A	N/A	N/A	N/A
Lawrence Kinsella	—	—	20,000	10,000	$150,000	$75,000
Theodore Tvrdik(2)	N/A	N/A	N/A	N/A	N/A	N/A
Dr. Bin Yang	N/A	N/A	N/A	N/A	N/A	N/A

(1)	There was no public trading market for our common stock as of December 31, 2003. Accordingly, the values set forth below have been calculated based on an initial offering price of $10.00 per share of our common stock, less the per share exercise price, multiplied by the number of shares underlying the options.

(2)	Mr. Tvrdik left the company in August 2003.

2002 Stock Option Plan

      On January 1, 2002, we adopted our 2002 stock option plan, which became effective as of the same date. The purpose of the plan is to promote our long-term growth and development by affording an opportunity for stock ownership to selected employees, directors and consultants.

      General. The maximum number of shares of common stock that may be issued under options granted under the plan for any calendar year in which the plan is in effect is ten percent of the outstanding shares of our common stock as of January 1 of such year. This limitation is subject to equitable adjustments upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange, or other similar corporate transaction or event. In addition, until the plan terminates, there will be available for the grant of options pursuant to the plan a total of 250,000 shares of our common stock. If an option granted under the plan expires or is terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan. It is currently anticipated that no further grants will be made under this plan.

      Administration. Martin P. Gilmore, a member of our board of directors, currently administers the plan. Upon completion of this offering, our nominating and compensation committee will administer the plan. The committee will have full authority, subject to the provisions of the plan, to among other matters:

•	determine the persons to whom options will be granted;

•	determine the type of options to be granted, the number of shares to be made subject to options, the exercise price and other terms and conditions of the options; and

•	interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan.

      Members of the committee who are either eligible for awards of stock options or have been given stock options may vote on any matters affecting the administration of the plan or the grant of options pursuant to the plan.

      Grants. Options granted under the plan may be either “incentive stock options,” as such term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options.

      Eligibility. All of our full-time and part-time employees are eligible to receive both incentive stock options and non-qualified stock options under the plan. Directors and consultants who are not full-time employees will be eligible to receive only non-qualified stock options.

      Terms and Conditions of Options. The exercise price of a stock option granted under the plan is determined at the time the option was granted, and the exercise price of an incentive stock option is never less than the fair market value per share of our common stock on the date of grant. The option price for non-qualified stock options granted under the plan cannot be less than 85% of the fair market value (determined as of the day the option is granted) of the shares subject to the option. Stock options are exercisable at the times and upon the conditions determined, as reflected in the applicable option agreement. The exercise period may not exceed 10 years from the date of grant.

      Unless earlier terminated pursuant to the provisions of the plan or the grant agreement, options will terminate in their entirety, whether vested in whole or in part, one year after the date the option recipient is no longer employed by or providing services to us for any reason other than death, disability or retirement. If an option recipient’s employment or service terminates for cause, all options held by the option recipient will terminate upon termination. Generally, in the event that the employment or service of an option recipient terminates as a result of death, disability or retirement, all options that are not exercisable at the time of termination will terminate and all options that are exercisable at the time of termination may be exercised for a period of one year immediately following termination but in no case after the options expire in accordance with their terms.

      If we are merged or consolidated with another corporation, and we are not the surviving entity, or if all or substantially all of our assets are acquired by another entity, or if we are liquidated, reorganized or become all or part of a successor entity, then appropriate and equitable arrangements shall be made for the substitution or exchange for other property of our outstanding options. In addition, upon the occurrence of any of the foregoing events that does not also result in a change in control, the administrator of the plan may, in its sole discretion, accelerate any vesting requirements or exercise dates with respect to any or all outstanding options on any basis and subject to such conditions as are deemed acceptable to the administrator, which acceleration, whether in full or in part, need not be the same with respect to all option recipients.

Employment Agreements

      Martin P. Gilmore entered into a three-year employment agreement with us, which became effective as of January 1, 2003. Pursuant to this agreement, Mr. Gilmore receives a base salary of $1 per year for serving as our president and chief executive officer. In addition, Mr. Gilmore is eligible to receive a quarterly bonus for achieving certain subscriber acquisition goals as set forth in the employment agreement. The bonus for a particular quarter will be calculated by multiplying the number of subscribers acquired during such quarter by $0.50. If, however, the number of acquired subscribers for the quarter meets or exceeds the goal, the bonus for that quarter will be $1.00 per acquired subscriber.

      We may terminate Mr. Gilmore’s employment at any time, with or without cause, and Mr. Gilmore may terminate his employment at any time upon giving written notice of his resignation to us at least 60 days before the date of such resignation. If Mr. Gilmore’s employment with us is terminated by us without cause, or due to his resignation for good reason, then Mr. Gilmore will be entitled to receive his base salary through the date of termination; plus a lump-sum cash payment calculated by multiplying the annual subscriber goal for a twelve-quarter period by $1.00 and then subtracting the sum of all bonuses paid to Mr. Gilmore between January 1, 2003 and the date of termination. In addition, Mr. Gilmore would be eligible to continue his participation in our health and other insurance benefit programs through the one-year anniversary of the date of termination.

RELATED PARTY TRANSACTIONS

      We borrowed $620,000 from Richard R. Gritzke, a holder of our common stock, pursuant to (1) a promissory note for $420,000 between Mr. Gritzke and us, dated July 15, 2002, as amended, and (2) a promissory note for $200,000 between Mr. Gritzke and us, dated November 2, 2002, as amended. Each of these promissory note bears interest at the rate of 10%, is due on January 1, 2005, and is secured by a lien on the personal assets of our president and chief executive officer, Martin P. Gilmore. In addition, the July 2002 promissory note is personally guaranteed by Mr. Gilmore and Robert L. Gritzke, such that they have each promised to repay the loan represented by the July 2002 promissory note if we do not repay the loan or otherwise are in default under the promissory note.

      As of June 30, 2004, we have borrowed $1,830,000 from Robert L. Gritzke, a holder of our common stock, pursuant to the Revolving Line of Credit Loan Agreement between Mr. Gritzke and us, dated December 12, 2002, and amended on March 15, 2003, March 1, 2004 and May 1, 2004. Under the terms of this revolving credit facility, which we use to partially satisfy our short-term needs for working capital, we may borrow up to $3,000,000 at an interest rate of 9%. The revolving line of credit facility has a maturity date of January 1, 2005, at which time the entire outstanding principal balance under the revolving credit facility is due. We are permitted to prepay principal at any time without penalty. Interest on amounts outstanding under the revolving credit facility is due quarterly and is payable on the first day of the fiscal quarter. In October 2003, Mr. Gritzke executed a waiver that permits us to delay payment of all interest due until the maturity date of the loan. The revolving credit facility contains customary default provisions. These default provisions include our failure to make principal and interest payments when due, except as otherwise waived, as well as our filing for credit under insolvency laws. If a default provision is triggered, all amounts of principal and interest then outstanding become immediately due. The revolving credit facility is secured by a blanket lien on all of our assets.

      We entered into registration agreements with each of Richard R. Gritzke and Robert L. Gritzke on May 1, 2001 in connection with their respective purchases of shares of our common stock. Pursuant to these registration agreements, Messrs. Gritzke and Gritzke have the right to require us to name them as selling securityholders with respect to all their shares of common stock. Messrs. Gritzke and Gritzke have not elected to exercise such registration rights in connection with this offering.

      In April 2001 we purchased Internet service subscriber accounts from Avenew.com, Inc., a related party. Martin P. Gilmore, our president and chief executive officer, was also the president and chief executive officer of Avenew.com, Inc. at the time of the purchase. In addition, at the time of the purchase, Mr. Gilmore owned all of our outstanding common stock and approximately 23% of the outstanding common stock of Avenew.com, Inc. Such stock holdings made Mr. Gilmore the controlling stockholder of both companies. Furthermore, at the time of the purchase, Mr. Gilmore was the sole member of the board of directors of each company. Under the terms of the purchase, we agreed to assume the obligation to provide Internet service to the customer base for the remainder of their prepaid contract period. The remaining contract periods ranged from less than one month to one year. The cost of the acquired customer list, as reflected in the accompanying balance sheet in the Index to Financial Statements section of this prospectus, represented the total of the deferred revenue at the original acquisition date along with the revenue generated by the customer base during the first six months following the purchase date. The customer list cost us $261,316 and is being amortized on a straight-line basis over a thirty-six month period from the respective date of acquisition.

      In May 2001, we entered into an agreement with Avenew.com, Inc. whereby Avenew.com, Inc. agreed to provide certain services to us and we agreed to pay Avenew.com for such services. The services provided by Avenew.com were broken up into three blocks: customer support services, billing services, and software development services. For customer support services, the agreement provided for us to pay Avenew.com the greater of $11,000 per month or the product of $1.50 and the total number of our subscribers. In addition, for billing services, the agreement provided for us to pay Avenew.com the greater of $11,000 per month or the product of $1.50 and the total number of our subscribers. The agreement further provided for us to pay $95.00 per hour, as invoiced, to Avenew.com for software development services. Pursuant to the billing services block of the agreement, Avenew.com collected funds from our subscribers on our behalf and transferred the funds to us on a monthly basis. The agreement concluded on May 31, 2002.

PRINCIPAL STOCKHOLDERS

      The following table presents information regarding the beneficial ownership of our common stock as of June 30, 2004, and as adjusted to reflect the sale of common stock in this offering.

•	each person who beneficially owns more than 5% of our common stock;

•	each of our directors, director nominees and named officers; and

•	all current executive officers and directors as a group.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission. These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member, but these rules do not deem the stock to be outstanding for purposes of computing the percentage ownership of any other person or group.

      To our knowledge, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percentage ownership for each stockholder before the offering is based on 6,406,000 shares of our common stock outstanding immediately prior to the effective date of the offering. The percentages for after the offering give effect to our issuance of each of the minimum of 1,500,000 shares of common stock being offered by us and the maximum of 2,000,000 shares of common stock being offered by us.

      Each person named in the table can be contacted at our principal business address, which is 25 Northwest Point Boulevard, Suite 700, Elk Grove Village, Illinois 60007.

			Percentage of
			Outstanding
			Shares to be Owned
	Number of
	Shares		After the	After the
	Beneficially	Before the	Offering-	Offering-
Name	Owned	Offering	minimum	maximum

5% Holders:
Richard R. Gritzke	660,000	10.3%	8.3%	7.9%
Robert L. Gritzke	600,000	9.4%	7.6%	7.1%
Directors, Director Nominees and Named Officers:
Martin P. Gilmore	4,121,250	64.3%	52.1%	49.0%
John Rehayem	18,750	*	*	*
Steven Kennedy	*	*	*	*
Thomas Wheeler	*	*	*	*
Dr. Bin Yang	50,000	*	*	*
Lawrence Kinsella	30,000	*	*	*
Raymond Gavala	50,000	*	*	*
Executive officers and directors as a group (7 persons)	4,270,000	66.7%	53.8%	50.6%

*	Less than 1%

DESCRIPTION OF CAPITAL STOCK

Common Stock

      Our authorized capital stock consists of 10,000,000 shares of common stock, $.001 par value. Each share of our common stock has one vote. Because holders of our common stock do not have cumulative voting rights or preemptive or other subscription rights, the holders of a majority of our common stock can elect all of the members of our board of directors. We cannot redeem our common stock. Holders of our common stock are entitled to any dividends as may be declared by our board of directors out of legally available funds. If we are liquidated, dissolved or wound up, the holders of our common stock are entitled to receive a pro rata portion of all of our assets available for distribution to our stockholders after payment of our liabilities. All outstanding shares of our common stock are fully paid and non-assessable.

Proposed Listing on The American Stock Exchange

      At this time, our common stock is not listed on any securities exchange, and no public market exists for our common stock. We have applied to have our common stock listed on The American Stock Exchange under the trading symbol “BLF”. We will not know whether we will be approved for listing until after the conclusion of this offering. Although we believe that we can satisfy the listing requirements of The American Stock Exchange following the conclusion of this offering, there is no assurance that we will be able to do so.

Registration Rights

      We entered into registration agreements with each of Richard R. Gritzke and Robert L. Gritzke on May 1, 2001 in connection with their respective purchases of shares of our common stock. Pursuant to these registration agreements, Messrs. Gritzke and Gritzke have the right to require us to name them as selling security holders with respect to all their shares of common stock. Messrs. Gritzke and Gritzke have not elected to exercise such registration rights in connection with this offering.

Transfer Agent and Registrar

      Continental Stock Transfer Company will act as our transfer agent and as registrar for our common stock.

Anti-Takeover Provisions

      The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and bylaws that may delay, deter or prevent a tender offer or takeover attempt that you might consider to be in your best interest, including offers or attempts that might result in a premium being paid to you over the market price of our securities.

Delaware Law

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•	upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

      A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s vesting stock.

Certificate of Incorporation and Bylaws

      Our bylaws provide that special meetings of our stockholders may be called by our secretary only at the request of our chief executive officer, by a majority of the board of directors or upon the written request of the holders of 25% or more of our outstanding shares of capital stock, provided that the written request state the purpose of the meeting and any matters proposed to be acted upon. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given between ten and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our bylaws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Our bylaws permit our stockholders to act without a meeting by written consent.

SHARES ELIGIBLE FOR FUTURE SALE

      After this offering, 8,406,000 shares of our common stock will be outstanding if we sell the maximum of 2,000,000 shares that we are offering, excluding shares issuable upon the exercise of outstanding options. All of the 2,000,000 shares of our common stock sold in this offering will be freely tradable, without restriction or further registration under the Securities Act of 1933, as amended, except for shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act. Pursuant to Rule 144, the term “affiliate” generally includes officers, directors and beneficial owners of ten percent or more of our common stock.

      Subject to the limitations of Rule 144, which are summarized below, our existing stockholders are not subject to lock-up agreements or similar contractual restrictions on the transferability of their shares, and their shares will be freely tradable. As of the date of this prospectus, there are 94 holders of our common stock, and they hold an aggregate of 6,406,000 shares of our common stock.

Stock Options

      As of the date of this prospectus, 250,000 shares of our common stock have been reserved to cover the exercise of options granted under our 2002 stock option plan to our employees. To date, 20 options to purchase a total of 88,750 shares of our common stock have been granted to 10 of our employees. Such options have an exercise price of $2.50 per share.

Rule 144

      In general, under Rule 144 as currently in effect, a person who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of the then average weekly trading volume or 1% of the total number of outstanding shares of the same class. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements, and the availability of current public information about us.

      A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Effect of Sales of Shares

      Before the offering, there has been no market for our common stock, and no precise prediction can be made about any effect that market sales of our common stock or the availability for sale of our common stock will have on the market price of the common stock. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise additional capital through the sale of our securities.

PLAN OF DISTRIBUTION

      We will use our best efforts to distribute up to 2,000,000 shares of our common stock in this offering. We plan to distribute such shares directly to the public without the assistance of an underwriter. In an underwritten initial public offering, one or more underwriters agrees to purchase all of the shares offered by an issuer and then resell them to the public through an established sales network, which assures the issuer of a certain amount of offering proceeds. In this offering, however, because we have no commitments from an underwriter to purchase and distribute any shares of our common stock, there is no assurance that we will sell any shares and thus no assurance that this offering will generate any proceeds.

Duration

      This offering will last for up to 90 days, commencing on and including the date upon which the Securities and Exchange Commission declares the registration statement of which this prospectus is a part effective. The offering will terminate at 5 p.m., Chicago time, on the 90th day or, if the 90th day is not a business day, on the first business day following the 90th day. Notwithstanding the foregoing, we reserve the right to terminate this offering sooner in our sole discretion, provided that we have received subscriptions for at least the minimum number of 1,500,000 shares.

Price, Quantity Limitations and Priorities

      We are offering shares of our common stock at a price of $10 per share. To participate in this offering, you must subscribe to purchase a minimum of 100 shares. We will hold all subscriptions until the closing of the offering, which shall occur upon the termination of the offering on the 90th day following the effective date or upon earlier termination as decided by us in our sole discretion, provided that we have received subscriptions for the minimum offering amount of 1,500,000 shares. Subject to our absolute right to accept or reject any subscription for shares of our common stock, shares will be allocated as follows:

•	If we receive subscriptions to purchase at least 1,500,000 and not more than 2,000,000 shares, all subscribers will receive all of the shares for which they have subscribed.

•	To the extent that we receive offers to purchase more than 2,000,000 shares in this offering, we will allocate such shares as we have available in accordance with the following preferences:

•	City Managers and Community Associates. First, we will fulfill offers to purchase shares submitted by our City Managers and Community Associates;

•	Independent Contractors. Second, we will fulfill offers to purchase shares submitted by any independent contractors, other than City Managers and Community Associates, with whom we have a business relationship, including participants in our student internship program, call center program, and Internet training program, as well as the immediate family members of such independent contractors;

•	Customers. Third, we will fulfill offers to purchase shares submitted by existing customers for our dial-up Internet access service;

•	Business Relationships. Fourth, we will fulfill offers to purchase shares submitted by owners or employees of businesses with which we maintain a relationship;

•	Community Members. Fifth, we will fulfill offers to purchase shares submitted by residents of the following Illinois counties, listed alphabetically and not in order of preference: Cook, DuPage, Kane, Kendall, Lake, McHenry, and Will; and

•	Others. Sixth, we will fulfill offers to purchase shares submitted by persons who, as of the date of this prospectus, do not fall within the first five categories above.

Escrow Arrangements

      Until the conclusion of this offering, all proceeds received by us from the sale of shares of our common stock will be placed in an escrow account with JPMorgan Chase & Co. Purchasers of our common stock should send their completed stock order form along with a check to a JPMorgan Chase lockbox located in New York, New York bearing the name “JPMorgan Chase Trust.” Funds will be deposited on a daily basis into an escrow account with JPMorgan Chase. JPMorgan Chase may not disburse the funds in the escrow account to us until they have received a written notification that the closing of the offering has occurred and that all requirements for the disbursement of funds have been met.

      Our escrow agreement with JPMorgan Chase provides for the following procedure upon the closing of the offering:

•	If we have received subscriptions for at least the minimum subscription amount of $15,000,000 by the offering closing date but have not received subscriptions exceeding the maximum subscription amount of $20,000,000, the escrow fund, along with all accrued interest, will be promptly transferred to us in accordance with instructions that we will provide.

•	If we have received subscriptions in an amount exceeding the maximum subscription amount of $20,000,000, the maximum subscription amount will be transferred to us in accord with instructions that we will provide. Additionally, we will calculate the allocation of shares according to the priorities outlined in the Plan of Distribution section of this prospectus and will provide written instructions to JPMorgan Chase for the refund of subscription funds in excess of the maximum subscription amount of $20,000,000 within 10 days of the closing of the offering. Accrued interest on the escrow fund will be paid to us in accordance with our instructions. No interest shall be paid to subscribers and no interest shall be paid on rejected subscriptions.

•	If we have not received subscriptions for at least the minimum subscription amount of $15,000,000, JPMorgan Chase will refund to each subscriber the appropriate amount in accordance with our written instructions within 10 days of the termination of the offering period. No interest shall be paid on returned funds. JPMorgan Chase may deduct fees that we owe under the escrow agreement from the accrued interest, if any, and transfer the remaining balance of the interest, if any, to us in accordance with our written instructions.

Minimum Aggregate Sale

      To retain any proceeds from this offering, we must sell at least 1,500,000 shares during the offering period. If we do not sell 1,500,000 shares by the conclusion of the offering period, we will promptly refund all proceeds that we have received during this offering without interest.

Marketing

      We are offering shares of our common stock directly to the public, without the assistance of underwriters, brokers or dealers. To make such offers, we have filed a registration statement with the Securities and Exchange Commission, and this prospectus is a part of that registration statement. Until the Securities and Exchange Commission declares our registration statement effective, we will not make any written or oral offers to sell shares of our common stock, nor will we sell any shares of our common stock.

Once our registration statement is effective, we will attempt to solicit interest in our offering and sell shares of our common stock by using the following methods:

Written Advertisements and Announcements. We intend to post a written announcement on our website that complies with Rule 134 under the Securities Act of 1933, as amended, along with a copy of our final prospectus. We also intend to send Rule 134 compliant announcements via e-mail to our customers, City Managers and Community Associates, independent contractors, business relationship contacts, residents of our service area and the general public. These e-mail announcements will contain a hyperlink to the online address to a dedicated offering website that we will maintain where our final prospectus will be available for review, downloading and printing until the closing of this offering. We may also publish Rule 134 compliant advertisements via electronic, print, broadcast or other media. The website containing our final prospectus will be separate from our corporate website and it will require a sign-up procedure that allows us to (1) record the name, address, telephone number and e-mail address of every person who views the prospectus and (2) obtain consent for electronic delivery of our final prospectus. We do not require that prospective purchasers consent to the electronic delivery of our prospectus, however. Prospective purchasers will be able to receive paper copies of our final prospectus if that is their preference, and we will deliver paper copies of the final prospectus to any purchaser of our common stock who has not consented to electronic delivery.

Oral Solicitations. Once the Securities and Exchange Commission declares our registration statement effective, our executive officers will begin soliciting offers to purchase shares of our common stock by telephone and in meetings with groups of potential purchasers. We anticipate that our president, Martin P. Gilmore, and our vice president of sales, Lawrence Kinsella, will solicit offers on our behalf. Neither of these executive officers intends to register as a broker or a dealer. Instead, these executive officers intend to rely on the safe harbor from broker-dealer registration afforded by Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Consequently, in accordance with Rule 3a4-1, neither of our executive officers who will assist with selling shares of our common stock in this offering:

•	will have been barred from associating with a member of a self-regulatory organization;

•	will be compensated in connection with such assistance by the payment of commissions or other remuneration based either directly or indirectly on transactions in our common stock; and

•	at the time of such assistance, will be an associated person of a broker or dealer.

Furthermore, each of our executive officers who will assist with selling shares of our common stock in this offering will:

•	primarily perform substantial duties for or on our behalf otherwise than in connection with transactions in securities; and

•	not have been a broker or a dealer, or an associated person of a broker or a dealer, within the preceding 12 months; and

•	not have participated in selling any offering of securities for any company more than once within the preceding 12 months.

      Some of our employees will provide administrative support in connection with the marketing efforts of our executive officers. None of our employees who are not executive officers will solicit offers to purchase shares of our common stock, provide advice regarding the purchase of shares of our common stock or consummate sales of our common stock. Rather, our employees will (1) prepare written communications approved by our executive officers or deliver such communications to potential purchasers, (2) respond by telephone to inquiries from potential purchasers in communications initiated by such potential purchasers, but the content of such responses will be limited to information contained in our registration statement, and (3) perform ministerial and clerical work involved in effecting sales transactions.

      None of our employees intends to register as a broker or a dealer. Instead, our employees intend to rely on the safe harbor from broker-dealer registration afforded by Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Consequently, in accordance with Rule 3a4-1, none of our employees who will assist our executive officers with selling shares of our common stock in this offering will:

•	have been barred from associating with a member of a self-regulatory organization;

•	be compensated in connection with such assistance by the payment of commissions of other remuneration based either directly or indirectly on transactions in our common stock; and

•	be an associated person of a broker or dealer at the time of such assistance.

      Furthermore, each of our employees who will assist our executive officers with selling shares of our common stock in this offering will be limited to:

•	preparing written communications approved by our executive officers or delivering such communications to potential purchasers and will not involve the oral solicitation of potential purchasers;

•	responding to inquiries from potential purchasers in communications initiated by such potential purchasers, and the content of such responses will be limited to information contained in our registration statement; and

•	performing ministerial and clerical work involved in effecting any transaction.

      In no event will any of our directors, executive officer or employees engage in sales or marketing activities that are prohibited by any applicable state law.

Offering Compensation

      We will not compensate any of our employees, including our executive officers, for assisting with this offering.

Subscription Process

      Once our registration statement is declared effective by the Securities and Exchange Commission, shares of our common stock may be purchased by delivering to us a completed stock order form, along with a check in the amount of the purchase price made payable to “JPMorgan Chase Trust,” to the following address:

If via U.S. Postal Service: JPMorgan Chase Trust Church Street Station P.O. Box 6126 New York, NY 10249-6126	If via overnight delivery: JPMorgan Chase Image Lockbox PO Box 006126 4 Chase Metrotech Ctr., 7th Fl. East Brooklyn, NY 11245

      The stock order form will be available only as part of the final prospectus. We will not accept any orders to purchase our common stock until our registration statement has been declared effective by the Securities and Exchange Commission.

      We will notify prospective purchasers in writing, by e-mail or letter, whether their subscriptions have been accepted within 14 days of our receipt of their properly executed stock order forms. If we accept a subscription, payment for the shares to be purchased will be deposited in our escrow account and will be held in escrow until this offering ends. If we reject a subscription, we will promptly return any payment we receive, without interest.

Prior Offering

      On February 13, 2004, our registration statement on Form S-1 relating to a direct public offering of 2,000,000 shares of our common stock was declared effective by the SEC (the “Prior Offering”). The offering period for the Prior Offering lasted for 150 days from effectiveness, or until July 11, 2004. As we did not sell the required minimum number of shares of our common stock (1,200,000 shares) by the expiration of the offering period, the Prior Offering terminated and we refunded all proceeds we had received for the Prior Offering, without interest.

DETERMINATION OF OFFERING PRICE

      We have determined the offering price for the shares of common stock offered by this prospectus after considering numerous factors, including, but not limited to, the following factors:

•	our anticipated results of operations and current financial condition;

•	estimates of business potential and prospects;

•	the experience of our management;

•	the history of and the prospects for the industry in which we compete; and

•	the general condition of the equities markets.

      The offering price of common stock does not have any relationship to our assets, earnings, revenues, book value or other measurable criteria of value.

LEGAL MATTERS

      Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

      The financial statements for the years ended December 31, 2001, 2002 and 2003 included in this prospectus have been so included in reliance on the report of Mengel, Metzger, Barr & Co. LLP, Rochester, New York, an independent registered public accounting firm, given on their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits and schedules. For further information with respect to our common stock, and us please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Please refer to the copies of these contracts or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. The registration statement, including its exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. Copies of all or any part of the registration statement may be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may be obtained at prescribed rates by mail from the public reference section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

LIGHTFIRST INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

AND

INDEPENDENT AUDITORS’ REPORT

DECEMBER 31, 2003, 2002 AND 2001

LIGHTFIRST INC.

(A Development Stage Company)

INDEPENDENT AUDITORS’ REPORT

Board of Directors

LightFirst Inc.

      We have audited the accompanying balance sheets of LightFirst Inc. (a development stage company) as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ deficiency, and cash flows for the years then ended, for the period from inception (April 11, 2001) to December 31, 2001 and for the period from inception (April 11, 2001) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LightFirst Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, for the period from inception (April 11, 2001) to December 31, 2001 and for the period from inception (April 11, 2001) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note N to the financial statements, the Company is in the development stage as of December 31, 2003, has incurred significant losses since inception and has a working capital and shareholders’ deficiency. Recovery of the Company’s assets and satisfaction of liabilities is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company’s development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate capital and financing to complete its development activities and to achieve a level of revenues adequate to support the Company’s cost structure. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note N. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Mengel, Metzger, Barr & Co. LLP

Rochester, New York

March 25, 2004

LIGHTFIRST INC.

(A Development Stage Company)

BALANCE SHEETS

	June 30,	December 31,	December 31,
	2004	2003	2002

	(Unaudited)	(Audited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$18,852	$9,645	$4,608
Accounts receivable, net of allowance for doubtful accounts of $10,000	27,061	4,019	9,016
Note receivable	—	—	6,638
Due from officer/shareholder	—	—	16,917
Deferred offering costs	291,516	204,853	20,538

TOTAL CURRENT ASSETS	337,429	218,517	57,717
PROPERTY — Computer equipment	44,196	39,430	35,450
Less accumulated depreciation	34,532	27,695	15,657

	9,664	11,735	19,793
OTHER ASSETS
Customer list, net of accumulated amortization of $256,468 at June 30, 2004 and $217,765 and $130,660 at December 31, 2003 and 2002, respectively	4,848	43,551	130,656
Deposit	67,894	17,894	11,929

	72,742	61,445	142,585

	$419,835	$291,697	$220,095

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES
Line of credit payable to shareholder	$1,829,986	$1,264,987	$69,000
Accounts payable	665,954	430,388	205,525
Deferred revenue	238,229	130,123	143,518
Accrued payroll	1,014,021	722,855	475,797
Accrued payroll taxes and related penalties	1,144,309	1,151,670	759,831
Notes payable to shareholder	—	—	620,000
Due to officer/shareholder	4,927	1,681	—
Accrued interest payable to shareholder	141,081	64,986	21,714

TOTAL CURRENT LIABILITIES	5,038,507	3,766,690	2,295,385
LONG-TERM LIABILITIES
Notes payable to shareholder	620,000	620,000	—
Accrued interest payable to shareholder	124,553	88,387	—

	744,553	708,387	—
SHAREHOLDERS’ DEFICIENCY
Common stock, $.001 par value:
Authorized, 10,000,000 shares
Issued and outstanding, 6,406,000 shares at June 30, 2004 and December 31, 2003 and 6,387,000 shares at December 31, 2002	6,406	6,406	6,387
Additional paid-in capital	1,383,744	1,383,744	1,193,763

	1,390,150	1,390,150	1,200,150
Deficit accumulated during the development stage	(6,753,375)	(5,573,530)	(3,275,440)

	(5,363,225)	(4,183,380)	(2,075,290)

	$419,835	$291,697	$220,095

See notes to financial statements.

LIGHTFIRST INC.

(A Development Stage Company)

STATEMENTS OF OPERATIONS

				Period from			Period from
				inception			inception
	Period from			(April 11,			(April 11,
	inception	Six months	Six months	2001) to	Year ended December 31,		2001) to
	(April 11, 2001)	ended	ended	December 31,			December 31,
	to June 30, 2004	June 30, 2004	June 30, 2003	2003	2003	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
Revenues	$1,376,902	$221,897	$247,173	$1,155,005	$486,160	$420,296	$248,549
Cost of revenues	1,293,799	227,921	234,146	1,065,878	501,465	341,533	222,880

GROSS PROFIT	83,103	(6,024)	13,027	89,127	(15,305)	78,763	25,669
General and administrative expenses	6,649,828	1,060,540	1,265,778	5,589,288	2,151,334	2,523,551	914,403

LOSS FROM OPERATIONS	(6,566,725)	(1,066,564)	(1,252,751)	(5,500,161)	(2,166,639)	(2,444,788)	(888,734)
Other income (expense):
Interest income	1,200	—	744	1,200	652	548	—
Interest expense	(267,598)	(113,281)	(52,009)	(154,317)	(132,103)	(21,714)	(500)
Net realized gain (loss) from sale of investments	79,748	—	—	79,748	—	(6,516)	86,264

	(186,650)	(113,281)	(51,265)	(73,369)	(131,451)	(27,682)	85,764

NET LOSS	$(6,753,375)	$(1,179,845)	$(1,304,016)	$(5,573,530)	$(2,298,090)	$(2,472,470)	$(802,970)

Net loss per share:
Basic and diluted	$(1.12)	$(0.18)	$(0.20)	$(0.93)	$(0.36)	$(0.40)	$(0.16)

Weighted average shares outstanding:
Basic and diluted	6,033,431	6,406,000	6,390,167	5,965,691	6,398,083	6,132,900	5,166,222

See notes to financial statements.

LIGHTFIRST INC.

(A Development Stage Company)

STATEMENTS OF SHAREHOLDERS’ DEFICIENCY

Period From Inception (April 11, 2001) to December 31, 2003 (Audited)

and Six Months Ended June 30, 2004 (Unaudited)

				Deficit
	Common Stock			accumulated
			Additional	during the	Total
	Number of		paid-in	development	shareholders’
	shares	Amount	capital	stage	deficiency

Balance at April 11, 2001	—	$—	$—	$—	$—
Issuance of common stock to founding shareholder	5,000,000	5,000	(4,900)	—	100
Issuance of common stock to consultant	187,000	187	(137)	—	50
Issuance of common stock to investors	691,800	692	691,108	—	691,800
Net loss for the period April 11, 2001 through December 31, 2001	—	—	—	(802,970)	(802,970)

BALANCE AT DECEMBER 31, 2001	5,878,800	5,879	686,071	(802,970)	(111,020)
Issuance of common stock to investors	508,200	508	507,692	—	508,200
Net loss for the year	—	—	—	(2,472,470)	(2,472,470)

BALANCE AT DECEMBER 31, 2002	6,387,000	6,387	1,193,763	(3,275,440)	(2,075,290)
Issuance of common stock in exchange for services	19,000	19	189,981	—	190,000
Net loss for the year	—	—	—	(2,298,090)	(2,298,090)

BALANCE AT DECEMBER 31, 2003	6,406,000	6,406	1,383,744	(5,573,530)	(4,183,380)
Net loss for the six months ended June 30, 2004	—	—	—	(1,179,845)	(1,179,845)

BALANCE AT JUNE 30, 2004	6,406,000	$6,406	$$1,383,744	$(6,753,375)	$(5,363,225)

See notes to financial statements.

LIGHTFIRST INC.

(A Development Stage Company)

STATEMENTS OF CASH FLOWS

				Period from			Period from
				inception			inception
	Period from			(April 11,			(April 11,
	inception	Six months	Six months	2001) to	Year ended December 31,		2001) to
	(April 11, 2001)	ended	ended	December 31,			December 31,
	to June 30, 2004	June 30, 2004	June 30, 2003	2003	2003	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
CASH FLOWS — OPERATING ACTIVITIES
Net loss for the period	$(6,753,375)	$(1,179,845)	$(1,304,016)	$(5,573,530)	$(2,298,090)	$(2,472,470)	$(802,970)
Adjustments to reconcile net loss to net cash used for operating activities:
Bad debts	16,638	—	—	16,638	6,638	10,000	—
Compensation expense	190,000	—	190,000	190,000	190,000	—	—
Interest expense	265,634	112,261	51,564	153,373	131,659	21,714	—
Depreciation and amortization	291,000	45,540	49,461	245,460	99,143	98,922	47,395
Net realized (gain) loss from sale of investments	(79,748)	—	—	(79,748)	—	6,516	(86,264)
Changes in certain assets and liabilities affecting operations:
Accounts receivable	(37,061)	(23,042)	(14,819)	(14,019)	4,997	(12,516)	(6,500)
Prepaid expenses	—	—	—	—	—	10,258	(10,258)
Deposit	(67,894)	(50,000)	(17,894)	(17,894)	(5,965)	(11,929)	—
Accounts payable	665,954	235,566	81,596	430,388	224,863	159,824	45,701
Deferred revenue	89,322	108,106	122,764	(18,784)	(13,395)	96,264	(101,653)
Accrued expenses	2,158,330	283,805	325,565	1,874,525	638,897	956,898	278,730

NET CASH USED FOR OPERATING ACTIVITIES	(3,261,200)	(467,609)	(515,779)	(2,793,591)	(1,021,253)	(1,136,519)	(635,819)
CASH FLOWS — INVESTING ACTIVITIES
Increase in note receivable	(6,638)	—	(175)	(6,638)	—	(548)	(6,090)
Purchases of property	(44,196)	(4,766)	—	(39,430)	(3,980)	—	(35,450)
Purchase of investments	(108,260)	—	—	(108,260)	—	—	(108,260)
Proceeds from the sale of investments	732,808	—	—	732,808	—	2,568	730,240
Acquisition of customer list	(112,409)	—	—	(112,409)	—	—	(112,409)

NET CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	461,305	(4,766)	(175)	466,071	(3,980)	2,020	468,031

LIGHTFIRST INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS — (Continued)

				Period from			Period from
				inception			inception
	Period from			(April 11,			(April 11,
	inception	Six months	Six months	2001) to	Year ended December 31,		2001) to
	(April 11, 2001)	ended	ended	December 31,			December 31,
	to June 30, 2004	June 30, 2004	June 30, 2003	2003	2003	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)
CASH FLOWS — FINANCING ACTIVITIES
Proceeds from issuance of common stock to minority shareholders	$655,250	$—	$—	$655,250	$—	$508,200	$147,050
Proceeds from issuance of common stock to founding shareholder	100	—	—	100	—	—	100
Proceeds from line of credit payable to shareholder	2,449,986	564,999	645,265	1,884,987	1,195,987	689,000	—
Deferred offering costs	(291,516)	(86,663)	(124,928)	(204,853)	(184,315)	(20,538)	—
Due (from) to officer/shareholder	4,927	3,246	16,917	1,681	18,598	(52,787)	35,870

NET CASH PROVIDED FROM FINANCING ACTIVITIES	2,818,747	481,582	537,254	2,337,165	1,030,270	1,123,875	183,020

NET INCREASE (DECREASE) IN CASH	18,852	9,207	21,300	9,645	5,037	(10,624)	15,232
Cash at beginning of period	—	9,645	4,608	—	4,608	15,232	—

CASH AT END OF PERIOD	$18,852	$18,852	$25,908	$9,645	$9,645	$4,608	$15,232

NON-CASH OPERATING, INVESTING AND FINANCING ACTIVITIES
Investments received as consideration for sale of common stock	$544,800	$—	$—	$544,800	$—	$—	$544,800

Acquisition of customer list offset by deferred revenue	$148,907	$—	$—	$148,907	$—	$—	$148,907

Issuance of common stock in exchange for services	$190,000	$—	$—	$190,000	$190,000	$—	$—

See notes to financial statements.

LIGHTFIRST INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

Note A:     The Company and Summary of Significant Accounting Policies

The Company

      LightFirst Inc. (the Company) was incorporated on April 11, 2001, for the purpose of developing electronic bill presentation services. The Company currently derives its revenue primarily from providing dial-up Internet access and electronic mail access to a customer base that is primarily comprised of teachers and other individual users in the Chicago, Illinois area. The Company reports one segment based upon Statement of Financial Accounting Standard (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information”.

      Since April 11, 2001 (date of inception), the Company’s efforts have been devoted primarily to developing the Company’s software systems, developing markets for its products, and to raising capital. The Company has not generated significant revenues from its services as of December 31, 2003. Accordingly, through the date of these financial statements, the Company is considered to be in the development stage and the accompanying financial statements represent those of a development stage enterprise.

Unaudited interim financial information

      The accompanying interim balance sheet as of June 30, 2004, the statements of operations and cash flows for the six months ended June 30, 2004 and 2003 and the statement of shareholders’ deficiency for the six months ended June 30, 2004 are unaudited. The unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s results of operations and its cash flows for the six months ended June 30, 2004 and 2003. The results for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for the year ended December 31, 2004.

      The accompanying interim financial statements cited above should be read in conjunction with the financial statements and related notes presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

      The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business as a going concern. The Company has been in the development stage since its inception on April 11, 2001.

      The Company incurred a net loss of approximately $1,180,000 for the six months ended June 30, 2004. Further, the Company has incurred aggregate net losses since its inception (April 11, 2001) through June 30, 2004 of approximately $6,753,000. In addition, at June 30, 2004, the Company’s current liabilities exceeded its current assets by approximately $4,700,000 and its total liabilities exceeded its total assets by approximately $5,363,225. The Company has substantial liquidity issues, and at June 30, 2004 had a balance of approximately $1,830,000 outstanding on its $3,000,000 line of credit. As more fully described in Note N, the Company has a limited operating history and its future prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet based products and services. These risks include the failure to develop and protect the Company’s online brands, the failure of vendors and third-party providers to supply hardware and software products and services, systems and online security failure, the rejection of the Company’s services by

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Internet consumers, vendors and advertisers, the inability of the Company to maintain and increase their customer base in levels sufficient to generate profitable operations, as well as other risks and uncertainties. The success of the Company also depends on the continued growth of the Internet as a viable commercial marketplace.

      On August 6, 2004, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”). The purpose of this filing is to give the Company the ability to go to the public markets for additional equity capital. There are no assurances that shares of common stock will be sold in connection with the Registration Statement. In the event the Company is not able to raise additional equity capital or obtain additional amounts of debt financing, there is uncertainty as to the Company’s ability to continue as a going concern.

      Management is currently devoting substantial efforts to sell its common shares in connection with its initial public offering. Should the public offering be consummated, management believes the Company will be better able to execute its business plan and begin their revenue producing activities related to electronic bill presentation and related services.

Cash

      The Company maintains its cash balances at two financial institutions located in the Chicago, Illinois area. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. There were no uninsured balances at December 31, 2003.

Property

      Property is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which approximate three years. Major renewals and betterments are capitalized, while repairs and maintenance are charged to operations as incurred. Upon sale or retirement, the cost and accumulated depreciation is removed from the accounts and the related gain or loss is reflected in operations.

Deferred offering costs

      The Company has incurred costs in connection with raising additional capital through the sale of its common stock. These costs have been capitalized and will be charged against additional paid-in capital should common stock be issued. If there is no issuance of common stock, the costs incurred will be charged to operations.

Valuation of long-lived assets

      In accordance with SFAS No. 144, the Company evaluates the carrying value of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of a long-lived asset is considered impaired when the projected undiscounted future cash flows are less than its carrying value. The Company measures impairment based on the amount by which the carrying value exceeds the fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Revenue recognition

      Revenues are recorded when earned (i.e., at the time services are provided). Deferred revenue consists of amounts collected for services to be provided in future periods of one year or less.

Income Taxes

      Deferred income tax assets and liabilities arise from temporary differences associated with differences between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates which are expected to be in effect when these differences reverse. Deferred tax assets and liabilities are classified as current or non-current, depending on the classification of the assets or liabilities to which they relate. Deferred tax assets and liabilities not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The temporary differences between assets and liabilities for financial statement and tax return purposes are set forth in Note H.

Stock-based compensation costs

      The Company adopted the disclosure provisions of Statement of Financial Accounting Standards (“SFAS” or “Statement”) No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure”, which amends SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. The Statement also improves the timeliness of disclosure by requiring the information be included in interim, as well as annual, financial statements. The adoption of these disclosure provisions did not have a material effect on the Company’s financial statements.

      SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. The option price of all the Company’s stock options is at least equal to the market value of the stock at the grant date. As such, no compensation expense is recorded in the accompanying financial statements. For purposes of pro-forma disclosure, the Company believes there would not have been any additional stock-based compensation expense to disclose had the fair value recognition provision of SFAS No. 123 been applied.

Earnings per share

      Basic net (loss) income per share is determined by dividing net (loss) income by the weighted average number of common shares outstanding. There were no dilutive potential common shares for all periods presented in the accompanying statements of operations.

New accounting pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations”, and No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 applies to all business combinations with a closing date after June 30, 2001. SFAS No. 141 also further clarifies the criteria for recognition of intangible assets separately from goodwill. There was no material effect to the

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Company’s financial statements upon adoption of SFAS No. 141. SFAS No. 142 addresses the recognition and measurement of goodwill and other intangible assets subsequent to a business combination. The Company adopted this standard effective January 1, 2002 and it did not have a material effect on the Company’s financial statements.

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, which requires companies to record a liability at fair value for asset retirement obligations for the period in which they are incurred. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard effective January 1, 2003 and it did not have a material effect on the Company’s financial statements.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and replaces the accounting and reporting provisions of APB Opinion No. 30, “Reporting Results of Operations  — Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as it relates to the disposal of a segment of business. SFAS No. 144 requires the use of a single accounting model for long-lived assets to be disposed of by sale. SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. The Company adopted this standard effective January 1, 2002 and it did not have a material effect on the Company’s financial statements.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs associated with Exit or Disposal Activities”, which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company adopted this standard on January 1, 2003 and it did not have a material effect on the Company’s financial statements.

      In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain issued guarantees. Under the provision of FIN 45, at the time a guarantee is issued, the Company will recognize a liability for the fair value or market value of the obligation it assumes. The initial measurement and recognition provisions of this interpretation are applicable on a prospective basis for guarantees issued or modified after December 31, 2002, and the disclosure requirements of this Interpretation are effective for interim or annual financial statements issued after December 15, 2002. The Company adopted FIN 45 as required and it did not have a material effect on the Company’s financial statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for the Company’s fiscal year ended December 31, 2003. The Company continues to account for stock-based compensation using the intrinsic value method in accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, as allowed by

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

SFAS No. 123. The adoption of SFAS No. 148 did not have any impact on the Company’s financial statements.

      SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” was issued in April 2003 and its effective for all derivative contracts entered into or modified after June 30, 2003. The Company has had no derivative contracts since its inception. This standard is not expected to have a material effect on the Company’s financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which changes the accounting for certain financial instruments that, under previous guidance, could be classified as equity, by now requiring those instruments to be classified as liabilities (or assets in some circumstances) in the statement of financial position. Further, SFAS No. 150 requires disclosure regarding the terms of those instruments and settlement alternatives. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 in the second quarter of 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial statements.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” and in December 2003, a revised interpretation was issued (FIN No. 46, as revised) which addresses consolidation by business enterprises of variable interest entities that have certain characteristics. In general, FIN No. 46, as revised, requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. An entity that meets this definition is considered the “primary beneficiary”. FIN No. 46, as revised, requires disclosures about variable interest entities by the primary beneficiary and an enterprise that holds significant variable interests in a variable interest entity but is not the primary beneficiary. FIN No. 46, as revised, provides for exceptions to the scope of this interpretation including transfers to qualifying special purpose entities subject to the reporting of SFAS No. 140, which would not be consolidated. FIN No. 46, as revised, applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after January 31, 2003. FIN No. 46, as revised, applies in the first fiscal year, or interim period, beginning after December 15, 2003 to variable interests entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. This statement did not have a material impact on the Company’s financial statements.

Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B:     Customer List

      In April 2001, the Company purchased the right, title and interest in a current base of subscribers, including service agreements, from Avenew.com, Inc., a related party (also see Note J). An officer/shareholder of Avenew.com, Inc. is also the founding shareholder and an officer of the Company. Under the terms of the agreement, the Company assumed the obligation to provide Internet access services to the above cited subscribers for contract periods already paid for by the subscribers. The remaining contract periods ranged from less than one month to one year. The obligation for future services

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

to be provided for these contract periods amounted to $148,907. As additional consideration for the customer list, the Company was also required to pay Avenew.com for the cash received from the customer base for services during the six month period following the acquisition, which amounted to $112,409. The total consideration for the customer list amounted to $261,316, and is being amortized on a straight-line basis over a thirty-six month period.

      At the time of the purchase, the Company’s president and chief executive officer owned 100% of the outstanding common stock of LightFirst Inc. and 23% (on a fully diluted basis) of the outstanding common stock of Avenew.com, Inc. Such stock holdings made the Company’s president and chief executive officer the controlling shareholder of both companies at the date of the above-cited transaction.

Note C:     Due From/ to Officer/ Shareholder

      The Company has an amount due to an officer/shareholder of $1,681 at December 31, 2003 and an amount due from an officer/shareholder of $16,917 at December 31, 2002. The amounts bear interest at a rate of 6%. The amount due from an officer/shareholder was collected during 2003.

Note D:     Line of Credit Payable to Shareholder

      The Company has a line of credit arrangement available with a shareholder of the Company, which provides for interest at a rate of 9%. The arrangement provides for borrowings of up to $1,500,000 through its expiration date of December 31, 2004. The arrangement is secured by all assets of the Company. At December 31, 2003 and 2002, there was $1,264,987 and $69,000, respectively, outstanding under this arrangement.

Note E:     Accrued Payroll

      The Company has entered into written agreements with several employees, whereby the employees have agreed to defer receiving certain amounts of compensation. Such compensation will be payable at the earlier of ten days following the successful completion and closing of the Company’s initial public offering (see Note N) or January 2, 2005. The total accrued payroll related to these agreements amounted to approximately $703,000 and $450,000 at December 31, 2003 and 2002, respectively.

Note F:     Accrued Payroll Taxes and Related Penalties

      The Company has a liability for payroll taxes not remitted to various Federal and State taxing authorities, amounting to approximately $753,000 and $539,000 at December 31, 2003 and 2002, respectively. In addition, the Company has recorded a liability of approximately $399,000 and $221,000 for the estimated tax penalties associated with the non-payment of the above-cited payroll taxes at December 31, 2003 and 2002, respectively.

Note G:     Notes Payable to Shareholder

      The Company has two notes payable to a shareholder in the amounts of $200,000 and $420,000. The notes were originally due in February 2003 and April 2003, respectively; however, during 2003 the due dates for each note were extended until the earlier of the successful completion of the Company’s initial public offering or January 1, 2005. The notes bear interest at a rate of 10%. Principal and interest for both notes are due in full on January 1, 2005. Principal plus accrued interest on these notes approximated $708,000 and $641,000 at December 31, 2003 and 2002, respectively. These notes are secured by certain real property owned by the majority shareholder as well as his personal guarantee. In addition, the

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

$420,000 note described above is also secured by certain real property owned by another shareholder of the Company as well as this shareholder’s personal guarantee.

Note H:     Income Taxes

      Deferred taxes resulting from temporary differences are as follows:

	Asset

	December 31,

	2003	2002

Net operating loss carryforward	$1,260,000	$753,700
Deferred compensation	210,000	135,000
Customer list	51,000	30,500

	1,521,000	919,200
Less valuation allowance	1,521,000	919,200

	$—	$—

      As of December 31, 2003, the Company has a net operating loss carryforward for tax purposes of approximately $3,750,000. This loss carryforward may be used to offset future taxable income and expires at various dates through 2023.

      Because of the uncertainty surrounding the future utilization of the net operating loss carryforward, future deferred compensation deductions and the tax deductions associated with the customer list, the Company has recorded a valuation allowance of $1,521,000 and $919,200 at December 31, 2003 and 2002, respectively, to completely offset the deferred tax asset which may have otherwise been recorded.

Note I:     Common Stock Agreements

      The Company had common stock agreements to sell and issue a total of 1,200,000 shares of the Company’s common stock for an aggregate price of $1,200,000. At December 31, 2001, a total of 691,800 shares of stock had been issued in exchange for $544,800 of marketable securities and $147,000 of cash. The additional 508,200 shares of stock were issued in July 2002 upon receipt of $508,200 of cash.

Note J:     Avenew.com Agreement

      The Company had an agreement with Avenew.com whereby Avenew.com provided customer support, billing management, and software development services to the Company for a charge of $1.50 per customer per month, with a minimum charge of $22,000 per month. This agreement expired in May 2002. In connection with this agreement, the Company incurred expenses of approximately $110,000 and $163,000 for the year ended December 31, 2002 and for the period from April 11, 2001 (date of inception) through December 31, 2001, respectively. Subsequent to the expiration of this agreement, the Company began performing these services.

Note K:     Network Services and Co-Location Agreements

      In September 2003, the Company entered into an agreement with a service provider for co-location services. This agreement provides for monthly payments of $8,300, through its expiration in September 2004.

      In November 2003, the Company entered into an agreement with a service provider to purchase telecommunication services for the interconnection of the Company’s end users with the internet and to

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

have access to Internet bandwidth. This agreement provides for monthly payments of approximately $25,000 through its expiration in October 2008.

      In January 2002, the Company entered into agreements with two service providers to purchase telecommunication services for the interconnection of the Company’s end users with the internet, rent space to house telecommunications equipment, and have access to Internet bandwidth. These agreements provided for aggregate monthly payments of approximately $31,000, depending on usage. These agreements expired in December 2003.

      Prior to January 2002, the Company obtained services similar to those cited above from a different service provider under agreements which were terminated effective December 31, 2001.

      The total cost of these agreements amounted to approximately $501,000 and $342,000 for the years ended December 31, 2003 and 2002, respectively and approximately $223,000 for the period from April 11, 2001 (date of inception) through December 31, 2001. These costs have been included in the accompanying statements of operations as cost of revenues.

Note L:     Commitments

Lease agreements

      The Company entered into a month to month lease agreement in May 2003 for its operating facilities which requires monthly payments of $13,421. The Company was previously committed under a sublease agreement for the same space which required monthly payments of $11,929 through July 2003. During September 2003, the Company settled a claim against it for disputed rent in connection with this sub-lease agreement. As a result of the settlement, the Company was able to extinguish approximately $50,000 of previously recorded rent. Accordingly, the Company has recorded a reduction of their rent expense in the accompanying statement of operations for the year ended December 31, 2003. Total rent expense, net of this reduction, amounted to $116,611 and $79,659 for the years ended December 31, 2003 and 2002, respectively and $26,233 from the period April 11, 2001 (date of inception) through December 31, 2001.

Employment agreement

      The Company entered into an employment agreement with its majority shareholder, effective January 1, 2003, to serve as the President and Chief Executive Office of the Company. The agreement covers a three year period (unless terminated earlier in accordance with terms provided in the agreement) and provides for an annual base salary of $1.00 plus bonuses for the achievement of certain subscriber acquisition goals.

Note M:     Stock Option Plan

      On January 5, 2002, the Company’s Board of Directors approved the LightFirst Inc. 2002 Stock Option Plan (the “Plan”). The Plan is designed to attract and retain key employees, directors, or consultants of the Company and to encourage them to contribute to the Company’s success by providing the opportunity for stock ownership. The Plan provides for annual grants of incentive stock options and non-statutory stock options to key employees, directors and consultants of the Company to purchase up to 10% of the outstanding common stock of the Company as of January 1st of each year. In addition, until the Plan terminates, there shall also be available for the grant of options pursuant to the Plan a total of 250,000 shares of common stock. The Plan is administered by a Stock Option Committee, which is authorized to determine the recipients of options, the type of options granted, the number of shares subject to each option, the term of each option, exercise prices and other option features. The exercise price for incentive stock options granted under the Plan shall not be less than 100% of the fair market value of the

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

shares subject to the option. The option price for non-qualified stock options granted under the Plan shall not be less than 85% of the fair market value (determined as of the day the option is granted). Stock option grants will have a contractual life of no more than ten years from the grant date and are subject to early termination as provided for in the Plan.

      On January 5, 2002, the Company granted non-qualified stock options to purchase 88,750 shares of the Company’s common stock. The awards had exercise dates of January 5, 2003 (covering 59,500 shares) and January 5, 2004 (covering 29,250 shares). The expiration date for the exercise of all of the above-cited awards is January 5, 2007. The exercise price for the shares subject to options of the Company’s common stock is at least equal to the fair market value on the date of the grant.

      Information relating to stock options outstanding is as follows:

	Number	Exercise
	of	Price per
	Shares	Share

Shares under option at January 1, 2002	—	$—
Granted on January 5, 2002	88,750	2.50
Exercised	—	—

Shares under option at December 31, 2002	88,750	2.50
Granted	—	—
Exercised	—	—

Shares under option at December 31, 2003	88,750	$2.50

Note N:	Going Concern Uncertainty and Management’s Plans

      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business as a going concern. As discussed in Note A, the Company has been in the development stage since its inception on April 11, 2001.

      The Company has a limited operating history and its future prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet based products and services. These risks include the failure to develop and protect the Company’s online brands, the failure of vendors and third-party providers to supply hardware and software products and services, systems and online security failure, the rejection of the Company’s services by Internet consumers, vendors and advertisers, the inability of the Company to maintain and increase their customer base in levels sufficient to generate profitable operations, as well as other risks and uncertainties. The success of the Company also depends on the continued growth of the Internet as a viable commercial marketplace.

      In February 2004, a Registration Statement filed on Form S-1 with the Securities and Exchange Commission (“SEC”) was approved. The purpose of this filing is to give the Company the ability to go to the public markets for additional equity capital. There are no assurances that shares of common stock will be sold in connection with the Registration Statement. In the event the Company is not able to raise additional equity capital or obtain additional amounts of debt financing, there is uncertainty as to the Company’s ability to continue as a going concern.

      Management is currently devoting substantial efforts to sell its common shares in connection with its initial public offering. Should the public offering be consummated, management believes the Company will

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

be better able to execute its business plan and begin their revenue producing activities related to electronic bill presentation and related services.

Note O:	Subsequent Event

      In March 2004, the borrowings available under the line of credit arrangement described in Note D were increased from $1,500,000 to $3,000,000 and the maturity date was extended until January 1, 2005. The maturity of the credit line is subject to acceleration upon the occurrence of certain acceleration events, including the successful completion of a public offering of securities by the Company. All other terms and conditions of the arrangement remained the same as described in Note D. Management believes that the shareholder cited in Note D will be able to fund requested draws by the Company on this line of credit arrangement up to the maximum available amount.

Note P:     Quarterly Financial Data (Unaudited)

      The Company’s unaudited quarterly results for the years ended December 31, 2003 and 2002 were as follows:

	First	Second	Third	Fourth
2003	Quarter	Quarter	Quarter	Quarter	Total

Revenues	$124,664	$122,506	$120,800	$118,190	$486,160

Gross profit (loss)	$(1,152)	$14,179	$14,929	$(43,261)	$(15,305)

Loss from operations	$(527,049)	$(725,702)	$(365,267)	$(548,621)	$(2,166,639)

Net loss	$(547,841)	$(756,175)	$(401,196)	$(592,878)	$(2,298,090)

Net loss per share — basic and diluted	$(0.09)	$(0.09)	$(0.09)	$(0.09)	$(0.36)

2002

Revenues	$102,680	$90,500	$108,116	$119,000	$420,296

Gross profit	$26,558	$33,768	$4,264	$14,173	$78,763

Loss from operations	$(564,739)	$(523,247)	$(574,700)	$(782,102)	$(2,444,788)

Net loss	$(571,255)	$(523,247)	$(582,122)	$(795,846)	$(2,472,470)

Net loss per share — basic and diluted	$(0.10)	$(0.09)	$(0.09)	$(0.12)	$(0.40)

LIGHTFIRST INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS — (Continued)

LIGHTFIRST INC.

STOCK ORDER FORM

(Instructions on page iii)

DEADLINE AND DELIVERY	FOR INTERNAL USE

EXPIRATION DATE: 5:00 p.m., Chicago time, on . This original Stock Order Form, properly executed and with full payment, must be received (not postmarked) by our Escrow Agent by this deadline. Stock Order Forms received after this deadline will not be honored. Delivery will be accepted by the return envelope provided, or by overnight delivery to the address on page v.	Date Rec’d Batch No. ---------------------- Order No.

YOU MUST PRINT CLEARLY AND COMPLETE ALL APPLICABLE AREAS.

(1)	SHARES REQUESTED (100 share minimum)

Number of Shares		Price per Share		Amount Due
	X	$10.00	=

(2)	METHOD OF PAYMENT (Cash and wires will not be accepted)

PAYMENT MUST BE MADE BY CHECK OR MONEY ORDER AND MUST ACCOMPANY THIS ORDER FORM. Enclosed is/are personal check(s), bank check(s) or money order(s) payable to “JPMorgan Chase Trust” totaling: $

(3)	PURCHASER INFORMATION (CHECK ONLY ONE BOX)

Note: If more than one category applies, mark the box beside the category that is shown earliest in the list.

☐	City Manager or Community Associate — You are a participant in the LightFirst Associate Program, have electronically or physically executed a LightFirst Independent Agent Agreement, and that Agreement is currently in effect.

☐	Independent Contractor — You are an independent contractor or a member of the immediate family of an independent contractor working on a part-time basis for LightFirst as part of the Student Internship Program, Call Center Program, or Internet Trainer Program. If you are not the independent contractor, but an immediate family member, write the independent contractor’s name and your relationship to that person in the spaces below:

Independent Contractor’s Name:

Relationship: I am the independent contractor’s

☐ Customer — You have an active LightFirst Internet access account.

Primary Account Log-in Name:

☐	Business Relationships — You are the owner or an employee of a business with which we maintain a relationship, including a business that participates in our Community Directory program:

Name of Business:

Your position/relationship to Business (circle one): A. Owner B. Employee

☐	Community Member — Your primary residence in located in one of the following Illinois counties: Cook, DuPage, Kane, Kendall, Lake, McHenry, Will.

☐    All Others

(4)	LIGHTFIRST DIRECTORS, EXECUTIVE OFFICERS, ASSOCIATES

☐    Check here if you are a LightFirst director or executive officer.

☐	Check here if you are a member of the immediate family of a LightFirst director or executive officer. (See definition on reverse side of this Form.)

i

(5) FORM OF STOCK OWNERSHIP (Check One — See Ownership Definitions on pages iii-iv).

☐ Individual	☐ Corporation
☐ Joint Tenants	☐ Partnership
☐ Tenants in Common	☐ Uniform Transfers to Minors
☐ Trust (Under Agreement Dated ------------)	☐ Other

FOR BROKER USE ONLY:    ☐    IRA

Social Security # of Beneficial Owner:

(6)	STOCK REGISTRATION (PRINT clearly and provide all information, which will be used for stock certificate delivery and future mailings).

(First Name, Middle Initial, Last Name)	----------------------------------------------------- (Social Security No./Tax ID No., certificate will show only this number)

(First Name, Middle Initial, Last Name)	----------------------------------------------------- (Social Security No./Tax ID No.)

(Street Address)	----------------------------------------------------- (Daytime Phone Number)

(City, State, Zip Code)	----------------------------------------------------- (Evening Phone Number)

(7)	NATIONAL ASSOCIATION OF SECURITIES DEALERS (“NASD”) AFFILIATION

(CHECK ONLY IF APPLICABLE)

☐	Check here if you are a member of the NASD or a person affiliated with an NASD member or a member of the immediate family of any such person to whose support such person contributes directly or indirectly, or if you have an account in which an NASD member, or person associated with an NASD member, has a beneficial interest.

I agree 1) not to sell, transfer or hypothecate the stock for period of three months following issuance; and 2) to report this subscription in writing to the applicable NASD member within one day of payment for the stock.

(8) ACKNOWLEDGEMENT AND SIGNATURE

I acknowledge receipt of the Prospectus dated August   , 2004 and that I have read it thoroughly, including the section titled “Risk Factors”. The undersigned agrees that after receipt by JPMorgan Chase, this Stock Order Form may not be modified or withdrawn without LightFirst’s consent. I certify that the Social Security or Tax ID information and all other information provided hereon are true, correct and complete.

One signature required. If signing as a custodian, corporate officer, etc., please include your full title.

Signature Date

Title (if applicable)

ORDER NOT VALID UNLESS SIGNED

Questions? See page iii for instructions, or call the Stock Information Center at

1-877-LF-OFFER [1-877-536-3337], Mon.-Fri., 9:00 a.m. to 9:00 p.m., Central time.

STOCK ORDER FORM INSTRUCTIONS

(1) SHARES REQUESTED — Indicate the number of shares that you wish to purchase, and indicate the total amount due. The minimum purchase is 100 shares.

(2) METHOD OF PAYMENT — CHECKS OR MONEY ORDERS: Make personal checks, bank checks or money orders payable to JPMorgan Chase Trust. These funds will be held in escrow until the closing of the offering. YOU MAY NOT USE CASH OR WIRE TRANSFERS TO PAY FOR STOCK.

Note: If you want to use funds in a retirement account (such as an IRA or Qualified Plan), please contact the financial institution where the retirement account is located for information on the rules governing your account and on the procedure for obtaining a check to submit along with this order form. Your ability to use retirement account funds for the purchase of shares is determined by the rules governing your account as established by your financial institution and/or regulatory agencies. Accordingly, we cannot guarantee that you will be able to use such funds for the purchase of shares, and you must rely upon the information provided to you by your financial institution to determine the availability of funds for this purpose.

(3) PURCHASER INFORMATION — We are conducting a direct public offering using a system of priority allocation. To the extent that we receive offers to purchase more than the maximum number of shares, we will allocate the shares available to purchasers according to the priorities as set forth on page 64 of the Prospectus. The categories listed on the Stock Order Form are listed in order of preference. Therefore, if you fall into more than one category, you should mark the box beside the category that is shown earliest in the list. Consult the following definitions to determine your eligibility in each category.

City Manager or Community Associate: You have electronically or physically executed a LightFirst Independent Agent Agreement and are an active participant in the LightFirst Associate Program as of the date you submit this order form.

Independent Contractor: You are, as of the date you submit this order form, an independent contractor or a member of the immediate family of an independent contractor working on a part-time basis for LightFirst as part of the Student Internship Program, Call Center Program, or Internet Trainer Program.

Customer: You have an active LightFirst Internet access account as of the date you submit this order form.

Community Directory Participant: You are the owner or an employee of a business listed in the LightFirst Community Business Directory as of the date you submit this order form.

Community Member: As of the date you submit this order form, you live in a community that LightFirst serves. For the purposes of this offering, individuals whose primary residence is located in one of the following Illinois counties are considered part of the “Community Member” category: Cook, DuPage, Kane, Kendall, Lake, McHenry, and Will.

If you do not meet the criteria of any of these categories, mark the box labeled “All Others.” See the sections of the Prospectus entitled “Plan of Distribution”, beginning on page      , for explanation of purchase priorities in the Offering.

(4) LIGHTFIRST DIRECTORS, EXECUTIVE OFFICERS AND THEIR ASSOCIATES — If applicable, check the appropriate box. Immediate family members are spouse, parents, siblings and children who live in the same household as the director or executive officer of LightFirst Inc.

(5) FORM OF STOCK OWNERSHIP — For reasons of clarity and standardization, the stock transfer industry has developed uniform stockholder registrations that we will utilize in the issuance of LightFirst stock certificates. If you have any questions, please consult your legal advisor. When registering stock, avoid the use of two initials. Use first name, middle initial and last name. Check the one box that applies.

BUYING STOCK INDIVIDUALLY: Indicate the name, mailing address and Social Security Number of the individual owner. Include the first name, middle initial and last name of the individual. Avoid using two initials. Omit words that do not affect ownership, such as “Mrs.”, “Dr.”, “special account”, etc. You may not indicate a beneficiary. Upon the individual’s death, the stock will be owned by the individual’s estate and distributed as indicated by the will or otherwise in accordance with law.

BUYING STOCK JOINTLY: Two alternatives exist when registering stock in more than one name:

JOINT TENANTS — Joint Tenancy (with Right of Survivorship) may be specified to identify two or more owners where ownership is intended to pass automatically to the surviving tenant(s). All owners must agree to the transfer or sale of shares held in this form.

TENANTS IN COMMON — Tenants in Common may also be specified to identify two or more owners. When stock is held as Tenants in Common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares.

BUYING STOCK FOR A MINOR: A minor may acquire stock under the Uniform Transfer to Minors Act if the minor is the actual owner of the stock, with an adult custodian listed on the registration who is responsible for the investment until the minor reaches legal age (18 or 21 years or age, depending on the state). Only one minor and one custodian may be listed. How to complete Section 6 (Stock Registration) when buying stock for a minor: On the first line, print the first name, middle initial and last name of the custodian; after the name write the initials “CUST. On the second line, print the first name, middle initial and last name of the minor. To the right of the minor’s name, indicate his or her Social Security Number ONLY; do not list the custodian’s Social Security Number. Standard postal service state abbreviations should be used. For example, stock held by John P. Doe as custodian for Susan A. Doe under the Illinois Uniform Transfer to Minors Act will be abbreviated John P. Doe, CUST Susan A. Doe UTMA-IL.

BUYING STOCK FOR A CORPORATION/PARTNERSHIP: On the first name line, write the name of the corporation or partnership and list that entity’s Tax ID Number.

BUYING STOCK THROUGH AN IRA: Stock may be purchased using self-directed Individual Retirement Accounts which have the ability to hold the securities, such as at a brokerage firm. Please contact your financial institution for information on the rules governing your account.

FOR BROKER/TRUSTEE USE ONLY — How to complete Section 6 (Stock Registration) when buying stock using a self-directed retirement account: Registration should be completed to reflect your firm’s registration requirements for any subsequent mailings, including stock certificates. For example, on the first line you would indicate the name of the firm followed by “TRUSTEE” or “CUSTODIAN”. On the second line, indicate the name of the beneficial owner, for example: “FBO JOHN SMITH IRA”. You may also indicate the owner’s account number or other identifying information. Indicate the address and name of the department at your firm to which mailings should be directed. Also indicate the Tax ID Number under which your firm’s IRAs are reported.

BUYING STOCK IN A TRUST/FIDUCIARY CAPACITY: Information provided with respect to stock to be held in a fiduciary capacity must include:

-	The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual.

-	The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, etc.

-	A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation may be required to register your stock.

-	The date of the document governing the relationship, except that the date of a trust created by a will need not be included.

-	The name of the maker, donor or testator and the name of the beneficiary. An example of fiduciary ownership of stock in the case of a trust is: John P. Doe, Trustee Under Agreement Dated 10-1-87 for Susan A. Doe.

(6) STOCK REGISTRATION — Clearly print the name(s) and address in which you want the stock certificate registered and mailed. The first number listed will be identified with the stock certificate for tax purposes. Listing a phone number is important. NOTE: ONE STOCK CERTIFICATE WILL BE GENERATED PER ORDER FORM. IF VARIOUS REGISTRATIONS AND SHARE AMOUNTS ARE DESIRED, A SEPARATE STOCK ORDER FORM MUST BE COMPLETED FOR EACH CERTIFICATE DESIRED. CONTACT THE STOCK INFORMATION CENTER IF YOU NEED ADDITIONAL FORMS.

(7) NASD AFFILIATION — If applicable, check the box.

(8) ACKNOWLEDGMENT AND SIGNATURE — Please review this Form before signing. Stock Order Forms submitted without a signature will not be accepted. Only one signature is required. If signing as a custodian, trustee, corporate officer, etc., please include your title. If exercising a Power of Attorney (“POA”), submit a copy of the POA agreement.

If via U.S. Postal Service, please address deliveries to the following address:

(Note: You may use the return envelope provided.)

JPMorgan Chase Trust

Church Street Station
P.O. Box 6126
New York, NY 10249-6126

If via overnight delivery, please address to:

JP Morgan Chase

Image Lockbox
PO Box 006126
4 Chase Metrotech Ctr. – 7th Fl. East
Brooklyn, NY 11245

QUESTIONS? Call the Stock Information Center at 1-877-LF-OFFER [1-877-536-3337],

Mon. - Fri., 9:00 a.m. to 9:00 p.m., Central time.

v

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC and NASD registration fees. We will pay all of the expenses set forth below.

SEC registration fee	$1,618
American Stock Exchange listing fee	$40,000
Legal fees and expenses	$175,000
Accounting fees and expenses	$55,000
Transfer agent and registrar fees and expenses	$15,000
Selling expenses	$125,000
Miscellaneous, printing, etc	$105,000

Total	$516,618

Item 14.	Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify, subject to the standards set forth therein, any person who is a party to any action in connection with any action, suit, or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of the corporation, or is or was serving as such with respect to another entity at the request of the corporation. The DGCL also provides that a corporation may purchase insurance on behalf of any such director, officer, employee or agent. Article V of the Registrant’s Bylaws provides that the Registrant must indemnify its officers and directors to the fullest extent as indemnification may be permitted under Delaware law, and Article V of the Registrant’s Bylaws further provides that the Registrant may similarly indemnify its employees and agents in the discretion of the board of directors.

      Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director’s liability: (1) for any breach of director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Registrant’s Certificate of Incorporation provides for the elimination or limitation of personal liability set forth pursuant to Section 102(b)(7) of the DGCL. The effect of the above-described provisions and agreements is to indemnify the directors and officers of the Registrant against all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Registrant, to the fullest extent permitted by law.

Item 15.	Recent Sales of Unregistered Securities

      The following is a summary of transactions by the Registrant since it was founded on April 11, 2001 involving sales of its securities that were not registered under the Securities Act of 1933, as amended (the “Act”):

•	The Registrant sold 5,000,000 shares of its common stock to Martin P. Gilmore on April 11, 2001 (the date of the Registrant’s inception) for $100. The Registrant made this sale in reliance upon the exemption from registration contained in Section 4(2) of the Act. The Registrant qualified to use this exemption because the Registrant is the issuer of the securities that were sold, and the transaction by which such securities were sold did not involve a public offering.

•	The Registrant sold 600,000 shares of its common stock to Robert L. Gritzke on May 21, 2001 for $600,000 in cash and marketable securities. The Registrant made this sale in reliance upon the exemption from registration contained in Section 4(2) of the Act. The Registrant qualified to use this exemption because the Registrant is the issuer of the securities that were sold, and the transaction by which such securities were sold did not involve a public offering.

•	The Registrant sold 600,000 shares of its common stock to Richard R. Gritzke on May 21, 2001 for $600,000 in cash and marketable securities. The Registrant made this sale in reliance upon the exemption from registration contained in Section 4(2) of the Act. The Registrant qualified to use this exemption because the Registrant is the issuer of the securities that were sold, and the transaction by which such securities were sold did not involve a public offering.

•	The Registrant sold 187,000 shares of its common stock to Karl Brenza on May 15, 2001 for $50. The Registrant made this sale in reliance upon the exemption from registration contained in Section 4(2) of the Act. The Registrant qualified to use this exemption because the Registrant is the issuer of the securities that were sold, and the transaction by which such securities were sold did not involve a public offering.

•	The Registrant granted 20 options to purchase an aggregate of 88,750 shares of its common stock at an exercise price of $2.50 per share to 10 of its employees on January 5, 2002. Such options were granted under individual stock option agreements and under the Registrant’s 2002 Stock Option Plan, and each such option remains outstanding. These options expire on January 5, 2007. All of the options issued by the Registrant were issued pursuant to Rule 701 under the Act as written compensatory benefit plans and contracts.

•	The Registrant awarded 250 shares of its common stock to each of 76 of its City Managers in June 2003 in recognition of their sales and marketing services to promote the Registrant’s business in their respective territories on behalf of the Registrant. The Registrant received no cash for these shares. The Registrant made these awards pursuant to a written compensatory agreement in reliance on Rule 701 under the Act.

      The recipient of securities in each transaction described above represented his, her or its intention to acquire the applicable securities not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the instruments issued in each transaction. No underwriters were involved in such transactions.

Item 16.	Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit		Description

†3	.1	Certificate of Incorporation of the Registrant
†3	.2	Bylaws of the Registrant
†4	.1	Specimen Common Stock Certificate of the Registrant
††5	.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding the legality of the securities being registered
†10	.1	Employment Agreement between the Registrant and Martin P. Gilmore
†10	.2	2002 Stock Option Plan of the Registrant
††10	.3	Promissory Note made by Registrant in favor of Richard R. Gritzke on July 15, 2002 and Modifications and Extensions thereof
††10	.4	Promissory Note made by Registrant in favor of Richard R. Gritzke on November 2, 2002 and Modifications and Extensions thereof
††10	.5	Revolving Line of Credit Loan Agreement, Secured Promissory Note and Security Agreement between the Registrant and Robert L. Gritzke, dated December 12, 2002, Modification and Extension thereof and Waiver
†10	.6	Asset Purchase Agreement between the Registrant and Avenew.com, Inc. dated April 9, 2001
††10	.7	Escrow Agreement
†10	.8	First Amendment to the Lease between the Registrant and BB&K/Northwest Point, LLC, dated May 19, 2003; General Release and Novation Agreement among the Registrant, BB&K/Northwest Point, LLC, and AT&T Corp., dated May 19, 2003; and Office Lease between BB&K/Northwest Point, LLC and Concert USA, dated August 1, 2000.
†10	.9	Service Agreement between the Registrant and SBC Communications Inc. dated September 24, 2003
†10	.10	Service Agreement between the Registrant and SBC Communications Inc. dated October 20, 2003
†10	.11	Collocation Agreements between the Registrant and Qwest Communications Corp. dated July 11, 2003
†10	.12	Form of Deferred Compensation Agreement
†10	.13	Registration Agreement between the Registrant and Robert L. Gritzke dated May 1, 2001
†10	.14	Registration Agreement between the Registrant and Richard R. Gritzke dated May 1, 2001
††23	.1	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1)
#23	.2	Consent of Mengel Metzger Barr & Co. LLP
††99	.1	Form of Stock Order Form
#99	.2	Consent of Director Nominee Thomas M. Wheeler
#99	.3	Consent of Director Nominee John R. Rehayem
#99	.4	Consent of Director Nominee Stephen J. Kennedy

†	Previously filed. Incorporated herein by reference to Registrant’s registration statement on Form S-1 (File No. 333-107769).

††	Previously filed.

#	Filed herewith.

*	To be filed by amendment.

Item 17.     Undertakings

      A. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      C. The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Elk Grove Village, State of Illinois, on August 18, 2004.

LIGHTFIRST INC.

/s/ MARTIN P. GILMORE

Martin P. Gilmore
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARTIN P. GILMORE Martin P. Gilmore	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 18, 2004

/s/ MARTIN P. GILMORE Martin P. Gilmore	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2004

EXHIBIT INDEX

Exhibit		Description

†3	.1	Certificate of Incorporation of the Registrant
†3	.2	Bylaws of the Registrant
†4	.1	Specimen Common Stock Certificate of the Registrant
††5	.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C. regarding the legality of the securities being registered
†10	.1	Employment Agreement between the Registrant and Martin P. Gilmore
†10	.2	2002 Stock Option Plan of the Registrant
††10	.3	Promissory Note made by Registrant in favor of Richard R. Gritzke on July 15, 2002 and Modifications and Extensions thereof
††10	.4	Promissory Note made by Registrant in favor of Richard R. Gritzke on November 2, 2002 and Modifications and Extensions thereof
††10	.5	Revolving Line of Credit Loan Agreement, Secured Promissory Note and Security Agreement between the Registrant and Robert L. Gritzke, dated December 12, 2002, Modification and Extension thereof and Waiver
†10	.6	Asset Purchase Agreement between the Registrant and Avenew.com, Inc. dated April 9, 2001
††10	.7	Escrow Agreement
†10	.8	First Amendment to Lease between the Registrant and BB&K/Northwest Point, LLC, dated May 19, 2003; General Release and Novation Agreement among the Registrant, BB&K/Northwest Point, LLC, and AT&T Corp., dated May 19, 2003; and Office Lease between BB&K/Northwest Point, LLC and Concert USA, dated August 1, 2000.
†10	.9	Service Agreement between the Registrant and SBC Communications Inc. dated September 24, 2003
†10	.10	Service Agreement between the Registrant and SBC Communications Inc. dated October 20, 2003
†10	.11	Collocation Agreements between the Registrant and Qwest Communications Corp. dated July 11, 2003
†10	.12	Form of Deferred Compensation Agreement
†10	.13	Registration Agreement between the Registrant and Robert L. Gritzke dated May 1, 2001
†10	.14	Registration Agreement between the Registrant and Richard R. Gritzke dated May 1, 2001
††23	.1	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1)
#23	.2	Consent of Mengel Metzger Barr & Co. LLP
††99	.1	Form of Stock Order Form
#99	.2	Consent of Director Nominee Thomas M. Wheeler
#99	.3	Consent of Director Nominee John R. Rehayem
#99	.4	Consent of Director Nominee Stephen J. Kennedy

†	Previously filed. Incorporated by reference to Registrant’s registration statement on Form S-1 (File No. 333-107769).

††	Previously filed.

#	Filed herewith.

*	To be filed by amendment.